UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 6, 2016, at 11:00 a.m., local time, for the following purposes:

1.	To elect two Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s Code of Regulations to provide an exclusive forum for the adjudication of certain legal actions;

3.	To consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan;

4.	To consider and vote upon a proposal to adopt the Company’s Outside Directors Restricted Share Unit Plan;

5.	To consider and vote upon a proposal to adopt the Company’s One Team Incentive Plan;

6.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016;

7.

To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders; and

8.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 8, 2016, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

MELISSA A. CENTERS

Secretary

Dated: March 24, 2016

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT SUMMARY

You have received this Proxy Statement because the Board of Directors of STFC is soliciting your proxy to vote your Common Shares at the 2016 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this Proxy Statement. Defined terms used in this summary have the meanings given to such terms elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in voting your Common Shares, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find more detailed information in this Proxy Statement. The date this Proxy Statement and the related proxy materials are first being sent or given to shareholders and being made available on the internet is approximately March 24, 2016.

2016 ANNUAL MEETING OF SHAREHOLDERS

Time: May 6, 2016, 11:00 a.m., local time

Place: 518 East Broad Street, Columbus, Ohio 43215

Record Date: You may vote if you were a shareholder of record at the close of business on March 8, 2016 (page 1).

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	4
Vote on Proposed Amendment to Company’s Code of Regulations to provide an exclusive forum for the adjudication of certain legal actions	FOR	10
Vote on Proposed Amendment to Company’s 2009 Equity Incentive Compensation Plan	FOR	12
Vote on Proposed Adoption of Company’s Outside Directors Restricted Share Unit Plan	FOR	19
Vote on Proposed Adoption of the Company’s One Team Incentive Plan	FOR	23
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR	26
Advisory Vote to Approve Compensation of STFC’s Named Executive Officers	FOR	27

Our Board of Directors is not aware of any matter that will be presented for a vote at the 2016 Annual Meeting of Shareholders other than those shown above.

i

State Automobile Mutual Insurance Company (“State Auto Mutual”) owns approximately 62.6% of the outstanding Common Shares of STFC. State Auto Mutual has expressed an intention to vote FOR each of the voting matters listed above.

How to Cast Your Vote (as discussed on the proxy card)

You can vote by any of the following methods:

•	via the internet (www.proxyvote.com) until 11:59 p.m. Eastern time on May 5, 2016;

•	via telephone by calling 1-800-690-6903 until 11:59 p.m. Eastern time on May 5, 2016;

•

if you received a proxy card or voting instruction form in the mail, by completing, signing, dating, and returning your proxy card or voting instruction form in the return envelope provided to you in accordance with the instructions provided with the proxy card or voting instruction form; or

•	in person at the 2016 Annual Meeting of Shareholders.

Director Nominees (pages 4 and 5)

Name	Age	Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Robert E. Baker	69	2007	Executive VP of DHR International, Inc.	X	Audit, Comp
Thomas E. Markert	58	2007	Executive	X	Comp, Indep, N&G, Risk

Directors Continuing in Office (pages 5-7)

Name	Age	Director Since	Principal Occupation	Independent Yes No		Current Committee Memberships*	Other Public Company Boards
David J. D’Antoni	71	1995	Retired	X		Comp, Indep, I&F, N&G	2
Michael J. Fiorile	61	2015	President and CEO of Dispatch Printing Co.	X		N&G, Risk
Michael E. LaRocco	59	2015	Chairman, President and CEO of STFC		X	I&F
Eileen A. Mallesch	60	2010	Retired	X		Audit, Comp, Indep	1
David R. Meuse	70	2006	Principal of Stonehenge Partners Corp.	X		Audit, Indep, I&F
S. Elaine Roberts	63	2002	President and CEO of Columbus Regional Airport Authority	X		Comp, Indep, N&G, Risk

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee;

I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee; Risk = Risk Committee

INFORMATION ABOUT OUR BOARD AND BOARD COMMITTEES (pages 31-33)

	Number of Members	Percent Independent	Number of Meetings During Fiscal 2015
Full Board	8*	87%	5
Audit Committee	4	100%	9
Compensation Committee	5	100%	7
Independent Committee	6	100%	1
Investment and Finance Committee	4	75%	4
Nominating and Governance Committee	4	100%	6
Risk Committee	4	100%	4

During 2015, five incumbent Board members attended 100% of the meetings of the Board and Board committees on which they served. Our other three incumbent Board members attended 90% or more of the meetings of the Board and Board committees on which they served.

GOVERNANCE FACTS

Size of Board	8	*
Number of Independent Directors	7
Audit Committee Comprised Entirely of Independent Directors	YES
Compensation Committee Comprised Entirely of Independent Directors	YES
Nominating and Governance Committee Comprised Entirely of Independent Directors	YES
Risk Committee Comprised Entirely of Independent Directors	YES
Independent Lead Director	YES
Majority Voting for Election of Directors	NO
Annual Advisory Vote on Executive Compensation	YES
Annual Board and Committee Self-Evaluations	YES
Stock Ownership Guidelines for Directors and Executive Officers	YES
All Current Directors Own Company Stock	YES
Restrictions on Pledging of Company Shares by Directors and Executive Officers	YES
“Clawback” Obligations Imposed on Named Executive Officers	YES
Directors and Executive Officers Permitted to Hedge Company Shares	NO
Directors Involved in Related Party Transactions	NO
Super Majority Vote to Approve Amendments to Charter or Bylaws	NO
Shareholder Rights Plan (Poison Pill)	NO

*The size of the Board is fixed at nine. Currently, there are eight incumbent directors. If both nominees are elected directors on May 6, 2016, there will be eight directors on the Board and one vacancy. Our Board of Directors believes it is desirable to have a vacancy available which could be filled by our Board without the time and expense involved in holding a special meeting of shareholders should a person who could make a valuable contribution as a director become available.

2015 BUSINESS RESULTS

Our 2015 results (on a GAAP basis) include:

•	combined ratio of 101.5%, which represented a 4.0% improvement compared to 2014;

•

net income of $51.2 million, which represented a decrease of $56.2 million from 2014; (Our 2014 net income included a non-cash income tax benefit of $82.6 million related to the reversal of a valuation allowance against our net deferred tax assets.)

•	earnings per diluted share of $1.23, which represented a decrease of $1.37 per share from 2014;

•	non-cat loss and loss adjustment expense (LAE) ratio of 63.9%, which represented a 4.9% improvement compared to 2014;

•	return on average equity of 5.8%, which represented a 7.2% decrease compared to 2014;

•	our stock price decreased approximately 7.3% from December 31, 2014 to December 31, 2015; and

•	book value per share of $21.40 at December 31, 2015, which represented an increase of $0.08 per share from December 31, 2014.

The portion of the performance-based compensation awarded to our Named Executive Officers (“NEOs”) for 2015 performance is determined by the results that we and the State Auto Group achieve with respect to certain of these and other financial measures. See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding our executive compensation program and the performance-based compensation awarded to our NEOs in 2015.

PRIMARY COMPONENTS OF OUR 2015 EXECUTIVE COMPENSATION PROGRAM (page 49)

Component	Form	Key Features
Base Salary	Cash

•   Intended to attract and retain top-caliber executives.

•   Generally based on the median level of base salary for the executive in our competitive market, but may vary based on the executive’s scope of responsibility or unique skills or expertise.

Short-Term Incentive	Cash

•   Intended to focus our executives on achieving the objectives of our annual operating plan and balance the focus of our long-term incentive plans.

•   Consists of a Company performance component (65%-75% weighting in 2015) and an individual performance component (25%-35% weighting in 2015).

•   Payouts range from 10% of target payout to 200% of target payout depending on performance.

Performance Award Units	Cash

•   Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and balance the focus of our annual operating plan.

•   Payouts determined based on the performance of the State Auto Group compared to a peer group over a three-year performance period.

•   Payouts range from 40% of target payout to 200% of target payout depending on performance.

•   Represented 65% of the total long-term incentive opportunity awarded to each NEO in 2015, except for Mr. Garland whose long-term incentive opportunity was independently negotiated and determined in connection with his hiring.

Component	Form	Key Features
Stock Options	Equity

•   Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and build appropriate levels of Common Share ownership among our executive team.

•   One-third of the total options granted vests on each anniversary of the grant date.

•   Represented 20% of the total long-term incentive opportunity awarded to each NEO in 2015, except for Mr. Garland whose long-term incentive opportunity was independently negotiated and determined in connection with his hiring.

Restricted Common Shares	Equity

•   Intended to reduce our usage of Common Shares under our equity compensation plans, align the interests of the NEOs with the interests of our shareholders and encourage associate retention.

•   Vest on the third anniversary of the grant date.

•   Represented 15% of the total long-term incentive opportunity awarded to each NEO in 2015, except for Mr. Garland whose long-term incentive opportunity was independently negotiated and determined in connection with his hiring.

Perquisites	Cash; Benefits	• Intended to attract and retain top-caliber executives. • Are limited in value and participation.

IMPACT OF STATE AUTO GROUP ON 2015 COMPENSATION OF NEOs (page 42)

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2015 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates.

2015 EXECUTIVE COMPENSATION HIGHLIGHTS (page 40)

•

Base Salary. The base salaries of our NEOs increased by approximately 3% in 2015, except for Ms. Clark whose 17% increase was designed to move her compensation closer to the 75th percentile of the competitive market for similar executives to reward her for the results of her business unit and her strategic value to the Company. The increases were based on: (i) each NEO’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

•

Short-Term Incentive—Company Performance Goals. The payout on the Company performance goals for 2015 as a percentage of the target payout was 27.1%. Mr. LaRocco’s Company performance LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company. Mr. Garland’s Company performance LBP bonus was paid at target in accordance with the terms of his hiring arrangement. In February 2016, the Compensation Committee adjusted the LBP Combined Ratio and return on equity performance measures originally selected for the Company performance component of the LBP for 2015. The adjustments excluded from the LBP Combined Ratio and return on equity performance measure calculations $15.3 million in severance and retirement expenses (see “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process” for more information regarding these adjustments). Accordingly, the payouts on the Company performance goals for 2015 reflected the Adjusted LBP Combined Ratio, Adjusted Return on Equity and Non-Catastrophe Loss Ratio we achieved in 2015.

v

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Short-Term Incentive—Individual Performance Goals. The payout on the individual performance goals under the LBP as a percentage of the target individual performance LBP bonus for 2015 (where the target percentage equals 100%) was 140% for Mr. LaRocco, 115% for Mr. English, 150% for Ms. Clark and 90% for Mr. Fitch. Mr. LaRocco’s individual performance LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company. Mr. Garland’s individual performance LBP bonus was paid at target in accordance with the terms of his hiring arrangement. The payouts on the individual performance goals reflected the individual contributions of each NEO to our results.

•

Long-Term Incentive—Performance Award Units. Based on preliminary performance information (final information is not yet available) indicating that the State Auto Group’s overall performance for the 2013-2015 performance period relative to a peer group fell within the 30th percentile, we currently expect that the performance award units awarded to our NEOs (except for Ms. Clark) for the 2013-2015 performance period will be valued significantly below target. We currently expect that the PAUs awarded to Ms. Clark for the 2013-2015 performance period will be valued significantly above target as a result of the differences in the NEO Peer Group and performance measures applicable to her PAU award. The anticipated payouts on the PAUs awarded to the NEOs other than Ms. Clark for the 2013-2015 performance period reflected the direct statutory combined ratio, net written premium growth (excluding the impact of the quota share reinsurance agreement entered into by the State Auto Group on December 31, 2012 relating to its homeowners book of business (the “Quota Share Agreement”)) and surplus growth of the State Auto Group during the performance period relative to a peer group (excluding the impact of the Quota Share Agreement). The anticipated payout on the PAUs awarded to Ms. Clark for the 2013-2015 performance period reflected the direct statutory combined ratio, direct written premium growth and surplus growth of the State Auto Group relative to a peer group.

•	Long-Term Incentive—Equity Compensation. In 2015, we awarded stock options and restricted common shares to our NEOs.

Based on the approval of the “say-on-pay” vote at our 2015 Annual Meeting of Shareholders (approximately 99% of the votes cast), the Compensation Committee did not make any changes to our executive compensation program as a result of the 2015 “say-on-pay” vote.

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 6, 2016 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is March 24, 2016.

This Proxy Statement, the form of proxy, and the Company’s 2015 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 8, 2016 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 41,500,564 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of Class I directors), the nominees receiving the highest number of votes will be elected as directors. Shareholders do not have the right to cumulate their votes in the election of directors. Proposal One is considered a non-routine matter under the broker discretionary voting rules, and therefore, brokers may not vote uninstructed Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Abstentions and broker non-votes will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (approval of an amendment to the Company’s Code of Regulations to provide an exclusive forum for the adjudication of certain legal actions), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares. Abstentions on this Proposal will have the same effect as a vote against it. Proposal Two is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Two, your broker may vote your Common Shares on this Proposal at its discretion.

For Proposal Three (approval of an amendment to the 2009 Equity Incentive Compensation Plan), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions on this Proposal have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Three is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf, resulting in a broker non-vote. A broker non-vote will not have a positive or negative effect on the outcome of this Proposal. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Three.

For Proposal Four (approval of adoption of the Company’s Outside Directors Restricted Share Unit Plan), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions on this Proposal have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Four is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf, resulting in a broker non-vote. A broker non-vote will not have a positive or negative effect on the outcome of this Proposal. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Four.

For Proposal Five (approval of adoption of the Company’s One Team Incentive Plan), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions on this Proposal have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Five is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf, resulting in a broker non-vote. A broker non-vote will not have a positive or negative effect on the outcome of this Proposal. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Five.

For Proposal Six (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares present at the Annual Meeting. Abstentions on this Proposal will have the same effect as a vote against it. Proposal Six is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Six, your broker may vote your Common Shares on this Proposal at its discretion.

Proposal Seven (vote on compensation to the Company’s Named Executive Officers as described in this Proxy Statement) is advisory only and therefore is not binding on our Board of Directors. However, the Compensation Committee may take into account the outcome of Proposal Seven when considering future executive compensation arrangements. Abstentions on Proposal Seven have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Seven is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf, resulting in a broker non-vote. A broker non-vote will not have a positive or negative effect on the outcome of this Proposal. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Seven.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class I directors; (2) for the approval of an amendment to the Company’s Code of Regulations; (3) for the approval of an amendment to the Company’s 2009 Equity Incentive Compensation Plan; (4) for the adoption of the Company’s Outside Directors Restricted Share Unit Plan; (5) for the adoption of the Company’s One Team Incentive Plan; (6) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and (7) for the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 62.6% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL ONE OF THIS PROXY STATEMENT AND IN FAVOR OF EACH OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class I Directors

The number of directors is currently fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms.

The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. Robert E. Baker and Thomas E. Markert, the two persons recommended by the Nominating and Governance Committee of our Board of Directors, have been nominated for election as Class I directors at the Annual Meeting. Mr. Baker and Mr. Markert are incumbent Class I directors.

Alexander B. Trevor, who is currently the other Class I director, is retiring from the Board concurrently with the holding of the Annual Meeting. Our Nominating and Governance Committee reviewed potential candidates to replace Mr. Trevor but has not made any recommendations to our Board, thereby creating a vacancy in the Class I directors. No decision has been made to fill this vacancy. Our Board of Directors believes that it is desirable to have a vacancy available which could be filled by our Board without the time and expense involved in holding a special meeting of shareholders should a person who could make a valuable contribution as a director become available.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the two nominees named below as Class I directors, each to hold office until the 2019 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the two nominees named in this Proxy Statement.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES NAMED BELOW AS CLASS I DIRECTORS.

Backgrounds of Class I Director Nominees (Terms expiring in 2019)

Robert E. Baker

Robert E. Baker, 69, has been a director since 2007. Mr. Baker has also been a director of State Auto Mutual since March 2015. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from 1999 to 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from 2004 to 2006.

Mr. Baker has been nominated for election as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in compensation, marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 58, has been a director since 2007. Mr. Markert served as Executive Vice President of Research Now Group, Inc., a global online sampling and online data collection company, from August 2014 until November 2015. Mr. Markert was the Chief Executive Officer of Digital Tailwind LLC, a digital marketing agency, from April 2012 until May 2014. Mr. Markert was an officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, from May 2008 until April 2012. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 to May 2008. He also served as Global Chief Marketing and Client Service Officer of ACNielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. Mr. Market has also served on the board of directors of True Value Company, a retailer-owned wholesaler of hardware and related products, since April 2013.

Mr. Markert has been nominated for election as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in traditional and digital marketing, social media, branding and market research to the Board.

Backgrounds of Continuing Class II Directors (Terms expiring in 2017)

David J. D’Antoni

David J. D’Antoni, 71, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. D’Antoni was last nominated in 2014 to serve as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 70, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Partners Corp., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. Mr. Meuse was a director of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services, from August 2000 to April 2011. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

Mr. Meuse was last nominated in 2014 to serve as a director because of his experience as a senior executive, his former experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 63, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Ohio, since January 2003.

Ms. Roberts was last nominated in 2014 to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2018)

Michael J. Fiorile

Michael J. Fiorile, 61, has been a director since May 2015. Mr. Fiorile has also been a director of State Auto Mutual since 2003. Mr. Fiorile has served as Chief Executive Officer of The Dispatch Printing Company, a privately owned, regional broadcast media company, since January 2013, as its Vice Chairman since September 2015, and as its President since January 2005. He also has served as Vice Chairman and Chief Executive Officer of the company’s subsidiary, Dispatch Broadcast Group, which includes television and radio stations, since 1994.

Mr. Fiorile was nominated in 2015 to serve as a director because of his extensive experience as a senior executive of a privately held corporation, in particular his management experience with the operation of regulated entities. Mr. Fiorile also brings his extensive experience and familiarity with the State Auto Group1.

Michael E. LaRocco

Michael E. LaRocco, 59, has been a director and President and Chief Executive Officer of the Company since May 2015 and Chairman of the Company since January 2016. Mr. LaRocco has also served as President and Chief Executive Officer of State Auto P&C, Milbank and SAOH, each a wholly owned subsidiary of the Company, since May 2015, and as Chairman of State Auto P&C, Milbank and SAOH since January 2016. Mr. LaRocco has served as President, Chief Executive Officer and a director of State Auto Mutual since May 2015. Prior to joining the State Auto Group, Mr. LaRocco was with Business Insurance Direct, LLC (“BID”), an online seller of general liability and property insurance to small businesses, from December 2011 until April 2015. From January 2013 to July 2014, he was Chief Executive Officer of AssureStart Insurance Agency LLC (“AssureStart”), an online seller of general liability and property insurance to small businesses. BID had owned a minority interest in AssureStart until selling its interest to the majority owner of AssureStart in December 2014. Mr. LaRocco served as President and Chief Executive Officer of Fireman’s Fund Insurance Company, a property and casualty insurance company, from March 2008 to July 2011. Previously, he was an executive for Safeco Insurance Companies, which are property and casualty insurance companies, from July 2001 to July 2006.

Mr. LaRocco was nominated in 2015 to serve as a director of the Company because of his extensive and valuable experience gained over his career in the property and casualty insurance industry, including underwriting, sales, marketing, general management and many years as a senior executive of property and casualty insurance companies. In addition, he brings valuable experience in strategic planning, leadership development, product development and online marketing.

[1]

The State Auto Group refers to (1) the insurance subsidiaries of State Auto Financial Corporation: State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”) and State Auto Insurance Company of Ohio (“SAOH”) and to (2) State Automobile Mutual Insurance Company (“State Auto Mutual”) and its insurance subsidiaries and affiliates: State Auto Insurance Company of Wisconsin (“SAWI”), Meridian Security Insurance Company (“Meridian”), Patrons Mutual Insurance Company of Connecticut (“Patrons”), Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“ACIC”) and Bloomington Compensation Insurance Company (“BCIC”).

Eileen A. Mallesch

Eileen A. Mallesch, 60, has been a director since 2010. Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 to December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company.

Ms. Mallesch was last nominated in 2015 to serve as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, in particular in the insurance industry. She also brings gender diversity to the Board.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally. The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our NEOs (those persons listed in the Summary Compensation Table on page 65 of this Proxy Statement) as of March 8, 2016:

Name	Common Shares Beneficially Owned(1)		Stock Options(2)	Restricted Share Units(3)	Total Beneficial Ownership of Common Shares and RSUs		Percent of Class
Robert E. Baker	2,800		0	27,122	29,922		*
David J. D’Antoni	66,811		0	30,736	97,547		*
Michael J. Fiorile	0		0	3,316	3,316		*
Michael E. LaRocco	26,511	(4)(5)	0	N/A	26,511		*
Eileen A. Mallesch	3,800		0	20,437	24,237		*
Thomas E. Markert	500		0	27,122	27,622		*
David R. Meuse	65,000		0	28,921	93,921		*
Robert P. Restrepo, Jr.	—	(6)	—	—	—		—
S. Elaine Roberts	1,000		0	30,736	31,736		*
Alexander B. Trevor	500		0	28,921	29,421		*
Steven E. English	21,300	(5)(7)(8)	139,376	N/A	160,676		*
Jessica E. Clark	10,993	(5)(7)(8)	56,835	N/A	67,828		*
Kim B. Garland	8,033	(5)(9)	0	N/A	8,033		*
Clyde H. Fitch	—	(6)	—	—	—		—
James A. Yano	—	(6)	—	—	—		—
Stephen P. Hunckler	—	(6)	—	—	—		—
Directors and Officers as a group (20 persons)	284,143	(4)(5)(7)(8)(9)	369,417		653,560	(10)	1.56	%(10)

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. For Mr. D’Antoni, includes 1,100 Common Shares over which he exercises voting rights through a power of attorney on behalf of his mother.

(2)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 8, 2016.
(3)

Represents Restricted Share Units (“RSUs”) granted under the Outside Directors Restricted Share Unit Plan. See “Corporate Governance and Board of Directors—Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan which terminated by its own terms on May 31, 2015. Also see “Proposal Four” for a description of the new Outside Directors Restricted Share Unit Plan being proposed to replace the terminated plan.

(4)

Includes a restricted stock award of 7,902 Common Shares which are subject to a risk of forfeiture if, prior to May 7, 2018, Mr. LaRocco’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to May 7, 2018, Mr. LaRocco’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until May 7, 2018.

(5)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 3, 2016. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. LaRocco—7,461 Common Shares; Mr. English—2,334 Common Shares; Ms. Clark—2,079 Common Shares; Mr. Garland—2,079 Common Shares; and Officers as a group—22,477 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 3, 2019, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 3, 2019, the award recipient’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until March 3, 2019.

(6)	Messrs. Restrepo, Fitch, Hunckler and Yano are no longer employees of the Company, and the Company does not have beneficial ownership information on any of them as of the record date.
(7)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 5, 2015. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. English—2,471 Common Shares; Ms. Clark—2,192 Common Shares; and Officers as a group—8,892 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 5, 2018, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 5, 2018, the award recipient’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until March 5, 2018.

(8)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 6, 2014. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. English—2,572 Common Shares; Ms. Clark—1,857 Common Shares; and Officers as a group—8,830 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 6, 2017, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 6, 2017, the award recipient’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until March 6, 2017.

(9)

Includes restricted stock awards of 2,214 and 2,192 Common Shares, which are subject to a risk of forfeiture if, prior to August 24, 2018, Mr. Garland’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to August 24, 2018, Mr. Garland’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until August 24, 2018.

(10)	Does not include RSUs.

PROPOSAL TWO: AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve an amendment to the Amended and Restated Code of Regulations, as amended, of the Company, which we refer to as the “Current Regulations.” A copy of the proposed amendment to the Current Regulations, which we refer to as the “Proposed Amendment,” is attached to this Proxy Statement as Exhibit A.

Summary of Proposed Amendment

The Board of Directors approved the Proposed Amendment on November 6, 2015. The Proposed Amendment would add a new provision to the Current Regulations which would provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code or the Company’s articles of incorporation or code of regulations, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be (i) the Court of Common Pleas of Franklin County, Ohio, or (ii) if that court does not have jurisdiction, then the United States District Court for the Southern District of Ohio, Eastern Division sitting in Columbus, Ohio, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The Board of Directors believes the Proposed Amendment is in the best interests of the Company and its shareholders for the following reasons, among others, as further discussed below: (i) the benefits of allowing the Company to have its internal corporate claims resolved by state and federal courts situated in Columbus, Ohio (the “Designated Courts”), the courts most familiar with Ohio law; (ii) the cost savings associated with legal fees and other expenses that would otherwise be incurred if the Company was required to defend itself against the same allegations in multiple lawsuits filed in courts in multiple states; and (iii) the risks to the Company of being subjected to conflicting outcomes by courts in multiple states.

The State Auto Group markets its insurance products throughout the United States. Plaintiffs seeking to bring claims against the Company for the matters to which the Proposed Amendment relates could use the Company’s diverse operations to bring duplicative suits in multiple jurisdictions, or to choose a forum state that may not apply Ohio law to the Company’s internal affairs in the same manner as the Designated Courts would be expected to do so. The Board of Directors believes that the Designated Courts are best suited to address disputes involving the Company, given that the Company is incorporated in Ohio, has its headquarters in Columbus, Ohio, and the Designated Courts have expertise in matters involving Ohio law. Although some plaintiffs might prefer to litigate matters in a forum outside of Ohio because another court may be viewed as being more convenient and/or favorable to them, the Board of Directors believes that the benefits to the Company and its shareholders, including more efficient litigation, outweigh these concerns. In addition, adoption of the Proposed Amendment helps to reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent even though each forum purports to follow Ohio law. The Proposed Amendment still gives the Board of Directors the flexibility to consent to an alternative forum in instances when the Board deems it appropriate.

The Board of Directors is aware of certain other potential burdens and disadvantages to shareholders in connection with the adoption of the Proposed Amendment, including that plaintiffs who wish to file actions in multiple jurisdictions against the Company and/or its directors, officers and/or employees to increase the settlement value of their actions by increasing the Company’s costs to defend against multiple actions would prefer to be able to file actions in multiple jurisdictions. It is also possible that the Proposed Amendment could reduce the likelihood of litigation against the Company and its directors, officers and employees, which litigation may be in pursuit of matters beneficial to the Company and its shareholders if successful. Lastly, the Board of Directors is aware that certain proxy advisors and institutional holders may not support the adoption of the Proposed Amendment unless it can be shown that the Company has already suffered material harm as a result of multiple actions in different jurisdictions regarding the same matter.

However, the Company and the Board of Directors have reviewed these potential burdens and disadvantages and believe that the adoption of the Proposed Amendment is in the best interests of the Company and its shareholders. The Company and the Board of Directors have maintained strong governance standards based on best practices, many of which are described in this Proxy Statement. Accordingly, from a governance perspective, the Board of Directors believes that it is more beneficial to the Company and its shareholders to take preventative action before the Company and shareholders are harmed by the practice of actions being filed in plaintiff’s favorite jurisdiction or multiple jurisdictions.

If approved, this provision would require that state courts in which applicable claims are asserted in contravention of the Proposed Amendment be willing to enforce its terms. It cannot be assured that all state courts will determine the Proposed Amendment to be enforceable or will be willing to force the transfer of such proceedings to the Designated Courts.

The Proposed Amendment would amend the Current Regulations to add a new Article 10, the full text of which is attached to this Proxy Statement as Exhibit A. You should read Exhibit A in its entirety before making a decision as to how to vote your Common Shares in connection with Proposal Two.

Reasons for Shareholder Approval; Board Recommendation

The Current Regulations require shareholder approval for an amendment in the nature of the Proposed Amendment. The favorable vote of a majority of the outstanding Common Shares is required to approve Proposal Two. Abstentions on this Proposal will have the same effect as a vote against it. Broker non-votes will be counted for purposes of Proposal Two since this Proposal is considered a routine matter on which a broker or other nominee has discretionary authority to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO TO AMEND THE CURRENT REGULATIONS.

PROPOSAL THREE: AMENDMENT TO THE 2009 EQUITY INCENTIVE COMPENSATION PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan (the “2009 Equity Plan” or the “Plan”). This amendment, hereinafter referred to as the “Fourth Amendment,” would modify the Plan to: (i) authorize an additional 2,000,000 Common Shares for awards under the Plan; and (ii) add “policies in force” as a performance goal under the Plan. This modification is proposed to enable the Plan to continue to provide appropriate and meaningful awards and maintain the Plan on a competitive basis.

At the 2009 annual meeting, shareholders first approved the Plan. Shareholders approved the first and second amendments to the Plan at the 2011 and 2013 annual meetings, respectively. The third amendment was approved by the Board of Director in 2014, but shareholder approval was not required for that amendment.

Shares Available for Issuance under the Plan

A total of 3,000,000 Common Shares were reserved for awards under the Plan, 294,735 of which remain available for issuance as of March 8, 2016. Under the Fourth Amendment, an additional 2,000,000 Common Shares would be made available for awards under the Plan.

Each Common Share issued or transferred pursuant to an award of stock options will reduce the aggregate Plan limit of available Common Shares by one Common Share and each Common Share issued or transferred (and in the case of restricted shares, released from all substantial risk of forfeiture) pursuant to an award other than stock options will reduce the aggregate Plan limit of available Common Shares by (i) one Common Share if issued or transferred pursuant to an award granted prior to May 3, 2013; and (ii) three Common Shares if issued or transferred pursuant to an award granted on or after May 3, 2013.

No more than 33% of the Common Shares authorized for issuance under the Plan may be granted in the form of awards other than stock options. The maximum number of Common Shares subject to awards of options, restricted shares and performance shares that may be granted in any calendar year to any individual is 250,000 shares. The maximum number of performance units that may be granted in any calendar year to any individual is 100,000 performance units.

Summary of the Plan

The following discussion describes the important aspects of the Plan. This discussion is intended to be a summary of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, including the proposed Fourth Amendment, which is attached to this Proxy Statement as Exhibit B. This summary may not include some details that may be important to you. For this reason, you are encouraged to read the Plan in its entirety.

Purpose

The purpose of the Plan is to advance the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain highly qualified key employees and by providing such employees with additional incentives and compensation to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. These purposes will be achieved by granting to key employees equity-based awards, including stock options, restricted shares, performance shares, performance units and other stock-based awards.

Eligibility

Only employees of the Company or its parent or one of the Company’s or its parent’s subsidiaries or affiliates who perform services in an executive, administrative, professional or technical capacity and who, in the opinion of the committee administering the Plan, have responsibilities affecting the management, development or financial success of the Company or one of its subsidiaries or other affiliated entities are eligible to participate in the Plan. As of the date of this Proxy Statement, there were approximately 92 eligible employees.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee’s authority to administer the Plan includes, among other things, the authority to grant awards, including the number and type of awards, the frequency of award grants, the terms and conditions of the awards, the number of shares subject to each award and the expiration date of each award. Each award grant must be evidenced by a written award agreement between the employee to whom the award was granted and the Company. In granting awards, the Committee is required to consider the level and responsibility of an employee’s position, the employee’s performance, level of compensation and assessed potential, as well as any other factors deemed relevant by the Committee. The Committee is also authorized to determine the vesting requirements, if any, that will apply to award grants and to interpret the provisions of the Plan. The Committee has the authority to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), options that do not qualify as incentive stock options under the Code (these options are sometimes referred to as “non-qualified stock options”), restricted shares, performance shares, performance units and other stock-based awards. Awards may be granted alone or in addition to other awards granted under the Plan. No consideration is received by the Company or its subsidiaries for the granting of awards under the Plan.

Change in Control

Under the Plan, a “change in control” or “potential change in control” of the Company is generally defined by reference to the acquisition of a specified percentage of voting power, or a change in the composition of the Board of Directors, or an acquisition of the Company that requires shareholder approval, or a transaction involving the Company or its affiliates that requires shareholder approval and has the effect of causing the Company to cease to be a public company. If a participant incurs a termination of employment with the Company and any related entity within one year of the change in control or potential change in control or if the change in control or potential change in control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the transaction, all of the participant’s stock options which are not otherwise vested automatically vest and become exercisable in full and all restrictions applicable to any restricted stock, performance shares or performance units automatically lapse such that those awards become fully vested.

Within 30 days following a “change in control” or “potential change in control” of the Company, all outstanding options may be terminated by the Company upon the payment of cash in an amount equal to the difference between the exercise price of the option and the “change in control price” (generally defined to mean the highest fair market value of the Common Shares underlying the options at any time during the sixty-day period preceding the event that triggered the change in control or potential change in control provisions). If the change in control price is less than the exercise price, the option may be terminated without any payment.

Amendment and Termination

The Board of Directors may at any time suspend, amend or terminate the Plan. However, except as otherwise provided in the Plan, the Board of Directors may not take any action that materially and adversely affects any outstanding awards granted under the Plan without obtaining the consent of the individuals who have been granted such awards and certain amendments may require shareholder approval. In addition, no amendment may be made by the Board of Directors without shareholder approval if the amendment would effect any change which requires shareholder approval under any applicable laws or regulations, such as the Nasdaq Marketplace Rules.

By its terms, the Plan will automatically terminate in 2019.

Stock Options

Exercise Price. The exercise price of either incentive stock options or non-qualified stock options granted under the Plan may not be less than the fair market value of the Common Shares underlying the option at the time the option is granted. Fair market value is currently based upon the last sale price of the Common Shares as reported on the Nasdaq Stock Market as of the close of the trading day the option is granted. However, if a participant owns more than 10% of the combined voting power of all classes of stock issued by the Company, the exercise price of an incentive stock option granted to such person may not be less than 110% of such fair market value. The exercise price of any stock option granted under the Plan may not be changed or modified after the time of grant unless such change or modification is made with the prior approval of the Company’s shareholders. Except in connection with a corporate transaction involving the Company, the Company will not reduce the exercise price of outstanding stock options or cancel outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock option without shareholder approval.

Term. No stock option may be exercised more than ten years after the date of grant (five years with respect to an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock issued by the Company). Each stock option is subject to a minimum three-year vesting period. Participants whose employment is terminated for reasons other than retirement, disability or death must exercise all of their vested options within the earlier of 90 days of such termination or the expiration date of the option (options which are not vested immediately lapse). If a participant’s employment is terminated due to illegal conduct, all of such participant’s options, whether or not vested, immediately lapse without any further force or effect as of such termination). If the participant’s employment is terminated as a result of retirement, disability or death, all of such participant’s options, whether or not vested, become exercisable immediately and must be exercised by the following dates:

Reason for Termination of Employment	Incentive Stock Options	Non-Qualified Stock Options
• Retirement	• within the earlier of 90 days of such termination or the expiration date of the option	• on or before the expiration date of the option or, in the case of options granted on or after January 1, 2015, within the earlier of five years from retirement or the expiration date of the option

• Disability	• within the earlier of one year of such termination or the expiration date of the option	• on or before the expiration date

• Death	• within the earlier of one year of such termination or the expiration date of the option	• on or before the expiration date of the option or, in the case of termination within 90 days of the expiration date, within 180 days from the date of termination

Non-Transferability of Options. Options may be transferred only by will or the laws of descent and distribution except that the Committee may authorize gifts of options (provided that they are not incentive stock options) to a grantee’s parents, spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more of these persons or to a partnership whose only partners are one or more of these persons. In addition, non-qualified stock options and, if permitted by applicable law, incentive stock options may be transferred pursuant to “qualified domestic relations orders” to a grantee’s former spouse. Options may be exercised only by a grantee or his or her legal representative or, if gifted or otherwise transferred, by the permitted transferee or the transferee’s legal representative.

Restricted Shares

Restricted shares are Common Shares that are subject to a vesting schedule and other restrictions. The vesting schedule and the lapsing, if any, of the restrictions, are determined by the Committee. Each restricted share has a minimum three-year vesting period, except that restricted shares issued on or after January 1, 2014, shall immediately vest upon the participant’s death or retirement. Unless otherwise determined by the Committee, upon the voluntary or involuntary termination of the participant’s employment for any other reason, including disability, any shares still subject to restrictions will be forfeited. The Committee has the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the restricted shares during the restriction period.

Performance Shares and Units

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals established by the Committee are achieved during the performance period established by the Committee. In making such awards, the Committee establishes organizational performance goals, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders’ return or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m), which, depending on the extent to which they are met, determines the number and/or the value of performance shares and performance units to be paid out to participants. If the shareholders approve the Fourth Amendment, “policies in force” as defined in the Fourth Amendment, will be added to the list of organizational performance goals. The Committee also establishes the performance period for each award, which period may not be less than one calendar year.

The purchase price of performance shares will be established by the Committee, and may be zero. The maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares. Because (i) the maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 250,000 shares multiplied by the fair market value of such performance shares.

Performance units will have an initial dollar value established by the Committee at the time of the award, but will not be less than a value per unit equal to the fair market value of a Common Share of the Company. The maximum number of performance units that may be granted in any calendar year to any individual will be 100,000 performance units. Because (i) the maximum number of performance units that may be granted in any calendar year to any individual is 100,000 units, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 100,000 multiplied by the fair market value of the Common Shares.

Upon the termination of employment before the end of any performance period due to death, disability or change in control, the Committee, taking into consideration the performance of the participant and the performance of the Company over the performance period, may authorize the payment of all or a portion of the amount which would have been paid to the participant had such participant’s employment continued to the end of the performance period. If the participant’s employment terminates for any other reason, all performance shares and performance units are forfeited. The Committee will have the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the performance shares during the performance period. However, dividends and/or dividend rights may not be granted in connection with unearned performance shares.

Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Common Shares and factors that may influence the value of Common Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and awards valued by reference to the book value of Common Shares or the value of securities of or the performance of specified subsidiaries of the Company. The Committee determines the terms and conditions of such awards.

Non-Transferability of Awards Other than Options

Awards other than options granted under the Plan generally may not be sold, pledged, transferred or assigned. If the Committee makes an award under the Plan transferable, such award may contain such additional terms and conditions as the Committee deems appropriate.

Forfeiture Events

The Board may require that all or a portion of the value of the awards, as well as any gain on the exercise of awards, is subject to a repayment obligation upon (i) the violation of any non-competition and/or confidentiality obligations applicable to the participant, (ii) a financial restatement where the amount of the participant’s award was calculated based on the achievement of certain financial results which were the subject of a subsequent financial restatement and in which the participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the restatement (if the participant’s award would have been lower if the financials had been properly reported); or (iii) the participant engages in any wrongful conduct during the participant’s employment with the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates which has a material adverse effect on the Company or such entity.

Stock Price

On March 8, 2016, the closing price of the Common Shares as reported by the Nasdaq Stock Market was $21.50.

Number of Awards

The number of awards that an employee may receive under the Plan is at the discretion of the Committee and therefore cannot be determined in advance.

Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company and its affiliates of awards granted under the Plan. Tax consequences for any particular individual may be different.

Stock Options

Federal income taxation of the various events related to the options (option grant, option exercise and sale of shares) under the Plan is different for incentive stock options and non-qualified stock options.

Non-Qualified Stock Options. In general, for federal income tax purposes under present law:

(a)	The grant of a non-qualified stock option, by itself, will not result in income to the optionee.

(b)

Except as provided in (e) below, the exercise of a non-qualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares underlying the option on the date of exercise over the exercise price.

(c)

Except as provided in (e) below, the optionee’s tax basis of shares acquired upon the exercise of a non-qualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

(d)

No deduction will be allowable to the Company upon the grant of a non-qualified stock option, but upon the exercise of a non-qualified stock option, a deduction will be allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the optionee exercising the option if the Company withholds appropriate federal income tax and provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of a non-qualified stock option and the payment of the exercise price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of shares received will be the same as the tax basis of shares surrendered and the holding period of the optionee in shares received will include his or her holding period in shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such shares will be equal to the fair market value of such shares at the time of exercise and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

Incentive Stock Options. In general, for federal income tax purposes under present law:

(a)

Neither the grant nor the exercise of an incentive stock option, by itself, will result in income to the optionee; however, the excess of the fair market value of the shares underlying the option at the time of exercise over the exercise price is (unless there is a disposition of shares acquired upon exercise of an incentive stock option in the taxable year of exercise) includable in alternative minimum taxable income which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.

(b)

If shares acquired upon the exercise of an incentive stock option are disposed of in a taxable transaction after the later of two years from the date on which the incentive stock option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee’s basis which, except as provided in (e) below, is the exercise price.

(c)

Except as provided in (e) below, if the shares acquired upon the exercise of an incentive stock option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee upon exercise of the incentive stock option (a “disqualifying disposition”):

(i)

Ordinary income will be realized by the optionee at the time of the disqualifying disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the exercise price.

(ii)

Short-term or long-term capital gain will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

(iii)

Short-term or long-term capital loss will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the exercise price over the amount realized.

(d)

No deduction will be allowed to the Company with respect to incentive stock options granted or shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition, provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of shares to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to in (c) above) of the optionee in the shares received will include his or her holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of within one year after the shares are transferred to the optionee, the optionee will be treated as first disposing of the shares with a zero basis.

Restricted Shares, Performance Shares and Performance Units

A participant generally will not have taxable income at the time an award of restricted shares, performance shares or performance units is granted. Instead, he or she will recognize as ordinary income at the time of the lapse of the applicable restrictions an amount equal to the fair market value of the restricted shares, performance shares or performance units at the time of such lapse. However, the recipient of a restricted shares, performance shares or performance units award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the Company satisfies applicable withholding requirements and the deduction is not otherwise disallowed under the Code.

Reasons for Shareholder Approval; Board Recommendation

Under the Nasdaq Marketplace Rules, the Company is required to receive shareholder approval for modifications to the material terms of stock option and purchase plans in which officers or employees participate. For this reason, the Company’s shareholders are being asked to approve the Fourth Amendment.

The favorable vote of a majority of the outstanding Common Shares voted on this Proposal is required to approve the Fourth Amendment. Abstentions will have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOURTH AMENDMENT.

PROPOSAL FOUR: APPROVAL OF MATERIAL TERMS

OF THE OUTSIDE DIRECTORS RESTRICTED SHARE UNIT PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve the material terms of the State Auto Financial Corporation Outside Directors Restricted Share Unit Plan (the “Proposed RSU Plan”). The Board of Directors approved the terms of the Proposed RSU Plan on March 4, 2016. Many terms of the Proposed RSU Plan are substantially the same as the Company’s previous outside directors restricted share unit plan approved by the shareholders on May 11, 2005, which plan terminated by its own terms on May 31, 2015. One difference is an increase in the maximum numbers of Restricted Share Units that can be awarded under the Proposed RSU Plan.

Restricted Share Units to be Granted under the Proposed RSU Plan

Promptly following each annual meeting of the shareholders of the Company on and after the date of approval of the Proposed RSU Plan by the shareholders of the Company, each non-employee member of the Board of Directors (an “Outside Director”) shall be automatically granted an award of restricted share units (“Restricted Share Units”) in such number as determined by the administrative committee in accordance with the terms of the Proposed RSU Plan. The administrative committee of the Proposed RSU Plan has the power to increase or decrease the number of Restricted Share Units to be awarded to each Outside Director not to exceed a maximum annual award of 10,000 Restricted Share Units, without shareholder approval, if the administrative committee believes the increase or decrease is warranted to maintain director compensation at an appropriate level.

Summary of the Proposed RSU Plan

The following discussion of the Proposed RSU Plan is qualified in its entirety by reference to the full text of the plan, which is attached to this Proxy Statement as Exhibit C.

Purpose and Eligibility

The purpose of the Proposed RSU Plan is to advance the interests of the Company and its shareholders by aligning and strengthening the interests of Outside Directors with the interests of the Company’s shareholders. This purpose will be achieved by annually granting to Outside Directors Restricted Share Units. As of the date of this Proxy Statement, there were seven incumbent Outside Directors.

The Proposed RSU Plan is intended to comply with the requirements of Section 409A of the Code and applicable regulations. To the extent inconsistent with Section 409A or regulations issued thereunder, the Proposed RSU Plan shall be subsequently amended, subject to any required shareholder approval, to conform to such requirements within the applicable time limitations established by the Internal Revenue Service (“IRS”).

Administration

The Proposed RSU Plan is to be administered by the Compensation Committee of the Company’s Board of Directors or such other individuals designated by the Compensation Committee to oversee administration of the Proposed RSU Plan (the “Administrator”). The Committee’s authority to administer the Proposed RSU Plan includes, among other things, the discretionary authority to interpret the Proposed RSU Plan, the discretionary authority to determine all questions relating to the rights and status of participants, the discretionary authority to make such rules and regulations for the administration of the Proposed RSU Plan as are not inconsistent with the terms and provisions of the Proposed RSU Plan or applicable law and the authority to change or waive any requirements of the Proposed RSU Plan to conform with the law or to meet special circumstances not anticipated or covered under the Proposed RSU Plan. The Committee also has the power to increase or decrease the number of Restricted Share Units to be awarded to each of the Outside Directors not to exceed a maximum annual award of 10,000 Restricted Share Units. Any such increase or decrease may be made without further shareholder approval if, in the Committee’s discretion, such an increase is warranted to maintain Outside Director compensation at a competitive level. Each award grant must be evidenced by a written Restricted Share Unit Agreement between the Outside Director to whom the award was granted and the Company.

No consideration is received by the Company or its subsidiaries for the granting of awards under the Proposed RSU Plan.

Recapitalization, Reorganization, Consolidation, Merger or Asset Sale

In the event of (a) a recapitalization, reorganization, reclassification, consolidation, or merger of the Company, or any sale of all or substantially all of the Company’s assets to another person or entity, or any other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) other stock, securities, or assets with respect to or in exchange for Common Shares of the Company or (b) a change in the Company’s outstanding Common Shares by reason of stock splits, stock dividends, or any other increase or reduction of the number of outstanding Common Shares without receiving consideration in the form of money, services, or property deemed appropriate by the Board (an “Organic Change”), the value of each participant’s Restricted Share Units shall be adjusted so as to contain a value equivalent to such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for the number of Common Shares credited to such participant’s account immediately before such Organic Change, as if such Common Shares had been outstanding.

Amendment and Termination

The Board of Directors may at any time amend, modify, suspend, discontinue or terminate the Proposed RSU Plan. However, no amendment shall operate retroactively so as to affect adversely any rights to which a participant may be entitled under the provisions of the Proposed RSU Plan as in effect prior to such action and no amendment may be made by the Board of Directors without shareholder approval if the amendment would effect any change which requires shareholder approval under any applicable laws or regulations, such as the Nasdaq Marketplace Rules. Additionally, any suspension, discontinuance or termination of the Proposed RSU Plan shall not (a) accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Proposed RSU Plan, unless otherwise specifically so determined by the Company and permitted by applicable law, (b) relieve the Company of its obligations to make payments to any person then entitled to payments under the Proposed RSU Plan, or (c) reduce the balance of any participant’s existing account under the Proposed RSU Plan.

Funding

All benefits under the Proposed RSU Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Proposed RSU Plan; provided, however, that in order to provide a source of payment for its obligations under the Proposed RSU Plan, the Company may establish a trust fund. The right of a participant or his beneficiary to receive a distribution under the Proposed RSU Plan shall be an unsecured claim against the general assets of the Company, and neither the participant nor his beneficiary shall have any rights in or against any amounts credited under the Proposed RSU Plan or any other specific assets of the Company. All amounts credited under the Proposed RSU Plan to the benefit of a participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

Restricted Share Units

A Restricted Share Unit is a unit representing one Common Share. The number of Restricted Share Units awarded to participants under the Proposed RSU Plan and their corresponding value will be maintained in a separate bookkeeping account of the Company until the time of distribution of the Restricted Share Units in a form and at such time as are provided under the Proposed RSU Plan.

Annual Awards. Promptly following each annual meeting of the shareholders of the Company on and after the date of approval of the Proposed RSU Plan by the shareholders of the Company, each Outside Director shall be automatically granted an award of Restricted Share Units under the Proposed RSU Plan in such number as determined by the administrative committee in accordance with the terms of the Proposed RSU Plan. The Committee has the power to increase or decrease the number of Restricted Share Units to be awarded to each of the Outside Directors not to exceed a maximum annual award of 10,000 Restricted Share Units. Each Outside Director will be one hundred percent vested in an award upon the completion of six months of service as an Outside Director from the date of grant, provided that in the event of the Outside Director’s death or disability, he or she will be one hundred percent vested in the total amount credited to his or her account. For each award of Restricted Share Units, the Outside Director will select the form of payment upon distribution of awarded Restricted Share Units. The form of payment will be either in cash or Common Shares.

Value. The value of each Restricted Share Unit, on any particular day, shall be: (a) the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day in which there was trading in the Common Shares), or (b) the mean between the high and low bid and ask price of a Common Share as reported by the National Association of Securities Dealers on the most recent previous trading day, or (c) the last reported sale price of a Common Share on any stock exchange on which the Common Shares are listed on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day on which there was trading in the Common Shares).

Dividends. Whenever a dividend is made with respect to the Common Shares, participants under the Proposed RSU Plan shall receive, with respect to each Restricted Share Unit held in the account of the participant on the dividend record date, additional Restricted Share Units in an amount equal to the value of the dividend.

Distribution of Benefits. Other than withdrawals for an unforeseeable emergency, a participant under the Proposed RSU Plan will not receive payment with respect to the vested Restricted Share Units until his or her termination from membership on the Board of Directors due to death, disability, or any other reason. With respect to terminations of membership on the Board of Directors other than due to death or disability, the participant may elect to receive the distribution either (i) in a single lump sum payment approximately six months following the termination, or (ii) in annual installment payments over a period of five or ten years, as selected by the participant. In the event of death or disability, the distribution shall be made as soon as practicable following the termination from membership on the Board of Directors. Upon the occurrence of an unforeseeable emergency, the participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under applicable regulations under Code Section 409A shall be payable in a single lump sum only. An “unforeseeable emergency” means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse, or a dependent of the participant (as defined in Code Section 152(a)); loss of the participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

Non-Transferability

Generally no rights or benefits under the Proposed RSU Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.

Federal Income Tax Information

The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards of Restricted Share Units under the Proposed RSU Plan. Tax consequences for any particular individual may be different.

As a deferred compensation plan, a participant generally will not have taxable income at the time of an award of Restricted Shares Units. Instead, at the time of receipt of the deferred compensation plan benefits, he or she will recognize as ordinary income an amount equal to (i) the fair market value of the Common Shares received, if that payment distribution method is elected, or (ii) the cash received, if that payment method is elected. The Company generally will be entitled to a tax deduction in connection with an award of Restricted Shares Units under the Proposed RSU Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the Company satisfies applicable withholding requirements and the deduction is not otherwise disallowed under the Code.

Reasons for Shareholder Approval; Board Recommendation

Under the Nasdaq Marketplace Rules, the Company is required to receive shareholder approval of any new equity compensation plan. The Proposed RSU Plan constitutes a new equity compensation plan. For this reason, the Company’s shareholders are being asked to approve the Proposed RSU Plan.

The favorable vote of a majority of the outstanding Common Shares voted on this Proposal is required to approve the material terms of the Outside Directors Restricted Share Unit Plan. Abstentions on this Proposal will have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE OUTSIDE DIRECTORS RESTRICTED SHARE UNIT PLAN.

PROPOSAL FIVE: APPROVAL OF MATERIAL TERMS OF THE ONE TEAM INCENTIVE PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve the material terms of the State Auto Financial Corporation One Team Incentive Plan or “OTIP.” The Board of Directors approved the terms of the One Team Incentive Plan on March 4, 2016.

Reason for One Team Incentive Plan

The One Team Incentive Plan provides for an annual cash incentive bonus opportunity for all of the Company’s regular, active employees based upon the achievement of stated corporate performance goals in relation to the Company’s achievement of its annual plan goals. The Board of Directors implemented the OTIP to advance the interests of the Company and its shareholders by providing employees with an incentive bonus for achieving the strategic objectives of the Company. The One Team Incentive Plan is also intended, in part, to provide for “performance-based compensation” which will not be subject to the deduction limitation rules under Section 162(m) of the Code as applicable to “covered employees” of the Company.

The One Team Incentive Plan has been designed, in part, to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to any person who is considered a “covered employee” under Section 162(m) of the Code. However, qualified performance-based compensation paid to covered employees is exempt from this limitation. Covered employees are executive officers and other persons listed in a public corporation’s summary compensation table. These executive officers and other persons are also known as “NEOs.” For the Company, its covered employees, or NEOs, are those persons listed in the Summary Compensation Table found on page 65 of this Proxy Statement. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the materials terms of which are approved by the shareholders of the paying corporation.

Description of One Team Incentive Plan

The following discussion describes the important aspects of the One Team Incentive Plan. This discussion is intended to be a summary of the material provisions of the OTIP. Because it is a summary, some details that may be important to you are not included. For this reason, the entire One Team Incentive Plan is attached as Exhibit D to this Proxy Statement. You are encouraged to read the OTIP in its entirety.

Purpose

The purposes of the One Team Incentive Plan are (a) to further our long-term profitable growth and earnings by providing incentives and rewards to all employees who achieve the stated performance goals and strategic objectives which contribute significantly to the achievement of that profitable growth; (b) to focus employees on the key measures that align and drive superior performance and value over the long term; and (c) to assist us in recruiting and maintaining highly talented associates by providing competitive total rewards.

Administration

The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer the One Team Incentive Plan. Among other things, the Committee will approve the performance goals, bonus amounts and other terms and conditions of awards under the OTIP (subject to the terms of the OTIP). The Committee will also have the authority to establish and amend rules and administrative processes relating to the OTIP and to make all other determinations necessary and advisable for the administration of the OTIP. The Committee may, within its discretion, designate other individuals to assist in the administration of the OTIP;

provided that such individuals may not exercise any discretion regarding awards for covered employees. All decisions made by the Committee pursuant to the OTIP will be made in the Committee’s sole discretion and will be final and binding. Notwithstanding any other provision of the OTIP, the Committee shall not have any discretion or authority to make changes to any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent that the exercise of such discretion or authority would cause such award not to so qualify.

Eligibility

In general, every regular, active employee of the Company is eligible to be granted awards under the One Team Incentive Plan. Only the Committee may determine the eligibility of employees who are covered employees. An employee who becomes eligible after the beginning of a performance period may participate on a pro-rated basis for that performance period, as determined by the Committee in its sole discretion.

Terms of Awards

Awards under the One Team Incentive Plan will consist of cash amounts payable upon the achievement of specified objective performance goals (a “performance bonus award”) during a specified performance period. It is anticipated that most performance periods will begin on the first day of the Company’s fiscal year and end on the last day of that year. At the beginning of a performance period for a given award, the Committee will approve the performance goal(s) and the amount of the award, each as recommended by executive management, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, however, that the Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned with respect to covered employees.

The One Team Incentive Plan also provides for cash bonus awards that can be issued by members of senior leadership to associates who achieve exemplary performance results. A cash bonus award is a “spot” award of cash or a cash equivalency, such as a gift card, paid on an immediate basis. Cash bonus awards are not intended to qualify as performance-based compensation as defined in Section 162(m) of the Code. In addition, covered employees are not eligible for cash bonus awards.

Performance Goals; Maximum Award

The performance goals for awards will be based upon the achievement of one or more of the following performance measures of the Company (and/or one or more business segments or sub-groups of the Company) over the performance period: (i) combined ratio; (ii) premium growth; and (iii) policies in force.

The maximum award that may be paid to any participant for any performance period is $3 million.

Termination of Employment

A participant whose employment terminates during the performance period because of death or disability, will receive a bonus equal to 100% of the participant’s target bonus, pro-rated based upon the length of time that the participant was employed by the Company during the performance period, unless the Committee determines otherwise. A participant whose employment terminates during the performance period as a result of retirement (as defined in the OTIP) will receive a bonus based on the achievement of the performance criteria during the performance period, pro-rated based upon the length of time the participant was employed by the Company during the performance period, unless the Committee determines otherwise. Except for terminations due to retirement, death or disability, only participants who are, as of the date an award is paid, either current, active employees or current employees on a leave of absence authorized by the Company shall be entitled to any award earned for the performance period, unless otherwise determined by the Committee.

Amendment and Termination

The One Team Incentive Plan may be amended, modified, suspended or terminated by the Committee at any time, but no such amendment, modification, suspension or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award. No new awards may be granted during any period of suspension of the One Team Incentive Plan or after its termination.

Reasons for Shareholder Approval; Board Recommendation

The Company’s shareholders are being asked to approve the material terms of the One Team Incentive Plan so that compensation paid by the Company under the One Team Incentive Plan to certain of its highly compensated executive officers qualifies as performance-based compensation under Section 162(m) of the Code, which will then permit the Company to claim tax deductions for the payment of this compensation without the limitations imposed by Section 162(m) of the Code.

The favorable vote of a majority of the outstanding Common Shares voted on this Proposal at the Annual Meeting is required to approve the material terms of the One Team Incentive Plan. Abstentions on this Proposal have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE ONE TEAM INCENTIVE PLAN.

PROPOSAL SIX: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994.

Reasons for Shareholder Approval; Board Recommendation

The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2016 is appropriate because of the firm’s reputation, qualifications and experience. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification.

The favorable vote of a majority of the outstanding Common Shares present at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. Abstentions on this Proposal will have the same effect as a vote against it. Broker non-votes will be counted for purposes of Proposal Six since this Proposal is considered a routine matter on which a broker or other nominee has discretionary authority to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

PROPOSAL SEVEN: ADVISORY VOTE ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are asking shareholders to approve, on a non-binding and advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

The Board of Directors and the Compensation Committee believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers, set forth on pages 40 through 84 of this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers.

We are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers of the Company.

Reasons for Shareholder Approval; Board Recommendation

This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. This advisory vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The favorable vote of a majority of the outstanding Common Shares voted on this advisory Proposal is required to approve the non-binding vote. Abstentions have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Relationship with State Auto Mutual and Changes in Board Structure

Our parent is State Auto Mutual, a mutual insurance company organized in 1921. State Auto Mutual currently owns approximately 62.6% of the outstanding Common Shares. In 1990, State Auto Mutual engaged in a corporate restructuring which, among other things, resulted in the formation of STFC as a wholly owned subsidiary of State Auto Mutual. In 1991, State Auto Mutual sold approximately 30% of its ownership interest in STFC in a public stock offering. While State Auto Mutual’s ownership interest in STFC has declined since STFC’s initial public offering, the State Auto Mutual Board has made public its determination that it is in the best interest of State Auto Mutual to maintain a 60% or greater ownership interest in STFC.

We qualify as a “controlled company” under the Nasdaq listing rules because State Auto Mutual owns more than a majority of the voting power for the election of our directors. A controlled company is exempt from a number of Nasdaq corporate governance requirements. Notwithstanding this qualification, our corporate governance operates in a manner consistent with that of a non-controlled company. For example, a majority of the members of our Board are independent directors as determined under the Nasdaq listing rules. See “—Director Independence.” In addition, the members of both our Compensation and Nominating and Governance Committees are composed entirely of independent directors as determined under the Nasdaq listing rules. See “—Board Meetings and Board Committee Meetings.”

We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates. This pooling arrangement covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions—Transactions Involving State Auto Mutual” for additional information concerning these intercompany agreements and arrangements.

In 2014, the Nominating and Governance Committee of our Board and the Nominating and Governance Committee of the State Auto Mutual Board (collectively, the “N&G Committees”) began a process to consider a potential restructuring of the STFC and State Auto Mutual Boards (collectively, the “Boards”). In broad terms, the N&G Committees considered whether or not it was in the best interest of their respective constituencies to create more overlapping, common directors on the STFC and State Auto Mutual Boards and their committees, which would result in board and committee structures that might be more similar to what they looked like when STFC was initially formed and went public. In addition, the N&G Committees considered the size of each Board and the total number of directors comprising both Boards. The N&G Committees also considered the current skill sets of directors and whether such skill sets would remain appropriate after anticipating the retirement of certain directors. The N&G Committees identified various reasons in support of their belief that a restructuring would be in the best interest of their respective constituencies, included the following—continuing to improve the communications and engagement between boards and committees, improving knowledge transfer and sharing, cost savings through eliminated positions, continuing to improve communications and efficiencies between directors and management, and improving skill sets and expertise.

As a result of this process, each of the N&G Committees recommended to its respective Board, and each Board approved, a structure in which each board would have two additional common directors, i.e., two directors (other than our President and Chief Executive Officer) that serve on both the STFC and State Auto Mutual Boards. In that regard, at the State Auto Mutual 2015 annual meeting of members, Robert E. Baker, at that time only a director of STFC, was elected as a director of State Auto Mutual. Likewise, Michael J. Fiorile, at that time only a director of State Auto Mutual, was elected as a Class III director of the Company at the 2015 annual meeting of STFC shareholders.

Director Independence

The Nominating and Governance Committee has affirmatively determined that seven of our eight incumbent directors, namely Robert E. Baker, David J. D’Antoni, Michael J. Fiorile, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse and S. Elaine Roberts, are “independent” as determined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel. The information reviewed by the Nominating and Governance Committee included information on the relationships between Mr. Meuse and Stonehenge Financial Holdings and RED Capital Group, two of his affiliates. From time to time we make investments in debt and equity funds sponsored by affiliates of these two companies and receive securities broker-dealer services from an affiliate of RED Capital Group. The Nominating and Governance Committee of our Board affirmatively determined that Mr. Meuse is independent as determined under the Nasdaq listing rules because our investments in the funds sponsored by, and the fees paid to, these two companies and their affiliates are not material to us or to them and Mr. Meuse’s relationships with these companies do not interfere with his independent judgment in carrying out his responsibilities as a director. The fees paid to either Stonehenge Financial Holdings and RED Capital Group in 2015 did not exceed $200,000. The information reviewed by the Nominating and Governance Committee also included information on the relationships of Mr. Baker and Mr. Fiorile as directors of State Auto Mutual. The Nominating and Governance Committee of our Board affirmatively determined that Mr. Baker and Mr. Fiorile are independent as determined under the Nasdaq listing rules.

Our Corporate Governance Guidelines expressly provide that five of the six standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, Independent, Nominating and Governance, and Risk Committees meet this standard. Our Board of Directors has concluded that the Investment and Finance Committee does not need to be comprised solely of independent directors. Michael E. LaRocco, who is our employee, and thus does not qualify as an independent director as determined under the Nasdaq listing rules, is a member of the Investment and Finance Committee.

Board and Executive Leadership: CEO Succession

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

As discussed elsewhere in this Proxy Statement, we and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team, and our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. Because of this corporate structure, our Company and State Auto Mutual have always had a leadership structure whereby the same person served as both chairman and chief executive officer of both companies. As such, Robert P. Restrepo, Jr. had been chairman and chief executive officer of both our Company and State Auto Mutual until May 8, 2015 when, in anticipation of his upcoming retirement and pursuant to his employment agreement, Mr. Restrepo stepped down as chief executive officer in connection with Michael E. LaRocco’s election as Chief Executive Officer of our Company and State Auto Mutual. From that date through the end of 2015, we had a leadership structure whereby the positions of chairman and chief executive officer of our Company and State Auto Mutual were separate, with Mr. LaRocco serving as Chief Executive Officer and Mr. Restrepo remaining as Chairman until he retired as an employee of the Company on December 31, 2015.

In early 2015, our Board and the State Auto Mutual Board began the process of considering whether or not to maintain our historical leadership structure, whereby the same person served as chairman and chief executive officer of both our Company and State Auto Mutual, or to implement a different leadership structure, such as a structure whereby the positions of chief executive officer and chairman are separated with a non-executive, independent director serving as chairman. As part of this process, the Boards considered a number of factors, including the following:

•

whether separating the positions of chief executive officer and chairman could cause unnecessary complexity and complications and perhaps a split in our strategic direction, given the manner in which our businesses are operated;

•	whether the qualifications of our chief executive officer are better suited for the combined role or a separate position;

•

the possible benefits of separating the positions of chairman and chief executive officer, such as creating a level of accountability in that the chief executive officer reports directly to another person, i.e., the chairman, rather than a board; and

•	the extent to which separating the roles allows the person holding such position to focus on the responsibilities and duties of the chief executive officer or chairman, as the case may be.

Another factor considered by the Boards was the parent-subsidiary relationship of State Auto Mutual and STFC. This factor was especially important in considering the leadership structure of the two companies. After weighing the above factors, as well as others, it was determined that it was in the best interests of shareholders and policyholders to have a leadership structure whereby the parent company, State Auto Mutual, had an independent chairman and that the subsidiary, STFC, would be more effective and efficient with a combined chairman and chief executive officer. Accordingly, as of January 1, 2016, our Board elected Mr. LaRocco to serve as Chairman of the Board in addition to serving as our Chief Executive Officer. On the other hand, the State Auto Mutual Board of Directors separated the duties of chairman and chief executive officer and elected James E. Kunk, an independent director, as its Chairman, with Mr. LaRocco continuing to serve as the Chief Executive Officer of State Auto Mutual.

Irrespective of whether or not the positions of chief executive officer and chairman are combined or separated, our Board has adopted a governance structure which includes:

•	A Board composed entirely of independent directors as determined under the Nasdaq listing rules, other than the Company’s chief executive officer;

•	A Board composed of a majority of directors independent from State Auto Mutual;

•	An Independent Committee composed entirely of directors independent from State Auto Mutual and as determined under the Nasdaq listing rules;

•	Audit and Compensation Committees composed entirely of independent directors as determined under the Nasdaq listing rules; and

•	Established governance structures and processes and ethics guidelines.

Under our historical structure that our Board decided to maintain, we have a designated Lead Director. Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our chairman and chief executive officer, working with our chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the chief executive officer’s performance evaluation on behalf of the Compensation Committee of our Board. Our current Lead Director is David R. Meuse, who has served in such position since May 2015.

Board Meetings and Board Committee Meetings

Our Board of Directors held five Board meetings during the fiscal year ended December 31, 2015. Five of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Our other three incumbent directors attended 90% or more of the Board meetings and the meetings of all committees on which they served.

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance, Risk and Independent Committees are independent as determined by the Nasdaq listing rules. In addition, all of the members of the Audit and Compensation Committees are independent under the heightened standards of independence under the applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq. Finally, none of the members of the Independent Committee serve as directors of State Auto Mutual. Our Board has adopted charters for each of the foregoing committees. The current charters for each of these committees, along with our Corporate Governance Guidelines, Board of Directors’ Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors’ Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Eileen A. Mallesch, Robert E. Baker, David R. Meuse and Alexander B. Trevor. Based on a recommendation of the Audit Committee, our Board has designated Eileen A. Mallesch as the “Audit Committee Financial Expert.” The Audit Committee held nine meetings during 2015.

The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to employees or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of the Compensation Committee are Chairperson Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert and S. Elaine Roberts. The Compensation Committee held seven meetings during 2015.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2015 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that the Board of Directors of State Auto Mutual has its own compensation committee. The members of the State Auto Mutual compensation committee attend meetings of our Compensation Committee with regard to the compensation and benefit matters applicable to our and their executive officers, and report on such matters to the State Auto Mutual Board of Directors. Present members of the State Auto Mutual compensation committee are Chairperson Robert E. Baker, Dwight E. Smith, Michael J. Fiorile and James E. Kunk.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors’ Ethical Principles. Present members of the Nominating and Governance Committee are Chairperson Michael J. Fiorile, S. Elaine Roberts, David J. D’Antoni, and Thomas E. Markert. The Nominating and Governance Committee met six times in 2015. See also “—Nomination of Directors.”

The Risk Committee’s purpose is to assist the Board in fulfilling its risk management oversight responsibilities, including oversight of the Company’s enterprise risk management systems and processes. Some of the Risk Committee’s chief duties include: (1) reviewing with management the Company’s risk appetite statement; (2) monitoring and discussing with management the Company’s major enterprise risk exposures and the strategies and programs addressing these exposures; and (3) discussing information and technology risks with management. Present members of the Risk Committee are Chairperson Michael J. Fiorile, Thomas E. Markert, S. Elaine Roberts and Alexander B. Trevor. The Risk Committee met four times in 2015.

The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. Present members of the Investment and Finance Committee are Chairperson David R. Meuse, David J. D’Antoni, Michael E. LaRocco and Alexander B. Trevor. The Investment and Finance Committee met four times in 2015.

Independent Committees of STFC and State Auto Mutual

Both STFC and State Auto Mutual have standing Independent Committees. The members of the STFC Independent Committee must be independent from State Auto management, be independent as determined under the Nasdaq listing rules, and be independent from State Auto Mutual. The members of the State Auto Mutual Independent Committee must be both independent from State Auto management and independent from STFC.

These Independent Committees principally serve to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. Accordingly, before our Company and State Auto Mutual may enter into a related person transaction, each of these Independent Committees must separately review the agreement and separately recommend approval to their respective Boards. Also, each of these Independent Committees separately reviews, on an annual basis, related person transactions which by their terms contain no specific termination date or which renew automatically at the end of the current term, and each of these Independent Committees separately decides whether to recommend that their respective Boards approve the renewal of such related person transaction.

These Independent Committees also help to determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. In evaluating business opportunities, these Independent Committees may elect to meet jointly, but in any event it is understood that each Independent Committee must receive substantially identical information in making its respective evaluation of the business opportunity. In this context, our Independent Committee strives to vigorously protect the interests of STFC and its shareholders, considering only the merits of the proposal, free from extraneous considerations or influences. As part of the review process, each of these Independent Committees must separately evaluate the business opportunity and separately recommend approval to their respective Boards before the two Boards of Directors may vote on any joint recommendation to proceed with the business transaction.

Present members of our Independent Committee are Chairperson Alexander B. Trevor, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse and S. Elaine Roberts, none of whom are members of the Board of Directors of State Auto Mutual. Present members of the State Auto Mutual Independent Committee are Chairperson James E. Kunk, Marsha P. Ryan, Edwin J. Simcox, Dwight E. Smith and Roger P. Sugarman, none of whom are members of our Company’s Board of Directors. Our Independent Committee, which only meets as needed, held one meeting in 2015.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2015 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Compensation of Outside Directors and Outside Director Compensation Table

Our non-employee directors, who we refer to as our “outside directors,” receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. Because the Boards of Directors of our Company and State Auto Mutual have two common directors on each Board, the Compensation Committees of our Company and State Auto Mutual meet jointly to consider the director compensation arrangements for both Boards. At these meetings, usually held in November, the Compensation Committees review peer group compensation and market data provided by Pay Governance, LLC, the compensation consultant for the Compensation Committee. For 2015, the total annual retainer paid to our outside directors was $145,000, with $75,000, or 52%, paid in cash and $70,000, or 48%, paid in equity in the form of RSUs. For 2016, our Compensation Committee recommended to our Board, and our Board approved, maintaining the total annual retainer paid to our outside directors at the 2015 level.

No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines that extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings. No additional meeting fees were paid to our directors in 2015. For 2016, each chairperson of our permanent Board committees is to receive an additional $7,500 annual cash retainer, the same amount as paid in 2015, other than the chairpersons of the Audit Committee and the Compensation Committee, who are to receive an additional annual cash retainer of $17,500 and $12,500, respectively, the same amounts as paid in 2015. The ad hoc executive search committee established in 2014 to identify and hire our new chief executive officer was disbanded after the first quarter of 2015 upon the selection of Mr. LaRocco as our new chief executive officer. For the first quarter of 2015, the chairperson of this ad hoc committee received an additional cash retainer of $3,750, and the committee members received a cash retainer of $1,875, the same quarterly fees they received in 2014. Our Lead Director will receive an additional cash retainer of $20,000, the same amount as paid in 2015. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.

Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2015, whether or not deferred, is included in the amounts shown in the “Fees Paid or Earned in Cash” column of the “2015 Outside Director Compensation” table set forth below.

Our outside directors also have received equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan, which plan terminated by its own terms on May 31, 2015 (the “Old RSU Plan”). See Proposal Four for discussion of a proposed new Outside Directors Restricted Share Unit Plan (the “Proposed RSU Plan”) that would replace the Old RSU Plan. The terms of the Proposed RSU Plan are substantially the same as the terms of the Old RSU Plan. Accordingly, the following description applies to both the Old RSU Plan and the Proposed RSU Plan, referred to in either case as the “Directors RSU Plan,” unless otherwise indicated: An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the immediately previous trading day. Following each annual meeting of shareholders, each outside director automatically receives an annual award of RSUs. Under the Old RSU Plan, the annual award was 1,400 RSUs, but our Compensation Committee had the authority to decrease the amount of such annual award to not less than 500 RSUs or to increase the amount of such annual award to not more than 5,000 RSUs without shareholder approval. For 2015, our Compensation Committee determined that each outside director would be awarded a number of RSUs equal to the targeted annual equity compensation for outside directors divided by the average daily closing price of a Common Share during the prior (2014) calendar year. This calculation resulted in each outside director receiving an award of 3,273 RSUs following our 2015 annual meeting of shareholders. Under the Proposed RSU Plan, the number of RSUs awarded annually will be determined by the administrative committee in accordance with the terms of the Proposed RSU Plan. The Compensation Committee has the power to increase or decrease the number of RSUs to be awarded to each of the outside directors not to exceed a maximum annual award of 10,000 RSUs.

Under the Directors RSU Plan, whenever a dividend is paid with respect to our Common Shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant. Outside directors are generally required to hold their RSUs until their service on the Board terminates, at which time such outside director may settle his or her RSUs in cash or Common Shares payable, at the director’s election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.

2015 Outside Director Compensation

In 2015, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total ($)
Robert E. Baker	95,000	76,195	171,195
David J. D’Antoni	75,000	76,195	151,195
Michael J. Fiorile(2)	41,250	76,195	117,445
Eileen A. Mallesch	96,250	76,195	172,445
Thomas E. Markert	75,000	76,195	151,195
David R. Meuse	92,500	76,195	168,695
S. Elaine Roberts	78,750	76,195	154,945
Alexander B. Trevor	82,500	76,195	158,695
Paul S. Williams(3)	51,250	0	51,250

(1)

The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2015 valued at the closing price of Common Shares on the grant valuation date ($23.28 per RSU). This valuation, required for proxy statement reporting purposes, is based on a single day’s market value, which differs substantially from the one-year average price used to determine the actual grant. We believe the valuation methodology used by the Company is more representative of the value of the RSUs at the time of grant.

(2)	Mr. Fiorile was first elected a director at the annual meeting of shareholders held May 8, 2015.
(3)	Mr. Williams’ term as a director expired concurrently with the holding of the annual meeting of shareholders held May 8, 2015. He therefore was ineligible to be awarded any RSUs during 2015.

Outside Directors’ Ownership of Restricted Share Units

The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 8, 2016.

Name	Number of Restricted Share Units
Robert E. Baker	27,122
David J. D’Antoni	30,736
Michael J. Fiorile	3,316
Eileen A. Mallesch	20,437
Thomas E. Markert	27,122
David R. Meuse	28,921
S. Elaine Roberts	30,736
Alexander B. Trevor	28,921

Outside directors receive no other forms of compensation than as described in this section.

No stock options have been awarded to any of the outside directors since 2004, and all previously awarded stock options have been exercised or have expired by their terms.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year’s annual meeting of shareholders attended that meeting.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person’s duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq listing rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the

Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess firsthand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, potential conflicts of interest and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Other Governance Issues of Interest

Formal Stock Ownership Holding Periods

The Company’s Ownership Guidelines require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or vested in the restricted stock or (ii) the date on which the officer satisfies the Ownership Target Amounts. (See “Compensation Discussion and Analysis—Stock Ownership Guidelines.”)

Directors’ Stock Ownership Guidelines

Our Company’s Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the Directors RSU Plan having a total market value of at least four times the then current cash portion of the director’s annual retainer, which was $75,000 for 2015. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.

As of March 8, 2016, all of our current directors had satisfied their ownership requirements under these guidelines or were within the five-year period for satisfying their ownership requirement.

Anti-Hedging Policy

A policy adopted by our Board prohibits all Company employees and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. See “Compensation Discussion and Analysis—Anti-Hedging Policy.”

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Committee, Investment and Finance Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors’ Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

ENTERPRISE RISK MANAGEMENT

The Board’s Role in Enterprise Risk Management

Risk management activities include the development of strategies and implementation of actions intended to anticipate, identify, assess, monitor, mitigate and manage risks. Our Board views enterprise risk management as an integral part of our business and strategic planning.

Our Board’s role in the process of enterprise risk management is one of oversight. The independent structure of our Board enables objective oversight of the process through a governance structure that includes our Board and senior management.

Our senior management has direct responsibility for enterprise risk management. In 2015, we utilized an enterprise risk management committee comprised of our Chief Executive Officer, our Chief Risk Officer (“CRO”) and other senior executives. In 2016, the enterprise risk management committee was renamed the enterprise risk management working committee. It is comprised of the CRO and key members of management selected by State Auto senior executives representing the entire Company. The CRO will report upon the activities of the committee including escalating appropriate issues and recommendations to senior management and the Board’s Risk Committee.

Responsibilities of the enterprise risk working committee include providing guidance and support for development and refinement of the overall risk management program, including policies, procedures, systems, processes, ensuring best practices are periodically evaluated, agreed upon and implemented. Among other things, this committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing, monitoring, mitigating and managing risks that could materially impact the Company, including its reputation, and the successful execution of its strategy.

Our Board has established a Risk Committee whose primary responsibility is to assist the Board in fulfilling its oversight responsibilities, including oversight of the Company’s enterprise risk management systems and processes. The Risk Committee’s charter specifies that the Risk Committee is responsible to review with management the Company’s risk appetite, including quarterly reviews to measure compliance with the risk appetite. The charter also provides that the Risk Committee is responsible to monitor and discuss with management the Company’s major enterprise risk exposures and the strategies and programs management has implemented or anticipates implementing into its practices, processes and control structure to address these exposures. The Risk Committee discusses with management at least annually information and technology risks, including business continuity and crisis management. The Risk Committee annually reviews and evaluates the Risk Committee’s own effectiveness in performing its enterprise risk management oversight duties. The Risk Committee provides quarterly reports on its enterprise risk oversight activities to our Board.

To assist the Risk Committee in discharging its duties under its charter, the enterprise risk management working committee provides quarterly reports which monitor the status of major risks inherent in our business, including credit, market, liquidity, underwriting, operational, strategic, legal, litigation, compliance and regulatory risks. In addition, the Risk Committee regularly meets with our CRO, who reported to the Chief Executive Officer until the end of 2015 and now reports to the Chief Financial Officer. The CRO has direct access to the Risk Committee, including quarterly executive sessions without other members of management in attendance. Besides meeting with the CRO, the Risk Committee also meets periodically with other members of management as the Risk Committee deems appropriate.

Other Board committees provide enterprise risk management oversight in their specific areas of responsibility. The Risk Committee coordinates with these Board committees to avoid overlaps as well as potential gaps in overseeing the Company’s enterprise risk management.

The Audit Committee is responsible for oversight of risks related to accounting, auditing and financial reporting, establishing and maintaining effective internal controls, and the process for establishing insurance reserves. Management provides periodic reports on these and other related risks, and the Audit Committee meets periodically with our officers responsible for the adequacy of legal and regulatory compliance. The CRO and General Counsel have direct access to the Audit Committee, including quarterly executive sessions without other members of management in attendance.

The Investment and Finance Committee considers financial risks relevant to our investment portfolio and activities, including credit and market risks, capital management and availability, liquidity and financing arrangements.

The Compensation Committee oversees the risks related to human capital and people risk, including our compensation plans and arrangements. As required by its charter, the Compensation Committee annually reviews and monitors incentive compensation arrangements to confirm that incentive pay policies and practices do not encourage unnecessary risk taking and are aligned with competitive market practices, utilizing our independent compensation consultant and outside legal counsel in this process. The Compensation Committee reviews and discusses, at least annually, the relationship between the Company’s risk management policies and practices, corporate strategy and executive management compensation. Also, the Compensation Committee annually reviews and discusses with our Company’s management any disclosures required by SEC rules and regulations relating to the Company’s compensation risk management. This discussion includes, among other things, whether and the extent to which the Company compensates and incentivizes our associates in ways that may create risks that are reasonably likely to have a material adverse effect on the Company.

Risk Assessment in Compensation Programs

Following the Compensation Committee’s review with senior management, our independent compensation consultant and outside legal counsel of potential risks within the compensation programs, the Compensation Committee has concluded that no risks exist due to the compensation programs that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our named executive officers (NEOs).

Executive Summary

CEO Succession

On March 30, 2015, the boards of directors of the Company and State Auto Mutual announced the hiring of Michael E. LaRocco, effective April 27, 2015. Mr. LaRocco began serving as President and Chief Executive Officer of the Company and State Auto Mutual on May 8, 2015. Mr. LaRocco succeeded Robert P. Restrepo, Jr. in these roles. Mr. Restrepo worked closely with Mr. LaRocco throughout the transition and continued serving as a director and Chairman of the Company and State Auto Mutual until his retirement on December 31, 2015.

In connection with his hiring, on March 27, 2015, Mr. LaRocco entered into an Employment Agreement and an Executive Change in Control Agreement with the Company and State Auto Mutual (See “Contractual Arrangements with Named Executive Officers—Employment Agreements” for more information regarding these agreements). In connection with his departure, certain severance benefits were provided to Mr. Restrepo (See “Contractual Arrangements with Named Executive Officers—CEO Departure” for more information regarding these benefits).

2015 Compensation Summary

•	Base Salary. The salaries of our NEOs increased by approximately 3% in 2015, which is consistent with the practices of other financial services and insurance companies (including many of our peers).

•

Short-Term Incentive Compensation. The payout on the Company performance goals under the Company’s Leadership Bonus Plan (“LBP”) as a percentage of the target Company performance LBP bonus for 2015 (where the target percentage equals 100%) was 27.1% for Messrs. LaRocco, English and Fitch and Ms. Clark. The payout on the individual performance goals under the LBP as a percentage of the target individual performance LBP bonus for 2015 (where the target percentage equals 100%) was 140% for Mr. LaRocco, 115% for Mr. English, 150% for Ms. Clark and 90% for Mr. Fitch. Mr. LaRocco’s LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company. Mr. Garland’s LBP bonus was paid at target in accordance with the terms of his hiring arrangement. In February 2016, the Committee adjusted the LBP Combined Ratio and return on equity performance measures originally selected for the Company performance component of the LBP. The adjustments excluded from the LBP Combined Ratio and return on equity performance measure calculations $15.3 million in severance and retirement expenses (see “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process” for more information regarding these adjustments).

•

Performance Award Units. We awarded cash-based performance award units (“PAUs”) to our NEOs for the 2013-2015 performance period under the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“LTIP”), except for Messrs. LaRocco and Garland who were not employed by the Company when the PAUs for the 2013-2015 performance period were awarded. We have not determined the value of these PAUs because the final peer group data for the 2013-2015 performance period has yet to be released. However, based on preliminary performance information indicating that the Company’s overall performance for the 2013-2015 performance period relative to the LTIP Peer Group (as defined below in “Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—Performance Award Units—PAU Award Process”) falls within the 30th percentile, we currently expect that the PAUs awarded to our NEOs (except for Ms. Clark) for the 2013-2015 performance period will be valued significantly below target. We currently expect that the PAUs awarded to Ms. Clark for the 2013-2015 performance period will be valued significantly above target as a result of the differences in the NEO Peer Group and performance measures applicable to her PAU award.

•

Equity Compensation. In 2015, we awarded stock options and restricted common shares to our NEOs under the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan, as amended (“2009 Equity Plan”).

The following table shows for each NEO: (i) the targeted bonus payout under the LBP for 2015 and the actual payout under the LBP for 2015; (ii) the targeted value of the PAUs granted for the 2013-2015 performance period and the amount accrued by the Company for the PAUs granted for the 2013-2015 performance period; and (iii) the targeted value of the equity compensation awarded to our NEOs in 2015 and the value of the equity compensation awarded to our NEOs in 2015 as of December 31, 2015.

	Short-Term Incentive Compensation		PAUs		Equity Compensation		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value
Michael E. LaRocco President and Chief Executive Officer	$850,000	$319,576	—	—	$461,568	$162,702	$1,311,568	$482,278
Steven E. English Senior Vice President, Chief Financial Officer	$348,750	$201,682	$164,250	$59,130	$130,200	$50,878	$643,200	$311,690
Jessica E. Clark Senior Vice President, Director of Commercial and Specialty Lines	$330,000	$231,264	$118,625	$176,751	$115,500	$45,922	$564,125	$453,937
Kim B. Garland Senior Vice President, Director of Standard Lines	$330,000	$330,000	—	—	$174,977	$92,306	$504,977	$422,306
Clyde H. Fitch(1) Senior Vice President, Chief Sales Officer	$277,500	$136,197	$113,750	$40,950	$84,175	$32,882	$475,425	$210,029
Robert P. Restrepo, Jr.(2) Former Chairman, President and Chief Executive Officer	$681,862	$351,431	$562,380	$202,457	$417,640	$163,155	$1,661,882	$717,043
James A. Yano(3) Former Senior Vice President, Secretary and General Counsel	$204,050	$142,835	$113,750	$40,950	$84,403	—	$402,203	$183,335
Stephen P. Hunckler(4) Former Senior Vice President, Chief Administration/Services Officer	$178,750	$178,750	$97,500	$35,100	$73,938	$28,888	$350,188	$242,738

(1)	Mr. Fitch’s employment with the Company and the State Auto Group terminated upon his retirement on March 1, 2016.

(2)	Mr. Restrepo’s employment with the Company and the State Auto Group terminated upon his retirement on December 31, 2015.

(3)	Mr. Yano’s employment with the Company and the State Auto Group terminated upon his death on September 14, 2015.

(4)	Mr. Hunckler’s employment with the Company and the State Auto Group terminated on September 11, 2015.

Impact of State Auto Group on Compensation of NEOs

Our executive compensation program reflects our corporate and management structure and our relationship with State Auto Mutual and the other members of the State Auto Group (as defined on page 6 of this Proxy Statement). We and our subsidiaries operate and manage our businesses together with State Auto Mutual and the other members of the State Auto Group under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 90 of this Proxy Statement for a discussion of these agreements.

As a result, our NEOs are also officers of State Auto Mutual and provide services to the Company, State Auto Mutual and the other members of the State Auto Group (e.g., Mr. LaRocco serves as the President and Chief Executive Officer of both the Company and State Auto Mutual). Therefore, when determining the compensation of our NEOs, the Committee takes into account the services our NEOs perform for the Company and the services they perform for State Auto Mutual and the other members of the State Auto Group. The Committee targets the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company (See “—Benchmarking of Executive Compensation Program Elements” on page 47 of this Proxy Statement). In addition, the performance measures applicable to the Company performance LBP bonus opportunity and the PAUs awarded to our NEOs in 2015 are based on the performance of the State Auto Group, except for Ms. Clark whose PAU awards are based on the performance of our specialty group and the State Auto Group. The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group (as defined below in “—Benchmarking of Executive Compensation Program Elements”) and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2014 (the companies included in the NEO Peer Group used for 2015 compensation decisions were selected based on 2014 financial data).

Total Revenues in 2014

Total Assets as of December 31, 2014

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2015 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates. The compensation of our NEOs as disclosed in this Proxy Statement, however, includes all compensation expenses for the services performed by our NEOs for the Company, State Auto Mutual and the other members of the State Auto Group. As a result, any analysis conducted regarding the Company and its peers based on the compensation disclosed in this Proxy Statement should consider that such disclosure includes compensation provided to our NEOs for services they performed for State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the “Total” column of the Summary Compensation Table on page 65 of this Proxy Statement between the Company, on the one hand, and State Auto Mutual and certain of its other subsidiaries and affiliates, on the other hand, based on the compensation expense allocation in effect on December 31, 2015 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates):

	2015		2014		2013
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Michael E. LaRocco	$951,113	$512,138	—	—	—	—
Steven E. English	$587,818	$316,518	$963,162	$518,626	$688,143	$370,538
Jessica E. Clark	$755,662	$406,895	$802,895	$432,238	$646,432	$348,079
Kim B. Garland	$476,452	$256,551	—	—	—	—
Clyde H. Fitch	$475,962	$256,287	$758,343	$408,339	$565,518	$304,510
Robert P. Restrepo, Jr.	$2,572,421	$1,385,149	$2,042,487	$1,099,800	$1,795,674	$966,901
James A. Yano	$489,179	$263,754	$677,927	$365,037	$507,502	$273,271
Stephen P. Hunckler	$1,165,435	$627,542	—	—	—	—

Pay for Performance

The Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our CEO over the five-year period ended December 31, 2014 to the total realizable pay earned by the CEOs of each member of the NEO Peer Group over that period, and (ii) the total shareholder return (“TSR”), premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2014 to the TSR, premium growth, GAAP combined ratio, total equity growth and return on equity of the members of the NEO Peer Group over that period.

The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

•	value of cash incentives earned for multi-year performance plans that began and ended during the period;

•

the vesting date value (as opposed to grant date value) of service-based restricted common share awards granted during the period and the value of any unvested restricted common share awards made during the period based on the Company’s stock price as of December 31, 2014; and

•

any exercise gains on options granted during the period and the paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2014.

Based on input from its compensation consultant, Pay Governance, LLC, the Committee concluded that total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company’s performance in comparison to the results of our peers.

The Committee uses a five-year period in its analysis to provide a long-term perspective and include multiple complete PAU performance periods. The Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Committee (i) takes into account the services our CEO performs for the Company and the services he performs for State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) targets the total amount of each element of compensation payable to our CEO at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group (See “—Benchmarking of Executive Compensation Program Elements” on page 47 of this Proxy Statement for a more detailed description of the NEO Peer Group).

As shown in the chart below, (i) the total realizable pay earned by our CEO during the five-year period ended December 31, 2014 placed the Company in the 26th percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2014 placed the Company in the third percentile when compared to the NEO Peer Group.

CEO REALIZABLE PAY vs. TSR: 2010 to 2014

The premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2014 placed the Company in the 15th percentile, lowest percentile, 23rd percentile and 1st percentile, respectively, when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Committee and Pay Governance, LLC concluded that the compensation we paid to our CEO for the five-year period ended December 31, 2014 was aligned with our performance for the period.

2015 “Say-on-Pay” Vote

We held our annual shareholder advisory vote regarding the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, at our 2015 annual meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of the votes cast in favor of our 2015 “say-on-pay” resolution. Since our 2015 annual meeting of shareholders, the Committee has considered the results of the 2015 “say-on-pay” vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2015 annual meeting of shareholders, the Committee did not make any changes to our executive compensation program as a result of the 2015 “say-on-pay” vote.

Compensation Policies and Practices

We endeavor to maintain governance practices that are consistent with what we believe represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

•

No Tax Gross-Up Payments in Change of Control Agreements. The executive change of control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments. (See “Agreements with Named Executive Officers” on page 75 of this Proxy Statement.)

•

Acceleration of Vesting of Equity Awards Subject to “Double Trigger.” The 2009 Equity Plan and the change of control agreements with our NEOs permit the accelerated vesting of awards upon a change of control only if the recipient’s employment with the Company terminates within one year of the change in control, provided, that if the change in control involves a change in the ownership of the Company and the successor entity does not provide benefits to the recipient of equal or greater value at the time of the change in control transaction, the award will automatically vest upon the closing of the transaction.

•

Stock Ownership Holding Periods. The Company’s Ownership Guidelines (as defined below in “Stock Ownership Guidelines”) require our Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted common shares until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts (as defined below in “Stock Ownership Guidelines”).

•

Anti-Hedging Policy. All Company employees, including our NEOs, and members of the Board are subject to a Company policy that prohibits them from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Our executive officers and members of the Board are also subject to a Company policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

•	Independent Compensation Consultant. The Committee’s independent compensation consultant, Pay Governance, LLC, is engaged directly by the Committee and performs services solely for the Committee.

•

“Clawback” Obligations Imposed in Change of Control Agreements and Clawback Policy. The employment agreement and executive agreement between the Company and Mr. LaRocco and the executive change of control agreements between the Company and our other NEOs include a

“clawback” provision that authorizes the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in “Agreements with Named Executive Officers” on page 75 of this Proxy Statement. If the Board determines that the NEO engaged in fraudulent conduct, the Board must seek repayment of such severance benefits. In addition, we adopted a clawback policy, effective March 1, 2016, which provides that the Company will seek to recover from any Section 16 officer of the Company all or a portion of pre-tax incentive compensation paid to the officer in excess of what should have been paid in the event the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to error.

•

Limited Perquisites. We provide our NEOs minimal perquisites not tied to individual or Company performance, which we believe are well below the typical practices of companies of comparable size and have limited cost.

•

Limited Committee Discretion to Increase Awards. Except for the individual performance component of the LBP, the Committee may not increase awards under our short-term or long-term incentive plans. The Committee retains the discretion to decrease awards under our short-term and long-term incentive plans.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Equity Plan, the Company will not reprice, replace or repurchase underwater stock options without first obtaining shareholder approval.

Executive Compensation Philosophy

We structure our executive compensation program to promote the following philosophy and objectives:

•

Attract and Retain Exceptional Executives. Compensation should be competitive with the compensation programs of other insurers which compete with us for talent to ensure that we can attract and retain the best and most talented executives.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company performance.

•

Establish a Flexible Compensation Program to Motivate Executives. Our compensation program should be sufficiently flexible to provide our executives with those compensation components that we believe most effectively motivate our executives to perform at the highest level and achieve our financial and strategic goals.

•	Align Interests of Executives and Shareholders. Compensation should align the interests of our executives and our shareholders with the goal of delivering long-term value to our shareholders.

Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance that we believe will support our efforts to increase the price of our Common Shares over the long-term. (See “Executive Compensation Program Elements” on page 49 of this Proxy Statement.)

How the Amount of Executive Compensation is Determined

Role of Committee, Senior Management, Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors and Compensation Committee of State Auto Mutual, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation issues and the Company’s compensation issues and objectives. New members of the Committee also complete an additional comprehensive initial training program. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our executive compensation program.

As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (See “—Impact of State Auto Group on Compensation of NEOs” on page 42 of this Proxy Statement), the Board of Directors and Compensation Committee of State Auto Mutual are involved in the performance evaluation process of our CEO. In addition, the members of State Auto Mutual’s Compensation Committee attend the meetings of the Committee. (See “Corporate Governance and Board of Directors—Board Meetings and Board Committee Meetings” on page 31 of this Proxy Statement.)

In making compensation decisions related to both the form and the amount of compensation, the Committee has historically relied upon competitive information obtained from its compensation consultant. In 2015, the Committee engaged and utilized the services of Pay Governance, LLC, a compensation consultant. Pay Governance, LLC performs services solely for the Committee. During 2015, Pay Governance, LLC attended and participated in all Committee meetings and advised the Committee regarding (i) the effectiveness, competitiveness and design of our overall executive compensation program, its policies and practices and specific compensation packages for our NEOs and other executives, (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies, (iii) the composition of the NEO Peer Group, (iv) the content and form of this Compensation Discussion and Analysis, (v) the alignment between the compensation of our NEOs and our performance, (vi) special requests of the Committee with respect to issues relating to the Company’s executive compensation program, (vii) market data in support of the CEO and other new hires, (viii) the development of a clawback policy, and (ix) the development and analysis of a long-term incentive strategy. During 2015, the Company did not engage Pay Governance, LLC or its affiliates for any services beyond its support of the Committee.

In 2015, the Committee requested and received completed questionnaires from Pay Governance, LLC and the Committee’s outside legal counsel relating to their respective independence. Based on the completed questionnaires and other factors, the Committee has confirmed the independence of Pay Governance, LLC and the Committee’s outside legal counsel and determined that its engagement of Pay Governance, LLC and the Committee’s outside legal counsel did not raise any conflict of interest.

Benchmarking of Executive Compensation Program Elements

We believe that in order to achieve the objectives of our executive compensation program, including retaining our executive talent, the Committee must determine what constitutes competitive compensation for our NEOs by considering data contained in (and analysis of such data provided by its compensation consultant):

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the “NEO Peer Group”); and

•	pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies (the “Survey Data”).

NEO Peer Group

The Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on (i) their status as public companies and (ii) whether their size and business overlap with the State Auto Group, which is larger than the Company. Public companies are selected because they are required to publicly disclose detailed information in their SEC filings regarding the compensation of their NEOs and their executive compensation programs, which allows us to compare the competitiveness of the compensation of our NEOs and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, specialty, workers’

compensation and commercial property and casualty insurance. The Committee considers premium volume, total assets, market capitalization and number of employees when determining whether a company’s size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. Some of the companies in the NEO Peer Group, however, are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2015 compensation decisions was comprised of the following 19 companies, which includes one company (RLI Corp., which falls within the desired size range for the NEO Peer Group and has a strong business overlap with the State Auto Group) that was not included in the NEO Peer Group used for 2014 compensation decisions:

Alleghany Corporation	AmTrust Financial Services Inc.	Argo Group International Holdings, Ltd.
Cincinnati Financial Corporation	Erie Indemnity Company	Horace Mann Educators Corporation
Infinity Property & Casualty Corporation	Kemper Corporation	Meadowbrook Insurance Group, Inc.
Mercury General Corporation	Montpelier Re Holdings Ltd.	The Navigators Group, Inc.
Old Republic International Corporation	OneBeacon Insurance Group, Ltd.	RLI Corp.
Safety Insurance Group, Inc.	Selective Insurance Group Inc.	The Hanover Insurance Group
United Fire Group, Inc.	White Mountains Insurance Group

Survey Data

The Survey Data complements the NEO Peer Group information by providing broader comparisons, which allows us to more comprehensively assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions.

Use of Compensation Data

When setting base salaries, short-term and long-term incentive compensation, we have typically used NEO Peer Group data that relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our “competitive market”). We have used NEO Peer Group data to benchmark the compensation of some NEOs and Survey Data to benchmark the compensation of our NEOs and other executives. If relevant data is available from both the NEO Peer Group and the Survey Data for a position, we have averaged the results to determine the benchmark. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $815,000 and $840,000, respectively, we would average the two results to establish a median base salary target of $827,500.

The Committee has typically targeted the total amount of compensation payable to our NEOs at or close to the median compensation level in the competitive market by setting the target amount of each element of compensation at or near the median level of compensation in the competitive market. Because it believes superior performance should be rewarded, the Committee has typically provided our NEOs with the opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance significantly exceeds target results. Conversely, if Company or individual performance is substantially below target or planned results, the Committee believes NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile). The total amount of compensation that the Committee targeted as payable to each of our NEOs for 2015 was reasonably competitive with the median level of compensation in the NEO Peer Group and the Survey Data, except for Messrs. Fitch and Hunckler whose targeted compensation was above this range due to their substantial experience and the importance of their skill set to our strategic objectives. Certain compensation elements for Mr. LaRocco, such as base salary, retirement benefits, employee benefits and executive perquisites, are subject to the terms of his employment agreement. (See “Agreements with Named Executive Officers—LaRocco Employment Agreement” on page 75 of this Proxy Statement.)

The Committee also uses the compensation data disclosed in the proxy statements of members of the NEO Peer Group to conduct pay for performance comparisons that help it (i) understand the expectations of companies within the NEO Peer Group regarding incentive payouts and (ii) evaluate our executive compensation program and practices. The Committee also uses the Survey Data, in combination with information for the NEO Peer Group, to assess competitive pay levels and evaluate our executive compensation program and practices.

Use of Tally Sheets

The Committee uses tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Committee in its review of NEO compensation for 2015: (i) listed each individual element of compensation along with the amount earned in each category for 2012, 2013 and 2014; (ii) listed the target and maximum amounts of incentive compensation payable for 2014; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a useful perspective on the total value of NEO compensation and show how total compensation changes from year to year. The Committee also used tally sheets to evaluate each NEO’s total compensation in 2016.

Executive Compensation Program Elements

We believe that the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than employee benefits which we offer to our NEOs on the same basis as all of our other employees.

The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

•

The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation (except for how it allocates long-term compensation between the various reward elements);

•	The Company targets each element of executive compensation to approximate the median level of our competitive market so that total compensation is also positioned at median levels;

•

Neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses, option gains and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company. (See “—Contractual Arrangements with Named Executive Officers” beginning on page 62 of this Proxy Statement.)

The following chart shows the elements of our executive compensation program for 2015 (except for perquisites, which are minimal in nature).

*

In 2015 and 2016, all of the NEOs were granted 20% of their total long-term incentive opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted common shares, except for Mr. Garland whose long-term incentive opportunity was independently negotiated and determined in connection with his hiring.

Base Salary

Base Salary Adjustment Process

The Committee believes that in order for the Company to attract and retain the caliber of executives it needs to achieve both short- and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Committee may adjust the amount of an NEO’s base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO’s scope of responsibility or unique skills or expertise. These adjustments are subject to an aggregate base salary merit increase budget set by the Company based on our anticipated cost structure.

2015 Base Salaries of NEOs

The Committee set the 2015 base salaries of the NEOs in March 2015 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies. In addition, Ms. Clark’s increase was designed to move her compensation closer to the 75th percentile of the competitive market for similar executives to reward her for the results of her business unit and her strategic value to the Company.

Named Executive Officer	2014 Base Salary ($)	2015 Base Salary ($)	Increase (%)
Michael E. LaRocco	—	850,000	—
Steven E. English	450,000	465,000	3.3
Jessica E. Clark	375,000	440,000	17.3
Kim B. Garland	—	440,000	—
Clyde H. Fitch	360,000	370,000	2.8
Robert P. Restrepo, Jr.	827,502	852,327	3.0
James A. Yano	360,000	371,000	3.1
Stephen P. Hunckler	310,000	325,000	4.8

2016 Base Salaries of NEOs

The Committee set the 2016 base salaries of the NEOs in March 2016 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

Named Executive Officer	2015 Base Salary ($)	2016 Base Salary ($)	Increase (%)
Michael E. LaRocco	850,000	875,000	2.94
Steven E. English	465,000	478,950	3.0
Jessica E. Clark	440,000	455,092	3.43
Kim B. Garland	440,000	455,073	3.43
Clyde H. Fitch(1)	370,000	370,000	—

(1)	Mr. Fitch’s base salary was not adjusted in March 2016 because he retired from the Company and the State Auto Group effective on March 1, 2016.

Short-Term Incentive Compensation

The LBP—the annual cash incentive plan in which our NEOs participated in 2015—is intended to provide personal liquidity to our NEOs, focus our NEOs on achieving our short-term strategic objectives and balance the focus of our long-term incentive plans. The following table shows the amount of short-term cash incentive compensation paid to each NEO for 2015 under the LBP.

Named Executive Officer	Total Short-Term Bonus ($)	Total Short-Term Bonus (%)(1)
Michael E. LaRocco(2)	319,576	55.3
Steven E. English	201,682	57.8
Jessica E. Clark	231,264	70.1
Kim B. Garland(3)	330,000	100
Clyde H. Fitch	136,197	49.1
Robert P. Restrepo, Jr.	351,431	51.5
James A. Yano(2)	142,835	100
Stephen P. Hunckler(4)	178,750	100

(1)	Expressed as a percentage of “target” where target is set at 100%.

(2)	Messrs. LaRocco and Yano’s respective LBP bonuses were prorated to reflect the portions of the year during which they were employed by the Company.

(3)	Mr. Garland’s LBP bonus was paid at target in accordance with the terms of his hiring arrangement.

(4)	Mr. Hunckler’s LBP bonus was paid at target in accordance with the terms of his severance arrangement.

Leadership Bonus Plan Bonuses

Basis for LBP Bonuses

The LBP consisted of a Company performance component and an individual performance component for our NEOs in 2015. For 2015, the Committee: (i) maintained the percentages of the LBP target bonus opportunity based on Company performance relative to annual plan targets and individual performance at 65% and 35%, respectively, for Messrs. English, Fitch, Hunckler and Yano and 75% and 25%, respectively, for Mr. Restrepo; (ii) established the percentages of the LBP target bonus opportunity based on Company performance relative to plan targets and individual performance at 75% and 25%, respectively, for Mr. LaRocco; (iii) reduced the percentage of the LBP target bonus opportunity based on Company performance relative to annual plan targets to 65% for Ms. Clark; (iv) increased the percentage of the LBP target bonus opportunity based on individual performance to 35% for Ms. Clark; and (v) established the percentages of the LBP target bonus opportunity based on Company performance relative to plan targets and individual performance at 75% and 25%, respectively, for Mr. Garland. The Committee made these adjustments to the allocation of Ms. Clark’s LBP target bonus opportunity to align it with the allocation of the LBP target bonus opportunities of our other non-CEO NEOs. The Committee established a different allocation for the LBP target bonus opportunity of our CEO because it believed the emphasis of such allocation on the Company’s results and business plan is appropriate for our CEO. The Committee believes that all of these targets and allocations appropriately focused our NEOs on attaining objective, quantitative financial results based on the Company’s results and business plan, while also providing for the recognition of individual achievements and strategically important non-financial outcomes.

LBP Award Process

The Committee has typically selected the performance measures for the Company performance component of the LBP for each NEO, established the threshold, target and maximum performance goals for each performance measure and determined the amounts payable to each NEO upon satisfaction of the threshold, target and maximum performance goals at the beginning of each year. At the end of the year, management provides the Committee with the audited financial results achieved by the Company for each performance measure selected by the Committee. Based on this information, the Committee certifies the extent to which the performance goals were achieved and determines the amount of the Company performance bonus payable to each NEO.

For 2015, the Committee deviated from this approach by adjusting in February 2016 the LBP Combined Ratio and return on equity performance measures originally selected for the Company performance component of the LBP. These adjustments excluded from the LBP Combined Ratio and return on equity performance measure calculations $15.3 million in severance and retirement expenses. These performance measures, as adjusted, are referred to in this Proxy Statement as Adjusted LBP Combined Ratio and Adjusted Return on Equity. The Committee approved the adjustments because these expenses were not anticipated when it originally selected and established the 2015 LBP Combined Ratio and return on equity performance measures. The Committee believed that the adjustments were appropriate to preserve the 2015 bonus opportunities of the LBP participants, consistent with the objectives of our short-term incentive compensation program and in the best interests of the Company and its shareholders. As a result of the adjustment, the portion of the Company performance bonus earned by the NEOs for 2015 that was attributable to the Adjusted LBP Combined Ratio and Adjusted Return on Equity performance measures do not constitute “qualified performance-based compensation” for purposes of the Code.

The Committee (with input from the Board of Directors and Compensation Committee of State Auto Mutual) and the CEO have typically established the performance goals for the individual performance component of the LBP for the CEO and the other NEOs, respectively. The individual performance goals relate to specific strategic and business objectives relevant to each NEO’s area of responsibility and, as a result, the individual performance goals are unique for each NEO. At the end of the year, the Committee (with input from the Board of Directors and Compensation Committee of State Auto Mutual), for the CEO, and the CEO, for the other NEOs, then evaluate the satisfaction of the individual performance goals by designating the NEO’s performance for each individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance satisfied the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and, therefore, merits the award of an individual performance bonus. The Committee retains full positive and negative discretion to adjust awards made under the individual performance component of the LBP.

LBP Bonus—2015 Company Performance Component

The following table shows the threshold, target and maximum amounts of 2015 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	7.5	63,750	75.0	637,500	150	1,275,000
Steven E. English	4.875	22,669	48.75	226,688	97.5	453,375
Jessica E. Clark	4.875	21,450	48.75	214,500	97.5	429,000
Kim B. Garland(1)			56.25	247,500
Clyde H. Fitch	4.875	18,038	48.75	180,375	97.5	360,750
Robert P. Restrepo, Jr.	6.0	51,141	60.0	511,414	120.0	1,022,828
James A. Yano	3.575	13,263	35.75	132,633	71.5	265,265
Stephen P. Hunckler	3.575	11,619	35.75	116,187	71.5	232,375

(1)	Mr. Garland’s Company performance bonus was paid at target in accordance with the terms of his hiring arrangement.

The Committee selected Adjusted LBP Combined Ratio, Adjusted Return on Equity and Non-Catastrophe Loss Ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2015. The Committee selected these performance measures for our NEOs because it believes they: (i) align the individual compensation of our executives with the achievement of the strategic objectives of the State Auto Group; (ii) are among the most important drivers of a long-term increase in the price of our Common Shares; and (iii) reward our NEOs for performance or results that are within their control or subject to their influence.

•

“LBP Combined Ratio” or “combined ratio” is a measure of the State Auto Group’s underwriting profitability and is equal to the sum of (i) the State Auto Group’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income), in each case based upon statutory accounting principles. The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage, and a LBP Combined Ratio of less than 100% indicates underwriting profitability. “Adjusted LBP Combined Ratio” is the LBP Combined Ratio excluding, for 2015, $15.3 million in severance and retirement expenses.

•

“Return on equity” is the percentage determined by dividing the Company’s net income by the Company’s average shareholders’ equity, based upon generally accepted accounting principles. “Adjusted Return on Equity” is the return on equity excluding, for 2015, $15.3 million in severance and retirement expenses.

•

“Non-Catastrophe Loss Ratio” is a measure for all lines of business of the State Auto Group of the total losses and loss adjustment expenses (“LAE”) incurred as a percentage of the net earned premium. LAE are comprised of the allocated loss adjustment expenses (“ALAE”), or the costs that can be related to a specific claim, for all of the State Auto Group’s lines of business and the unallocated loss adjustment expenses (“ULAE”), or the costs incurred in the process of settling claims that cannot be attributed to a specific claim, in each case based upon statutory accounting principles.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to our NEOs’ 2015 Company performance LBP bonus opportunities:

	Adjusted LBP Combined Ratio		Adjusted Return on Equity		Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	102.0	10	4.8	10	63.0
Target	100	97.5	100	8.0	100	57.3
Maximum	200	94.0	200	11.0	200	54.0

Target performance is equal to the goal for the financial measure set forth in the 2015 business plan presented by management and approved by the Board in March 2015 following review and discussion of the business plan with the Board of Directors of State Auto Mutual. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as a minimally acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Code. (See “—Tax Deductibility of Executive Compensation” on page 63 of this Proxy Statement.)

The following table shows (i) the result achieved for each Company performance measure applicable to our NEOs’ 2015 Company performance LBP bonus opportunities, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP. The Committee assigned each of the performance measures an equal weight to balance profitability, shareholder return and growth.

Performance Measure	2015 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
Adjusted LBP Combined Ratio	101.3	24.00	.3333	8.00
Adjusted Return on Equity	6.5	57.14	.3333	19.05
Non-Catastrophe Loss Ratio	64.5	0	.3333	0

LBP Bonus—2015 Individual Performance Component

The following table shows the 2015 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of the individual performance goals.

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	2.5	21,250	25	212,500	50	425,000
Steven E. English	2.625	12,206	26.25	122,063	52.5	244,125
Jessica E. Clark	2.625	11,550	26.25	115,500	52.5	231,000
Kim B. Garland(1)			18.75	82,500
Clyde H. Fitch	2.625	9,713	26.25	97,125	52.5	194,250
Robert P. Restrepo, Jr.	2.0	17,047	20.0	170,465	40.0	340,931
James A. Yano	1.925	7,142	19.25	71,418	38.5	142,835
Stephen P. Hunckler	1.925	6,256	19.25	62,563	38.5	125,125

(1)	Mr. Garland’s individual performance bonus was paid at target in accordance with the terms of his hiring arrangement.

The following table shows (i) the amount earned by each NEO for the individual performance component of the LBP for 2015 and (ii) the value of the amount earned as a percentage of the NEO’s 2015 target bonus for the individual performance component of the LBP:

Named Executive Officer	2015 Individual Performance LBP Bonus($)	Payout Value (% of Target)
Michael E. LaRocco(1)	202,300	140
Steven E. English	140,372	115
Jessica E. Clark	173,250	150
Kim B. Garland(2)	82,500	100
Clyde H. Fitch	87,413	90
Robert P. Restrepo, Jr.	213,081	125
James A. Yano(1)	49,993	100
Stephen P. Hunckler	62,563	100

(1)	Messrs. LaRocco’s and Yano’s respective individual performance bonuses were prorated to reflect the portions of the year during which they were employed by the Company.

(2)	Mr. Garland’s individual performance bonus was paid at target in accordance with the terms of his hiring arrangement.

For 2015, the Committee awarded Mr. LaRocco an individual performance bonus for the following accomplishments from his start date through the end of the year:

•	acting quickly to bring a greater sense of urgency to building a culture of solid business achievement;

•	establishing a senior team of high quality insurance professionals who are aligned and focused on a simple objective—profitable growth;

•	accelerating the Company’s focus on technology improvements and improving our customer/consumer experience; and

•	demonstrating passionate leadership and communicating openly and candidly to all stakeholders.

Mr. LaRocco recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2015:

•

Mr. English met his goals for the year. He led our effort to transition to a more transparent and detailed planning and reporting process. Mr. English worked effectively with regulators, rating agencies and analysts during this transition process. Mr. English and his team also led an expense review that resulted in significant and ongoing savings for the Company. We were also able to continue to reduce our reinsurance costs while maintaining appropriate levels of capital protection. Mr. English worked effectively with regulators, rating agencies and analysts during this transition process.

•

Ms. Clark somewhat exceeded her goals for the year. Our Specialty division, including workers compensation, achieved profitable growth for the year, despite a lack of pricing discipline in the industry that we were able to avoid. In addition, Ms. Clark took on the additional responsibility for our commercial lines of business in the second half of the year. In that short period of time, Ms. Clark and her team identified gaps and developed plans to correct those gaps.

•

Mr. Garland joined the company in the middle of the year and, accordingly, his individual performance bonus was paid at target in accordance with the terms of his hiring arrangement. After joining the Company, Mr. Garland led an effort to understand why the results of our auto business were failing to meet expectations. Mr. Garland and his team also identified the causes of the results of our auto business and developed a plan to correct those issues.

•

Mr. Fitch met his goals for the year. While we continued to experience a loss in customers, the rate of decline dropped consistently throughout the year. In addition, in the second half of the year, our new business across most product lines consistently increased versus prior months and prior year. Mr. Fitch was thorough and professional as he helped with the transition of his responsibilities in preparation for his pending retirement.

2016 Annual Performance Bonuses

On March 4, 2016, the Board of Directors approved the terms of the State Auto Financial Corporation One Team Incentive Plan or “OTIP.” If approved by shareholders at the Annual Meeting, the OTIP will replace the LBP as the Company annual cash incentive plan. The OTIP provides for an annual cash incentive bonus opportunity for all of the Company’s regular, active employees based upon the achievement of stated corporate performance goals in relation to the Company’s achievement of its annual plan goals. The Board of Directors implemented the OTIP to advance the interests of the Company and its shareholders by providing employees with an incentive bonus for achieving the strategic objectives of the Company. The purposes of the OTIP are: (a) to further our long-term profitable growth and earnings by providing incentives and rewards to all employees who achieve the stated performance goals and strategic objectives which contribute significantly to the achievement of profitable growth; (b) to focus employees on the key measures that align and drive superior performance and value over the long term; and (c) to assist us in recruiting and maintaining highly talented associates by providing competitive total rewards. For more information regarding the OTIP, see Proposal Five (approval of adoption of the Company’s One Team Incentive Plan).

Long-Term Equity and Cash Incentive Compensation

The Committee awards long-term incentive compensation to our NEOs in the form of stock options and restricted common shares under the 2009 Equity Plan and PAUs under the LTIP. The Committee targets these long-term incentive compensation awards to the NEOs at the median of long-term incentive compensation awards in our competitive market. For 2015 and 2016, the Committee provided 20% of each NEO’s total long-term incentive compensation opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted common shares, except for Mr. Garland whose long-term incentive compensation award was independently negotiated and determined in connection with his hiring. The Committee established this allocation to effectively manage share usage and control the dilution of the interests of our shareholders.

Stock Options

Basis for Stock Option Awards

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of our Common Shares over the long-term because the stock options we award have no value unless the price of the underlying Common Shares increases from the date of grant and (ii) helps align the interests of our executives who hold stock options, including our NEOs, with the interests of our shareholders. Stock options also represent a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and build appropriate levels of Common Share ownership among our executive team. The Company has not and will not reprice or replace underwater stock options without first obtaining shareholder approval.

Stock Option Award Process

In 2015 and 2016, the Committee granted stock options to our NEOs representing the number of Common Shares set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests on each anniversary of the grant date for three years) and an option exercise price equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2015 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2016 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Michael E. LaRocco	33,380	23.01	32,494	21.54
Steven E. English	10,435	22.72	10,164	21.54
Jessica E. Clark	9,257	22.72	9,054	21.54
Kim B. Garland	9,257	22.60	9,054	21.54
Clyde H. Fitch(1)	6,747	22.72	—	—
Robert P. Restrepo, Jr.(1)	33,472	22.72	—	—
James A. Yano(1)	6,765	22.72	—	—
Stephen P. Hunckler(1)	5,926	22.72	—	—

(1)

Messrs Fitch, Restrepo, Yano and Hunckler did not receive a stock option award for 2016 because their respective employment with the Company and the State Auto Group terminated prior to the grant date.

The Committee grants stock options at the same time other annual awards are determined based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee, the Committee did not exercise such discretion for the 2015 or 2016 stock option grants and instead implemented the CEO’s recommendations. The Committee also granted stock options to Messrs. LaRocco and Garland in connection with their hires, which occurred after the date on which the Committee granted stock options to the other NEOs.

The Committee determined the number of stock options granted by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model used to determine the current value of stock options and was provided to the Company by Pay Governance, LLC. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in option grants, is similar to the practices of other companies and prevents significant fluctuation in the number of options granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

Restricted Common Shares

Basis for Restricted Common Share Awards

We believe that issuing restricted common shares to our executives (i) reduces our usage of Common Shares under our equity compensation plans, (ii) aligns the interests of the NEOs with the interests of our shareholders and (iii) encourages retention. Restricted stock also represents a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and builds appropriate levels of Common Share ownership among our executive team.

Restricted Common Share Award Process

In 2015 and 2016, the Committee granted restricted common shares to our NEOs representing the number of Common Shares set forth in the table below. These restricted common shares vest on the third anniversary of the grant date, which enhances their encouragement of retention.

Named Executive Officer	2015 Restricted Common Share Awards (# of Common Shares)	2016 Restricted Common Share Awards (# of Common Shares)
Michael E. LaRocco	7,902	7,461
Steven E. English	2,471	2,334
Jessica E. Clark	2,192	2,079
Kim B. Garland	4,406	2,079
Clyde H. Fitch(1)	1,597	—
Robert P. Restrepo, Jr.(1)	7,924	—
James A. Yano(1)	1,602	—
Stephen P. Hunckler(1)	1,403	—

(1)

Messrs Fitch, Restrepo, Yano and Hunckler did not receive a restricted stock award for 2016 because their respective employment with the Company and the State Auto Group terminated prior to the grant date.

The Committee grants restricted common shares at the same time other annual awards are determined based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any restricted common shares granted, including the number of restricted common shares granted, the Committee did not exercise such discretion for the 2015 or 2016 restricted common share grants and instead implemented the CEO’s recommendations. The Committee also granted restricted common shares to Messrs. LaRocco and Garland in connection with their hires, which occurred after the date on which the Committee granted restricted common shares to the other NEOs.

The Committee determined the number of restricted common shares granted by dividing the portion of the NEO’s target long-term incentive opportunity awarded in restricted common shares by the sum of (i) the average daily trading price of our Common Shares during the immediately preceding year and (ii) the estimated value of three years of anticipated cash dividends. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in restricted common share grants, is similar to the practices of other companies and prevents significant fluctuation in the number of restricted common shares granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

Performance Award Units

Basis for PAU Awards

PAUs reward participants for achieving sustained financial results that we believe should increase the price of our Common Shares over the long term. The Committee also believes that PAUs balance the focus of our annual operating plan by rewarding participants for our financial results relative to the results of other property and casualty insurers, which is consistent with our executive compensation program objective to provide compensation relative to our performance as compared to the performance of our peers. In addition, PAUs minimize shareholder dilution as they are paid in cash.

PAU Award Process

PAUs are awarded annually by the Committee to the NEOs and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00 depending on our performance. The final value of a PAU depends on the State Auto Group’s performance relative to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period.

PAUs are valued based on the State Auto Group’s achievement of performance goals selected by the Committee compared against the results of the LTIP Peer Group during the three-year period. Each goal has threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance equals the median level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile. No amount is payable for a performance measure if the State Auto Group performs below the 20th percentile.

For example, if at the end of the 2015–2017 performance period there are 60 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 60 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 30/31st ranked companies. A maximum award will be received if our three-year average statutory combined ratio equals or exceeds the 12th ranked company (equal to the group’s 80th percentile). Finally, a threshold award will be received if our three-year statutory combined ratio equals the 48th ranked company (or the group’s 20th percentile). The same comparison is performed for the other performance measures, with the results equally weighted to determine the final PAU value awarded to each NEO.

PAU Awards—2013-2015 Performance Period

PAUs awarded to each of the NEOs other than Ms. Clark for the 2013-2015 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct statutory combined ratio for the State Auto Group; (ii) the State Auto Group’s direct written premium growth; and (iii) the State Auto Group’s surplus growth. PAUs awarded to Ms. Clark for the 2013-2015 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct statutory combined ratio for our Specialty Group; (ii) direct written premium growth for our Specialty Group; and (iii) the State Auto Group’s surplus growth.

We have not determined the value of the PAUs awarded for the 2013-2015 performance period because the final LTIP Peer Group data for the 2013-2015 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information for the 2013-2015 performance period, we currently expect that the PAUs awarded for the 2013-2015 performance period will be valued significantly below target for all of the NEOs, except for Ms. Clark. We currently expect that the PAUs awarded to Ms. Clark for the 2013-2015 performance period will be valued significantly above target. We will determine the value of the PAUs awarded to our NEOs for the 2013-2015 performance period (and pay such amount to our NEOs) in May 2016 after the final LTIP Peer Group data for the 2013-2015 performance period is released.

PAU Awards—2015

PAUs awarded to each of the NEOs (except for Ms. Clark) for the 2015-2017 performance period are valued based on the achievement of target results for three equally-weighted performance measures: (i) statutory combined ratio for the State Auto Group; (ii) the State Auto Group’s net written premium growth (excluding the impact of the quota share reinsurance agreement entered into by the State Auto Group on December 31, 2011 relating to its homeowners book of business(the “Quota Share Agreement”)); and (iii) the State Auto Group’s surplus growth. PAUs awarded to Ms. Clark for the 2015-2017 performance period are valued based on the achievement of three equally-weighted performance measures: (i) statutory combined ratio for our Specialty Group; (ii) direct or gross premium growth for our Specialty Group; and (iii) surplus growth for the State Auto Group. The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

The LTIP Peer Group used to determine our achievement of (i) the surplus growth performance measure applicable to PAUs awarded to our NEOs in 2015 and (ii) the net written premium growth and direct, statutory combined ratio performance measures applicable to PAUs awarded to all of our NEOs in 2015 except for Ms. Clark initially consisted of 43 insurance companies included in the A.M. Best Total U.S. P&C Agency Companies Composite with net written premiums ranging from $0.5 billion to $5.0 billion. The LTIP Peer Group used to determine our achievement of the performance measures applicable to PAUs awarded to Ms. Clark in 2015 initially consisted of 48 excess and surplus lines peers with annualized gross written premiums ranging from $165 million to $750 million and 55 workers compensation peers with annualized gross written premiums ranging from $65 million to $290 million. For Ms. Clark, the results of the surplus lines group of our Specialty Group will be compared against the results of the surplus lines peers, and the results of the workers compensation group of our Specialty Group will be compared against the results of the workers compensation peers. The total performance of the Specialty Group will be determined by weighting the results of its surplus lines and workers compensation groups based on their respective gross written premium contribution.

For the 2015-2017 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2015 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Michael E. LaRocco	773,500	773,500	309,400	1,547,000
Steven E. English	241,800	241,800	96,720	483,600
Jessica E. Clark	214,500	214,500	85,800	429,000
Kim B. Garland	214,500	214,500	85,800	429,000
Clyde H. Fitch	156,325	156,325	62,530	312,650
Robert P. Restrepo Jr.	775,618	775,618	310,247	1,551,236
James A. Yano	156,748	156,748	62,699	313,496
Stephen P. Hunckler	137,313	137,313	54,925	274,626

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2016

PAUs awarded for the 2016-2018 performance period are valued based on the achievement of three equally-weighted performance measures. The Committee selected the same performance measures for the 2016-2018 performance period as it did for the 2015-2017 performance period for the reasons discussed above in “—PAU Awards—2015.” For the 2016-2018 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2016 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Michael E. LaRocco	796,250	796,250	318,500	1,592,500
Steven E. English	249,054	249,054	99,622	498,108
Jessica E. Clark	221,857	221,857	88,743	443,714
Kim B. Garland	221,848	221,848	88,739	443,696
Clyde H. Fitch(2)	—	—	—	—

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

(2)	Mr. Fitch did not receive a PAU award for 2016 because his employment with the Company and the State Auto Group terminated prior to the grant date.

Retirement and Deferred Compensation

Retirement Plans

We maintain a defined benefit pension plan, referred to as our “Retirement Plan,” to recognize the career contributions and service of our employees, assist in the retention of our employees and provide our employees with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our “SERP,” to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. All of our current NEOs are eligible to participate in the Retirement Plan and SERP except for Ms. Clark and Messrs. LaRocco and Garland. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other employees upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. Under the Retirement Plan, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the SERP, the amount of retirement benefits that an employee would be eligible to receive is determined solely by the employee’s actual period of service.

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Retirement Savings Plan” or “RSP.” The RSP is intended to help ensure the long-term financial stability of our employees. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to limits imposed by the Internal Revenue Service. In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, under which the Company annually contributes to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See “Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan” on page 61 of this Proxy Statement for more information regarding the RSP.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

We maintain a non-qualified, unfunded deferred compensation plan for eligible key employees, which we refer to as our “Shadow Plan.” Non-qualified plans provide highly compensated employees with the same retirement savings opportunities, on a relative basis, as other employees. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Employees eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See “Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan” on page 62 of this Proxy Statement for more information regarding the Shadow Plan.

Executive Perquisites and Other Compensation

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that helps us attract and retain the best executives. Mr. Garland is also entitled under the terms of his hiring arrangement to the reimbursement of certain travel expenses, and for the gross-up of related taxes, he incurs in connection with his relocation to Columbus, Ohio.

Contractual Arrangements with Named Executive Officers

Employment Agreements

The Company enters into employment agreements to provide appropriate protection to the employee and the Company and clarity to the employee and the Company about the Company’s expectations. The Company’s only current employment agreement is with Mr. LaRocco, its Chairman, President and Chief Executive Officer. The Company believes that having an employment agreement in place with Mr. LaRocco ensures leadership stability and focus and assists in long-term retention. The Company also believes that continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.

The terms of Mr. LaRocco’s employment agreement were the result of arm’s length negotiations between the Committee and Mr. LaRocco. As is the case with most executive employment agreements, our employment agreement with Mr. LaRocco addresses separation and severance benefits in connection with the termination of his respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. LaRocco, including the severance and separation benefits provided to Mr. LaRocco upon the occurrence of certain termination events, are described in detail below under “Agreements with Named Executive Officers—LaRocco Employment Agreement.”

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. The terms of the change of control agreements with our NEOs are described in detail below under “Agreements with Named Executive Officers.” The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under “Potential Payments Upon Termination or Change of Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the LBP, the 2009 Equity Plan and the LTIP as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the LTIP are intended to be deductible for federal income tax purposes under Section 162(m) of the Code; provided, however, that the portion of the Company performance bonus earned by the NEOs for 2015 that was attributable to the Adjusted LBP Combined Ratio and Adjusted Return on Equity performance measures do not constitute “qualified performance-based compensation” for purposes of Section 162(m) due to the adjustments made by the Committee to the performance measures in February 2016. These adjustments are described in detail above in “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process.” While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible. For example, restricted common shares awarded under the 2009 Equity Plan and compensation paid for the attainment of individual performance-based awards under the LBP are not intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding equity compensation—to build appropriate levels of Common Share ownership among our executive team. Each person subject to the Ownership Guidelines is advised to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). Our Stock Ownership Guidelines also encourage our Section 16 officers to hold the net amount of Common Shares they obtain through the exercise of stock options or vesting of restricted common shares until the later of (i) the first anniversary of the date the officer exercised the stock options or the restricted stock vested, as applicable, or (ii) the date on which the officer satisfies the Ownership Target Amounts.

Equity grants vary based on an individual’s level in the Company, our competitive market data, the scope of the NEO’s responsibility and the number of Common Shares available for issuance under our equity compensation plans. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of option grants they receive. The following Ownership Target Amount categories will remain in place until changed by the Committee:

Chairman/CEO	100,000 Common Shares
Senior Vice President	15,000 Common Shares
Vice President	7,000 Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted common shares. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following table shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 3, 2016.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO(1)	Unvested Restricted Stock Owned by NEO	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Michael E. LaRocco	100,000	0	15,363	11,149	26,512
Steven E. English	15,000	40,052	7,377	13,791	61,220
Jessica E. Clark	15,000	14,124	6,128	4,771	25,023
Kim B. Garland	15,000	0	6,485	15,217	21,702
Clyde H. Fitch	15,000	34,918	3,380	18,413	56,711

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 3, 2016 and “in the money” based on a price of $21.29, which represents the average closing price for the Company’s Common Shares during the 30-day period ending on March 3, 2016.

Clawback Policy

Our clawback policy provides that the Company will seek to recover from any Section 16 officer of the Company all or a portion of pre-tax incentive compensation paid to the officer in excess of what should have been paid in the event the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to error.

Anti-Hedging Policy

Our anti-hedging policy prohibits all Company employees, including our NEOs, and members of the Board from engaging in certain hedging transactions relating to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)
Michael E. LaRocco(1)	2015	572,115	0	178,506	283,062	319,576	0	109,992	1,463,251
President and Chief Executive Officer

Steven E. English	2015	461,539	0	55,820	87,967	201,682	76,537	20,791	904,336
Senior Vice President and Chief Financial Officer	2014	447,231	0	54,604	86,477	603,309	269,185	20,983	1,481,788
	2013	435,500	0	0	199,738	346,845	61,525	15,073	1,058,681

Jessica E. Clark	2015	425,000	0	49,517	78,037	231,264	0	378,739	1,162,557
Senior Vice President, Specialty Lines	2014	372,692	0	39,424	62,457	601,643	0	159,007	1,235,223
	2013	362,834	0	0	144,253	454,209	0	33,215	994,511

Kim B. Garland(2)	2015	152,308	50,000	99,532	75,445	330,000	0	38,457	745,742
Senior Vice President, Standard Lines

Clyde H. Fitch	2015	367,692	0	36,076	56,877	136,197	115,194	20,213	732,249
Senior Vice President and Chief Sales Officer	2014	357,692	0	37,853	59,959	473,942	216,490	20,746	1,166,682
	2013	348,077	0	0	138,329	269,629	98,920	15,073	870,028

Robert P. Restrepo, Jr.(3)	2015	846,598	0	179,003	282,169	351,431	106,748	2,191,621	3,957,570
Former Chairman, President and Chief Executive Officer	2014 2013	821,940 798,900	0 0	187,376 0	296,836 683,876	925,115 601,633	807,578 581,148	103,442 97,018	3,142,287 2,762,575

James A. Yano(4)	2015	268,577	0	36,189	57,029	368,130	0	22,658	752,583
Former Senior Vice President, Secretary and General Counsel	2014 2013	357,692 344,231	0 0	37,853 0	59,959 128,447	353,958 204,610	212,756 88,412	20,746 15,073	1,042,964 780,773

Steven J. Hunckler(5)	2015	227,788	0	31,694	49,956	178,750	0	1,304,789	1,792,977
Former Senior Vice President, Specialty Lines

(1)

Mr. LaRocco was hired by the Company and State Auto Mutual effective on April 27, 2015 and began serving as President and Chief Executive Officer of the Company and State Auto Mutual on May 8, 2015 and, therefore, was not an NEO in 2014 or 2013.

(2)	Mr. Garland was hired by the Company effective on August 24, 2015 and, therefore, was not an NEO in 2014 or 2013.

(3)	Mr. Restrepo’s employment with the Company terminated on December 31, 2015.

(4)	Mr. Yano’s employment with the Company terminated upon his death on September 14, 2015.

(5)	Mr. Hunckler’s employment with the Company terminated on September 11, 2015. Mr. Hunckler was not an NEO in 2014 or 2013.

(6)	This dollar amount represents a signing bonus paid to Mr. Garland in connection with his hiring.

(7)

This dollar amount represents the grant date fair value of the restricted common shares awarded under our 2009 Equity Plan in the fiscal year indicated. The grant date fair value of the restricted common shares was determined by multiplying the closing price of our Common Shares on the date of grant by the number of restricted common shares granted.

(8)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2015.

(9)

The amounts earned in 2015 by the NEOs with respect to the PAUs awarded in 2013 under our LTIP for the 2013-2015 performance period are not included in this column as the results for the 2013-2015 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2015.

For 2015 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2015 by each NEO under the Company performance component of the LBP and the individual performance component of the LBP:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Michael E. LaRocco.	117,276	202,300	319,576	(a)
Steven E. English	61,310	140,372	201,682
Jessica E. Clark	58,014	173,250	231,264
Kim B. Garland	247,500	82,500	330,000	(b)
Clyde H. Fitch	48,784	87,413	136,197
Robert P. Restrepo, Jr.	138,530	213,081	351,431
James A. Yano	92,842	49,993	368,130	(c)
Steven J. Hunckler	116,187	62,563	178,750

(a)	Mr. LaRocco’s LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company.

(b)	Mr. Garland’s LBP bonus was paid at target in accordance with the terms of his hiring arrangement.

(c)

Mr. Yano’s LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company. Upon his death, Mr. Yano also received a payment of $225,295, which was equal to the target value of his outstanding PAU awards prorated to reflect the portion of the applicable performance periods during which he was employed by the Company.

For 2014 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2014 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the PAUs relating to the 2012-2014 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Steven E. English	320,896	200,813	81,600	603,309
Jessica E. Clark	228,504	111,375	261,764	601,643
Clyde H. Fitch	256,716	160,650	56,576	473,942
Robert P. Restrepo, Jr.	725,885	82,750	116,480	925,115
James A. Yano	188,258	124,740	40,960	353,958

For 2013 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2013 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the PAUs relating to the 2011-2013 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Steven E. English	141,682	139,613	65,550	346,845
Jessica E. Clark	203,912	68,255	182,042	454,209
Clyde H. Fitch	126,512	94,828	48,289	269,629
Robert P. Restrepo, Jr.	277,205	144,612	179,816	601,633
James A. Yano	83,025	86,625	34,960	204,610

(10)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(11)	The table below shows the components of the “All Other Compensation” column for 2013 through 2015.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Insurance Premiums ($)		Other ($)(e)	Total ($)
Michael E. LaRocco.	2015	27,433	9,746	1,580	0	0		71,233	109,992

Steven E. English	2015	9,275	9,746	1,770	0	0		0	20,791
	2014	9,100	11,111	772	0	0		0	20,983
	2013	8,925	6,148	0	0	0		0	15,073

Jessica E. Clark	2015	22,525	9,746	1,400	0	0		345,068	378,739
	2014	22,100	6,876	557	0	0		129,474	159,007
	2013	27,067	6,148	0	0	0		0	33,215

Kim B. Garland	2015	4,062	0	441	0	0		33,954	38,457

Clyde H. Fitch	2015	9,275	9,746	1,192	0	0		0	20,213
	2014	9,100	11,111	535	0	0		0	20,746
	2013	8,925	6,148	0	0	0		0	15,073

Robert P. Restrepo, Jr.	2015	29,631	9,746	8,060	3,840	49,319	(d)	2,091,025	2,191,621
	2014	28,768	11,111	15,964	2,790	44,809	(d)	0	103,442
	2013	27,962	6,148	17,011	2,790	43,107	(d)	0	97,018

James A. Yano	2015	9,275	0	855	0	0		12,528	22,658
	2014	9,100	11,111	535	0	0		0	20,746
	2013	8,925	6,148	0	0	0		0	15,073

Steven J. Hunckler	2015	16,962	0	741	0	0		1,287,086	1,304,789

(a)

The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)

The dollar amounts in this column reflect spousal/guest travel hosting on agent incentive trips and gross-up payments for the taxes incurred by the NEOs in connection with their receipt of such payments in 2015 and 2014.

(c)	All of the dollar amounts in this column reflect non-golf club membership dues.

(d)	These dollar amounts reflect the income attributed to Mr. Restrepo as a result of the long-term disability policy obtained by the Company to address its disability obligation under his Employment

Agreement ($28,992 in 2015, 2014 and 2013), and an amount to reimburse Mr. Restrepo for the income tax liability that he incurred as a result of such policy ($20,327, 15,818 and $14,115 in 2015, 2014 and 2013, respectively).

(e)

The dollar amounts in this column for 2015 reflects: (i) 71,233 in payments made to Mr. LaRocco to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $23,816 in gross-up payments for the taxes incurred by Mr. LaRocco in connection with his receipt of such payments); (ii) 345,068 in payments made to Ms. Clark to reimburse her for expenses she incurred in connection with relocation to Columbus, Ohio (including $115,477 in gross-up payments for the taxes incurred by Ms. Clark in connection with her receipt of such payments); (iii) $21,215 in payments made to Mr. Garland to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio; (iv) $12,739 in payments made to Mr. Garland to reimburse him for travel expenses (including $4,248 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments); (v) $2,091,025 in estimated severance payments made to or accrued with respect to Mr. Restrepo; (vi) $4,653 in payments made to Mr. Yano for spousal travel expenses; (vii) $7,875 in severance payments made to or accrued with respect to Mr. Yano; (viii) $4,653 in payments made to Mr. Hunckler for spousal travel expenses; (ix) $1,262,433 in estimated severance payments made to or accrued with respect to Mr. Hunckler; and (x) $20,000 in payments made to Mr. Hunckler to reimburse him for unused vacation. See “Potential Payments Upon Termination or Change of Control” for more information regarding the severance payments made to or accrued with respect to Messrs. Restrepo, Yano and Hunckler.

The dollar amount in this column for 2014 reflects (i) $66,942 in payments made to Ms. Clark to reimburse her for expenses she incurred in connection with relocation to Columbus, Ohio (including $16,796 in gross-up payments for the taxes incurred by Ms. Clark in connection with her receipt of such relocation payments) and (ii) $62,532 paid to Ms. Clark as a result of a third party service provider failing to withhold taxes on a payment it issued to Ms. Clark on behalf of the Company.

Grants of Plan-Based Awards in 2015

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Michael E. LaRocco:
Restricted stock award(1)	5-7-15					7,902			181,825
Stock option award(2)	5-7-15						33,380	23.01	283,062
LBP Company performance award(3)	5-7-15		63,750	637,500	1,275,000
LBP individual performance award(4)	5-7-15		21,250	212,500	425,000
PAU award(5)	5-7-15	773,500	309,400	773,500	1,547,000

Steven E. English:
Restricted stock award(1)	3-5-15					2,471			56,141
Stock option award(2)	3-5-15						10,435	22.72	74,400
LBP Company performance award(3)	3-5-15		22,669	226,688	453,375
LBP individual performance award(4)	3-5-15		12,206	122,206	244,125
PAU award(5)	3-5-15	241,800	24,180	241,800	483,600

Jessica E. Clark:
Restricted stock award(1)	3-5-15					2,192			49,802
Stock option award(2)	3-5-15						9,257	22.72	66,000
LBP Company performance award(3)	3-5-15		21,450	214,500	429,000
LBP individual performance award(4)	3-5-15		11,550	115,500	231,000
PAU award(5)	3-5-15	214,500	21,450	214,500	429,000

Kim B. Garland:
Restricted stock award(1)	8-24-15					4,406			99,532
Stock option award(2)	8-24-15						9,257	22.60	75,445
LBP Company performance award(3)	8-24-15		24,750	247,500	495,000
LBP individual performance award(4)	8-24-15		8,250	82,500	165,000
PAU award(5)	8-24-15	214,500	21,450	214,500	429,000

Clyde H. Fitch:
Restricted stock award(1)	3-5-15					1,597			36,284
Stock option award(2)	3-5-15						6,747	22.72	48,100
LBP Company performance award(3)	3-5-15		18,038	180,375	360,750
LBP individual performance award(4)	3-5-15		9,713	97,125	194,250
PAU award(5)	3-5-15	156,325	62,494	156,325	312,650

Robert P. Restrepo, Jr.:
Restricted stock award(1)	3-5-15					7,924			180,033
Stock option award(2)	3-5-15						33,472	22.72	238,652
LBP Company performance award(3)	3-5-15		51,141	511,414	1,022,828
LBP individual performance award(4)	3-5-15		17,047	170,465	340,931
PAU award(5)	3-5-15	775,618	77,562	775,618	1,551,236

James A. Yano:
Restricted stock award(1)	3-5-15					1,602			36,397
Stock option award(2)	3-5-15						6,765	22.72	48,230
LBP Company performance award(3)	3-5-15		13,263	132,633	265,265
LBP individual performance award(4)	3-5-15		7,142	71,418	142,835
PAU award(5)	3-5-15	156,748	15,675	156,748	313,496

Stephen J. Hunckler:
Restricted stock award(1)	3-5-15					1,403			31,876
Stock option award(2)	3-5-15						5,926	22.72	42,250
LBP Company performance award(3)	3-5-15		11,619	116,188	232,375
LBP individual performance award(4)	3-5-15		6,256	71,418	142,835
PAU award(5)	3-5-15	137,313	13,731	137,313	274,626

(1)

In 2015, all of our NEOs received restricted common shares under our 2009 Equity Plan. The restricted common shares shown in this column were granted on the date indicated pursuant to action of the Compensation Committee on that day. These restricted common shares vest on the third anniversary of the grant date. The grant date fair value of these restricted common shares was determined by multiplying the closing price of Common Shares on the date of grant by the number of restricted common shares granted. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2015, all of our NEOs received options under our 2009 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined in accordance with ASC Topic 718. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(3)

In 2015, all of our NEOs participated in the LBP, an annual cash incentive bonus plan that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. The Compensation Committee selected Adjusted LBP Combined Ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2015. The actual payments made to each NEO for the Company performance component of the LBP for 2015 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(4)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the Board of Directors and the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2015 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(5)

In 2015, all of our NEOs were selected to participate in the LTIP, a cash incentive bonus plan, for the performance period beginning January 1, 2015 and ending December 31, 2017. Under the LTIP, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—(a) statutory combined ratio for the State Auto Group, (b) the State Auto Group’s net written premium growth (excluding the impact of the Quota Share Agreement) and (c) the State Auto Group’s surplus growth—in comparison to the LTIP Peer Group over the three-year performance period. PAUs awarded to Ms. Clark for the 2015-2017 performance period are valued based on the achievement of three equally-weighted performance measures: (i) statutory combined ratio for our Specialty Group; (ii) direct or gross premium growth for our Specialty Group; and (iii) surplus growth for the State Auto Group—in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the LTIP, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael E. LaRocco.	33,380	0	0	23.01	5/6/26	7,902	162,702

Steven E. English	6,300	0	0	33.50	5/16/16	5,043	103,835
	5,910	0	0	29.53	5/2/17
	10,834	0	0	25.81	3/5/18
	12,025	0	0	14.49	3/4/19
	18,601	0	0	18.78	3/3/20
	21,796	0	0	17.03	3/2/21
	16,473	0	0	13.53	2/28/22
	24,510	12,072	0	16.80	2/27/23
	3,635	7,270	0	21.23	3/5/24
	0	10,435	0	22.72	3/4/25

Jessica E. Clark	12,850	0	0	17.03	3/2/21	4,049	83,369
	9,141	0	0	13.53	2/28/22
	17,701	8,719	0	16.80	2/27/23
	2,625	5,251	0	21.23	3/5/24
	0	9,257	0	22.72	3/4/25

Kim B. Garland	0	9,257	0	22.60	8/24/25	4,406	90,720

Clyde H. Fitch	18,850	0	0	25.72	11/4/17	3,376	69,512
	10,834	0	0	25.81	3/5/18
	10,994	0	0	14.49	3/4/19
	17,051	0	0	18.78	3/3/20
	16,056	0	0	17.03	3/2/21
	11,422	0	0	13.53	2/28/22
	16,974	8,361	0	16.80	2/27/23
	2,520	5,041	0	21.23	3/5/24
	0	6,747	0	22.72	3/4/25

Robert P. Restrepo, Jr.	30,000	0	0	31.94	3/1/16
	23,012	0	0	29.53	5/2/17
	49,624	0	0	25.81	3/5/18
	52,088	0	0	14.49	3/4/19
	54,015	0	0	18.78	3/3/20
	52,890	0	0	17.03	3/2/21
	94,057	0	0	13.53	2/28/22
	125,252	0	0	16.80	2/27/23
	37,432	0	0	21.23	3/5/24
	33,472	0	0	22.72	12/31/20

James A. Yano	5,682	0	0	29.53	5/2/17
	7,527	0	0	25.81	3/5/18
	7,929	0	0	14.49	3/4/19
	12,322	0	0	18.78	3/3/20
	11,625	0	0	17.03	3/2/21
	8,269	0	0	13.53	2/28/22
	25,335	0	0	16.80	2/27/23
	7,561	0	0	21.23	3/5/24
	6,765	0	0	22.72	3/4/25

Stephen J. Hunckler	5,926	0	0	22.72	9/11/20

*	The closing price of our Common Shares on December 31, 2015 was $20.59.

(1)

Except for the 33,472 and 5,926 options granted to Messrs. Restrepo and Hunckler, respectively, in 2015 (which are exercisable for a five-year period after their respective retirement dates), all options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•

Options expiring February 27, 2023 were granted on February 28, 2013. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of February 28, 2016.

•	Options expiring March 5, 2024 were granted on March 6, 2014. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 6, 2017.

•	Options expiring March 4, 2025 were granted on March 5, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 5, 2018.

•	Options expiring August 24, 2025 were granted on August 25, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of August 24, 2018.

•	Options expiring May 6, 2026 were granted on May 7, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of May 7, 2018.

(2)	All restricted common shares listed in this table vest on the third anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(2)
Michael E. LaRocco	0	—	0	—
Steven E. English	0	—	0	—
Jessica E. Clark	0	—	0	—
Kim B. Garland	0	—	0	—
Clyde H. Fitch	0	—	0	—
Robert P. Restrepo, Jr.	0	—	38,276	854,834
James A. Yano	0	—	3,385	81,917
Stephen J. Hunckler	54,611	401,009	2,939	71,300

(1)	This dollar amount represents the aggregate difference between the exercise price of the options and the closing market price of our Common Shares on the exercise date.

(2)

This dollar amount represents the number of Common Shares underlying the unvested restricted common shares on the vesting date multiplied by the closing market price of our Common Shares on the vesting date.

Retirement Plans

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. Employees hired before January 1, 2010 (which does not include any NEOs currently employed by the Company) are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Our SERP, which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. None of the NEOs who are currently employed by the Company are eligible to participate in the SERP. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee previously approved participation in this SERP for all NEOs. Executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

Pension Benefits in Fiscal 2015

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Michael E. LaRocco(2)

Steven E. English	Retirement Plan	15	(3)	523,406	0
	SERP	15	(3)	322,173	0

Jessica E. Clark(2)

Kim B. Garland(2)

Clyde H. Fitch.(2)	Retirement Plan	8		599,533	0
	SERP			218,247	0

Robert P. Restrepo, Jr.	Retirement Plan	10		702,735	0
	SERP	10		1,558,110	0
	Individual SERP	10		1,794,433	0

James A. Yano	Retirement Plan	9		595,995	0
	SERP	9		0	152,930	(4)

Stephen J. Hunckler	Retirement Plan	6		47,551	0
	SERP	6		6,505	0

(1)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2015, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

(2)	Ms. Clark and Messrs. LaRocco and Garland are not eligible to participate in the Retirement Plan or SERP and are not a party to an individual supplemental executive retirement plan.

(3)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $37,386 within the Retirement Plan and $23,012 within the SERP).

(4)	The aggregate balance under Mr. Yano’s SERP was distributed following his death.

Deferred Compensation Plans

Defined Contribution Plan/401(k) Plan

Our defined contribution plan, which we refer to as the “Retirement Savings Plan” or “RSP,” is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant may elect to contribute from 1% to 50% of his or her base salary to the RSP. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares. Mr. Garland is our only NEO who made this election.

The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $18,000 for 2015. This equates to a Company contribution in the RSP of $0.58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.

The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a “date-certain” distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2015

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael E. LaRocco	11,962	4,909	(1,249)	0	15,622
Steven E. English	0	0	(1,301)	0	596,102
Jessica E. Clark	0	0	(260)	0	20,457
Kim B. Garland	0	0	0	0	0
Clyde H. Fitch	0	0	(124)	0	26,520
Robert P. Restrepo, Jr.	75,314	20,356	(18,910)	0	687,974
James A. Yano	0	0	(121)	1,033	26,243
Stephen J. Hunckler	0	0	(61)	0	7,106

(1)	Contributions by the NEO or by us, as the case may be, were made pursuant to the Shadow Plan.

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2015 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Agreements with Named Executive Officers

LaRocco Employment Agreement

We entered into an employment agreement with Michael E. LaRocco, our President and Chief Executive Officer, on March 27, 2015, effective as of April 27, 2015. The employment agreement ends on December 31, 2018, unless terminated earlier due to Mr. LaRocco’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause.

Under his employment agreement, Mr. LaRocco receives an annual base salary and is entitled to participate in the LBP, the LTIP, any Company employee stock purchase plan, the Retirement Plan, the RSP, the SERP and the 2009 Equity Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to employees of the Company. The employment agreement further provides that unless Mr. LaRocco otherwise agrees (i) his annual base salary shall not be less than $850,000, (ii) his target bonus under the LBP shall not be less than 100% of his then current annual base salary and (iii) his target bonus under the LTIP shall not be less than 140% of his then current annual base salary. The compensation paid to Mr. LaRocco in 2015 is set forth in the “Summary Compensation Table” on page 65 of this Proxy Statement.

Mr. LaRocco’s employment agreement also imposes post-employment covenants that prohibit Mr. LaRocco from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. LaRocco’s separation of service with the Company, provided, that the non-competition obligations will only continue for a period of one year if Mr. LaRocco’s separation from service with the Company is voluntary.

The severance and separation benefits provided to Mr. LaRocco under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change of Control—LaRocco Employment Agreement.” Mr. LaRocco may be required to repay all or any part of such severance and separation benefits if:

•	Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; and (ii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. LaRocco engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

LaRocco Executive Agreement

We entered into an executive agreement with Mr. LaRocco on March 27, 2015 contemporaneously with our entry into his employment agreement. The term of Mr. LaRocco’s executive agreement coincides with the term of his employment agreement, subject to an extension for the lesser of 36 months after any month in which a Change of Control occurs, or until Mr. LaRocco attains age 65. Mr. LaRocco’s executive agreement will terminate if his employment terminates prior to a Change of Control.

We will provide certain severance benefits to Mr. LaRocco under his executive agreement if Mr. LaRocco incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. LaRocco for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. LaRocco’s termination.

The severance and separation benefits provided to Mr. LaRocco under his executive agreement are described below under “Potential Payments Upon Termination or Change of Control—LaRocco Executive Agreement.”

Mr. LaRocco’s executive agreement also provides that, for a period of five years after a Change of Control, we would provide Mr. LaRocco with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless Mr. LaRocco to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. LaRocco in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having served as our director or officer.

English, Clark, Garland and Fitch Executive Agreements

We entered into a change of control agreement, which we refer to as “executive agreements,” with Messrs. English and Fitch and Ms. Clark effective as of October 27, 2014. Mr. Garland entered into an executive agreement effective as of December 1, 2015.

The term of the executive agreements ends on the earlier to occur of the third anniversary of the agreement and the end of the month in which the Executive attains age 65 (but, in any event, no later than October 27, 2017); provided, that if a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

Each of the executive agreements defines a “Change of Control” to include the following:

•

the acquisition by any person of beneficial ownership of 30% or more of the Company’s outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in the 2009 Equity Plan);

•	a majority of the Board is comprised of other than continuing directors;

•	a merger involving the Company where the Company’s shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger;

•

a sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;

•	a reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

We will provide certain severance benefits to the executive under the executive agreement if during the term of his or her executive agreement the executive’s employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause, the death or disability of the executive or mandatory retirement at age 65);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us (for any reason other than for cause or the death or disability of the executive) at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

The severance and separation benefits provided to each of our other executives under his executive agreement are described below under “Potential Payments Upon Termination or Change of Control—English, Clark, Garland and Fitch Executive Agreements.”

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) the executive engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his or her severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or employee.

Potential Payments Upon Termination or Change of Control

LaRocco Employment Agreement

Mr. LaRocco’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. If Mr. LaRocco is terminated for cause, he would be entitled to receive his base salary through the date of termination. Mr. LaRocco’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Termination Without Cause. If Mr. LaRocco is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until the end of the calendar year in which he attains age 65;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. LaRocco earned under the LBP and LTIP for each of the two years immediately preceding the year in which the employment agreement is terminated; and

•	an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by 24.

In addition, if Mr. LaRocco is terminated without cause, any stock options granted to Mr. LaRocco shall vest on the termination date.

Death. In the event Mr. LaRocco dies while employed by State Auto, his beneficiaries will receive his then-current base salary through the date of his death plus a pro rata share of the compensation he earned under the LBP and LTIP as of the date of death.

Disability. If Mr. LaRocco becomes unable to substantially perform his duties hereunder because of illness or other incapacity constituting a disability as defined in Section 409A of the Code, the Company may terminate Mr. LaRocco’s employment. In the event of such a termination, Mr. LaRocco would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. In addition, Mr. LaRocco shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. LaRocco has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. LaRocco voluntarily terminates his employment, including retirement initiated solely by Mr. LaRocco, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the LBP or LTIP as then in effect, provided, that he is employed by State Auto on the date such compensation is paid under the LBP or LTIP.

LaRocco Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. LaRocco under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—LaRocco Executive Agreement”:

•	a lump sum cash payment equal to 2.99 times Mr. LaRocco’s then-current annual base salary (subject to reduction if Mr. LaRocco is within two years of age 65);

•

a lump sum cash payment equal to (i) 2.99 times the average of the annual aggregate bonuses Mr. LaRocco earned under the LBP for the three years immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. LaRocco is within two years of age 65) plus (ii) a prorated annual incentive payment for the year in which the Change of Control occurs based on the target award level established for such year;

•

a lump-sum cash payment equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by the lesser of 36 or the number of months until Mr. LaRocco attains age 65;

•	outplacement benefits up to $35,000; and

•	stock options or other equity-based awards held by Mr. LaRocco become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.

Mr. LaRocco’s executive agreement also provides that State Auto will pay Mr. LaRocco such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. LaRocco’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. LaRocco would not be subject to an excise tax.

English, Clark, Garland and Fitch Executive Agreements

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the executive under the executive agreement if the executive’s employment with the Company is terminated during the term of his executive agreement under the circumstances set forth above under “Agreements with Named Executive Officers—English, Clark, Garland and Fitch Executive Agreements.”

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under the LBP during the three fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

outplacement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses incurred in connection with seeking new employment;

•	stock options and other equity awards held by the executive become exercisable in accordance with the terms of the applicable plan; and

•

an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 24 (subject to reduction if the executive is within two years of age 65).

These executive agreements also provide that if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the executive would not be subject to an excise tax.

The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change of control of the Company (assuming that the triggering event occurred on December 31, 2015):

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change of Control
Michael E. LaRocco	Salary	$1,750,000	(3)	$-0-		$-0-		$-0-	(4)	$2,541,500	(5)
	Cash Bonus(6)	$-0-	(7)	$1,107,833	(8)	$1,107,833	(8)	$1,107,833	(8)	$850,000	(9)
	Stock Options	$-0-	(10)	$-0-	(10)	$-0-	(10)	$-0-	(10)	$-0-	(10)
	Restricted Stock	$-0-		$-0-		$162,702	(11)	$162,702	(11)	$162,702	(11)
	Health Benefits	$16,560	(12)	$-0-		$-0-		$28,632	(13)	$24,840	(14)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$40,000	(15)
	TOTAL:	$1,766,560		$1,107,833		$1,270,535		$1,299,167		$3,619,042

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$1,250,180	(17)
	Cash Bonus(18)	$974,175	(8)	$625,425	(8)	$739,850	(8)	$974,175	(8)	$624,755	(19)
	Stock Options	$-0-		$45,753	(10)	$45,753	(10)	$45,753	(10)	$45,753	(10)
	Restricted Stock	$-0-		$103,835	(11)	$103,835	(11)	$103,835	(11)	$103,835	(11)
	Health Benefits	$-0-		$-0-		$-0-		$18,713	(13)	$16,560	(12)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$74,750	(20)
	Retirement Benefits	$845,580	(16)	$845,580	(16)	$845,580	(16)	$845,580	(16)	$845,580	(16)
	TOTAL:	$1,819,755		$1,620,593		$1,735,018		$1,988,056		$2,961,413

Jessica E. Clark	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$880,000	(17)
	Cash Bonus(18)	$625,750	(8)	$-0-		$625,750	(8)	$625,750	(8)	$578,508	(19)
	Stock Options	$-0-		$-0-		$33,045	(10)	$33,045	(10)	$33,045	(10)
	Restricted Stock	$-0-		$-0-		$83,369	(11)	$83,369	(11)	$83,369	(11)
	Health Benefits	$-0-		$-0-		$-0-		$29,508	(13)	$16,560	(12)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$71,000	(20)
	TOTAL:	$625,750		$-0-		$742,164		$771,672		$1,662,482

Kim B. Garland	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$880,000	(17)
	Cash Bonus(18)	$401,500	(8)	$-0-		$401,500	(8)	$401,500	(8)	$-0-	(19)
	Stock Options	$-0-	(10)	$-0-	(10)	$-0-	(10)	$-0-	(10)	$-0-	(10)
	Restricted Stock	$-0-		$-0-		$90,720	(11)	$90,720	(11)	$90,720	(11)
	Health Benefits	$-0-		$-0-		$-0-		$29,736	(13)	$16,560	(12)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$71,000	(20)
	TOTAL:	$401,500		$-0-		$492,220		$521,956		$1,058,280

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$740,000	(17)
	Cash Bonus(18)	$699,675	(8)	$422,175	(8)	$544,758	(8)	$699,675	(8)	$964,106	(19)
	Stock Options	$31,688	(10)	$31,688	(10)	$31,688	(10)	$31,688	(10)	$31,688	(10)
	Restricted Stock	$69,512	(11)	$69,512	(11)	$69,512	(11)	$69,512	(11)	$69,512	(11)
	Health Benefits	$-0-		$-0-		$-0-		$18,713	(13)	$16,560	(12)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$60,500	(20)
	Retirement Benefits	$817,780	(16)	$817,780	(16)	$817,780	(16)	$817,780	(16)	$817,780	(16)
	TOTAL:	$1,618,655		$1,314,155		$1,463,738		$1,637,368		$2,700,146

Robert P. Restrepo, Jr(21)	Cash Bonus			$2,091,025	(22)
	Stock Options			$156,239	(23)
	Restricted Stock			$344,883	(24)
	Retirement Benefits			$4,055,279	(25)
	TOTAL:			$6,647,426

James A. Yano(26)	Cash Bonus					$368,130	(27)
	Stock Options					$94,340	(23)
	Restricted Stock					$81,917	(24)
	Retirement Benefits					$748,925	(25)
	TOTAL:					$1,293,312

Stephen P. Hunckler(28)	Salary			$418,750	(29)
	Cash Bonus			$365,788	(22)
	Health Benefits			$5,586
	Stock Options			$401,009	(23)
	Restricted Stock			$71,300	(24)
	Retirement Benefits			$54,056	(25)
	TOTAL:			$1,316,489

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. LaRocco, English, Garland and Fitch and Ms. Clark pursuant to their respective employment and/or executive agreements with us and the applicable terms of the LBP, LTIP, 2009 Equity Plan and associated award agreements. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one lump sum amount. For narrative disclosure of the material terms of our agreements with Messrs. LaRocco, English, Garland and Fitch and Ms. Clark see “—Agreements with Named Executive Officers” on page 75 of this Proxy Statement and the narrative disclosure that immediately precedes this table.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change of control of our Company or State Auto Mutual.

(3)	This dollar amount represents the continuation of the payment of Mr. LaRocco’s base salary for 24 months.

(4)

If terminated for disability, the NEO would be entitled to receive 60% of his or her base salary as of December 31, 2014 until retirement at age 65 or the disability terminates, payable in accordance with the Company’s standard payroll practices.

(5)	This dollar amount represents 2.99 times Mr. LaRocco’s annual base salary on December 31, 2015.

(6)

In the event Mr. LaRocco is terminated by reason of his voluntary termination or disability, he would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to Mr. LaRocco upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. Mr. LaRocco would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event Mr. LaRocco is terminated by reason of his death, he would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(7)	This dollar amount represents the sum of the average of the aggregate bonuses Mr. LaRocco earned under the LBP and LTIP for 2013 and 2014.

(8)

This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the LBP and LTIP as of December 31, 2015; provided that Mr. LaRocco would not be entitled to any payment pursuant to the LBP or LTIP if he is terminated for cause.

(9)

This dollar amount represents (i) 2.99 times the sum of the average of the annual aggregate bonuses Mr. LaRocco earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs ($0) plus (ii) the target LBP award established for Mr. LaRocco for 2015 ($850,000).

(10)

This dollar amount represents the aggregate difference between the closing market price of our Common Shares on December 31, 2015 ($20.59) and the exercise price of the unvested stock options held by the NEO on December 31, 2015, the vesting of which will accelerate upon the termination event; provided, however, that if the NEO’s employment is terminated due to illegal conduct engaged in by the NEO, all options held by the NEO will be forfeited.

(11)

This dollar amount represents the number of Common Shares underlying the unvested restricted common shares held by the NEO on December 31, 2015, the vesting of which will accelerate upon the termination event, multiplied by the closing market price of our Common Shares on December 31, 2015 ($20.59).

(12)	This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2015 ($690) multiplied by 24.

(13)	This dollar amount represents our estimate of the present value of the health benefits the NEO would be entitled to if the NEO was terminated on December 31, 2015 by reason of his or her disability.

(14)	This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2015 ($690) multiplied by 36.

(15)

This dollar amount represents the maximum amount for which the Company will reimburse the NEO for expenses he incurs in connection with seeking new employment (up to $35,000 for outplacement services and up to $5,000 for travel expenses incurred in connection with seeking new employment).

(16)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2015.

(17)	This dollar amount represents two times the NEO’s annual base salary as of December 31, 2015, (subject to reduction if the executive is within two years of age 65).

(18)

In the event a non-CEO NEO who is not eligible for retirement under the LTIP (Ms. Clark and Mr. Garland) is terminated without cause or by reason of his or her voluntary termination or disability, the NEO would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. In the event a non-CEO NEO who is eligible for retirement under the LTIP (Messrs. English and Fitch) is terminated without cause or by reason of his voluntary termination or disability, the NEO would be entitled to the payment he would have received under the LTIP for each performance period in effect as of the date of termination had the NEO remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his or her death, the NEO would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(19)

For non-CEO NEOs who are not eligible for retirement under the LTIP (Ms. Clark and Mr. Garland), this dollar amount represents two times the average of the annual aggregate bonus earned by the executive under the LBP for 2012, 2013 and 2014. Non-CEO NEOs who are eligible for retirement under the LTIP (Messrs. English and Fitch), would be entitled to a dollar amount equal to the sum of (i) two times the average of the annual aggregate bonus earned by the executive under the LBP for 2012, 2013 and 2014 and (ii) the payment the NEO would have received under the LTIP for each performance period in effect as of the date of termination had the NEO remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable in connection with this event to a non-CEO NEO, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level.

(20)

This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2015, plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(21)

Mr. Restrepo’s employment with the Company and State Auto Group terminated upon his retirement from his remaining positions with the Company and the State Auto Group effective on December 31, 2015. Under the terms of his employment agreement, the termination of Mr. Restrepo’s employment constituted a retirement. Accordingly, with respect to Mr. Restrepo, this table only discloses those amounts payable to Mr. Restrepo in connection with that triggering event.

(22)

The NEO is entitled to the payment he would have received under the LTIP for each performance period in effect as of the date of termination had the NEO remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to the NEO that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level.

(23)

This dollar amount represents the aggregate difference between the closing market price of our Common Shares on the termination date and the exercise price of the unvested stock options held by the NEO on the termination date, the vesting of which accelerated upon the termination event. The Summary Compensation Table does not include these amounts for Messrs. Restrepo and Yano as the grant date fair value reported in the Summary Compensation Table for these stock options exceeds such difference.

(24)

This dollar amount represents the number of Common Shares underlying the unvested restricted common shares held by the NEO on the termination date, the vesting of which accelerated upon the termination event, multiplied by the closing market price of our Common Shares on the termination date. The Summary Compensation Table only includes the difference between such dollar amounts and the grant date fair value reported in the Summary Compensation Table for these stock awards.

(25)

This dollar amount represents the value as of the termination date of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates.

(26)

Mr. Yano’s employment with the Company and State Auto Group terminated upon his death on September 14, 2015. Accordingly, with respect to Mr. Yano, this table only discloses those amounts payable to Mr. Yano in connection with that triggering event.

(27)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the LBP and LTIP as of his termination date.

(28)

Mr. Hunckler’s employment with the Company and State Auto Group terminated effective on September 11, 2015. Accordingly, with respect to Mr. Hunckler, this table only discloses those amounts payable to Mr. Hunckler in connection with that triggering event.

(29)	This dollar amount represents the aggregate salary Mr. Hunckler is entitled to continue to receive under his severance arrangement after his termination date.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Robert E. Baker; David J. D’Antoni; Eileen A. Mallesch; Thomas E. Markert; and S. Elaine Roberts. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2015 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2015 fiscal year and in this Proxy Statement.

Compensation Committee

Robert E. Baker, Chairperson

David J. D’Antoni

Eileen A. Mallesch

Thomas E. Markert

S. Elaine Roberts

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of our independent registered public accounting firm and management, respectively.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2015 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States’ generally accepted accounting principles (“US GAAP”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Company uses the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework to evaluate the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the suitability of this framework with management. The Audit Committee and management currently believe that the COSO 2013 framework is a suitable framework for its evaluation of our internal control over financial reporting because it is free from bias, permits reasonably qualitative and quantitative measurements of our internal controls, is sufficiently complete so that those relevant factors that would alter a conclusion about the effectiveness of our internal controls are not omitted and is relevant to an evaluation of internal control over financial reporting. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the CRO on selected risk areas. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2015 fiscal year for filing with the SEC.

The Audit Committee held a total of nine meetings in 2015, four in person and five by conference calls. All of the Audit Committee members participated in 100% of the 2015 meetings that took place while they were members of the Committee. All of the members of the Audit Committee are independent directors as defined by the Nasdaq listing rules and the applicable regulations of the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the audit opinions of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with US GAAP, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent auditors are in fact “independent.”

The Audit Committee receives regular reports from our Chief Compliance Officer with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Eileen A. Mallesch, Chairperson

Robert E. Baker

David R. Meuse

Alexander B. Trevor

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 8, 2016, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,960,859		62.6%
518 East Broad Street
Columbus, OH 43215
Dimensional Fund Advisors LP	2,388,855	(2)	5.78%
Building One, 6300 Bee Cave Road
Austin, Texas, 78746
T. Rowe Price Associates, Inc.	3,591,760	(3)	8.6%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)	Based solely on a Schedule 13G filed with the SEC on February 9, 2016.

(3)	Based solely on a Schedule 13G filed with the SEC on February 16, 2016.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2015)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,213,969	$24.25	833,971
Equity Compensation Plans not Approved by Security Holders(2)	33,910	$32.44	0

Total	3,247,879		833,971

(1)

Includes 513,535 Common Shares available for issuance under our 2009 Equity Incentive Compensation Plan and 320,436 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been awarded to our outside directors under the Old RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under the Old RSU Plan or the Proposed RSU Plan, if approved by shareholders at the Annual Meeting, cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual (1) (2) (3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform most organizational, operational and management functions for insurers in the State Auto Group while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2015 Management Agreement.” The 2015 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2015 Management Agreement. Under the 2015 Management Agreement, most executive, managerial, technical, professional, supervisory, and clerical functions for the companies named below were performed by an employee of State Auto P&C.

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2015, SAWI paid management fees in the amount of $0.17 million to State Auto P&C under the 2000 Midwest Management Agreement.

(1)	During 2015, our subsidiaries were State Auto P&C, Milbank, SAOH, Stateco Financial Services, Inc. (“Stateco”) and 518 Property Management and Leasing LLC (“518 PML”).
(2)

State Auto Mutual’s subsidiaries and affiliates that during 2015 were parties to the 2015 Management Agreement were Meridian, Patrons, State Auto Holdings, Inc., Facilitators, Inc., CDC Holding, Inc., Partners General Insurance Agency, LLC and Network E&S Insurance Brokers, LLC. During 2015, additional subsidiaries of State Auto Mutual included SAWI and the “Rockhill Companies” which consist of Rockhill Holding Company, RIC, Plaza, ACIC, BCIC (RIC, Plaza, ACIC and BCIC are collectively referred to as the “Rockhill Insurers”), National Environmental Coverage Corporation (“NECC”), RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”).

(3)	The State Auto Group refers to State Auto P&C, Milbank, SAOH, State Auto Mutual, SAWI, Meridian, Patrons, RIC, Plaza, ACIC and BCIC.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). The Rockhill Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the Rockhill Management Agreement.

The 2015 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

The 2015 Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least one-year advance written notice of non-renewal to the other parties, with the exception that Patrons may terminate its participation on 90 days’ notice. The 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal. Any party to either of these agreements could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2015 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. During 2015, RTW was compensated on a cost basis for some of its services and on an hourly basis for other services rendered. The Consulting Services Agreement has a one-year term and automatically renews for additional one-year terms unless 60 days’ advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2015, RTW was paid $3.16 million under this agreement.

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual were parties to an Underwriting Management Agreement (“UMA”) with RED. Under this agreement, the State Auto insurers delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for certain program business. As of the end of 2013, all RED programs subject to the UMA had been terminated due to unprofitability, and the business was in runoff. During 2015, RED was paid nothing under the UMA, which was terminated effective December 31, 2015.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The

Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2015, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.5%; State Auto P&C—51.0%; Milbank—14.0%; SAWI—0.0%; SAOH—0.0%; Meridian—0.0%; Patrons—0.5%; RIC—0.0%; Plaza—0.0%; ACIC—0.0%; and BCIC—0.0%.

Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, SAOH, Meridian, Patrons, RIC, Plaza, ACIC and BCIC the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2015, the percentage was 0.2% for bonds and 0.5% for equities, with a 0.1% bonus available, other than under the State Auto Mutual and SAOH agreements, if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2015, the following companies incurred the following fees to Stateco: State Auto Mutual— $1.48 million; State Auto P&C—$4.1 million; Milbank—$1.04 million; SAWI—$25,779; SAOH—$36,055; Meridian—$0.17 million; Patrons—$77,394; RIC—$0.14 million; Plaza—$49,495; ACIC—$40,625; and BCIC—$23,509. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2015, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2015, there had been no adverse development of this liability. As of December 31, 2015, the potential liability remaining under this guaranty was estimated to be $0.21 million.

518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Nashville Center, respectively. State Auto Mutual paid 518 PML $0.22 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2015. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2015. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2016. See “Proposal Six: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2015 and 2014, respectively, by Ernst & Young LLP were as follows:

	2015	2014
Audit fees(1)	$1,722,767	$1,860,191
Audit related fees(2)	—	—
Tax fees(2)(3)	67,100	44,115
All other fees(2)	—	—

Total(4)	$1,789,867	$1,904,306

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

(3)	Includes services for tax research and compliance.

(4)	All Ernst & Young LLP fees are on a State Auto Group basis.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2015 or 2014 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

In order to bring business, including a proposal, before the 2017 annual meeting of shareholders, expected to be held in May 2017, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s Code of Regulations. To be considered timely, a shareholder’s notice must be given to the Company’s Secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the Company’s secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the Company’s secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares, referred to as our reporting persons, to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2015 by our reporting persons.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

Melissa A. Centers

Secretary

Exhibit A

SECOND AMENDMENT

TO

AMENDED AND RESTATED

CODE OF REGULATIONS

OF

STATE AUTO FINANCIAL CORPORATION

ARTICLE 10

Forum for Adjudication of Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code or the articles or these regulations, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be (i) the Court of Common Pleas of Franklin County, Ohio, or (ii) if that court does not have jurisdiction, then the United States District Court for the Southern District of Ohio, Eastern Division sitting in Columbus, Ohio, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

A-1

Exhibit B

[Proposed changes are underlined for reference purposes]

STATE AUTO FINANCIAL CORPORATION

2009 EQUITY INCENTIVE COMPENSATION PLAN

Background Information

The following is the 2009 Equity Incentive Compensation Plan of State Auto Financial Corporation, an Ohio Corporation, (the “Company”), including the proposed amendment being presented to shareholders for approval at the Annual Meeting of Shareholders being held on May 6, 2016. The 2009 Equity Incentive Compensation Plan and the proposed amendment thereto are hereinafter collectively referred to as the “Plan.”

Section 1.	Purposes of Plan

The Plan is intended to advance the interests of the Company and its shareholders by enhancing the ability of the Company and its affiliates to attract and retain highly-qualified key employees and by providing additional incentives and compensation to such employees to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. The Plan is not intended to be, and shall not be construed as, a deferred compensation plan.

These purposes will be achieved by granting to key employees equity-based awards (the “Awards”) under the Plan in the form of: (A) Incentive Stock Options (“ISOs”), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) stock options which are not intended to qualify as ISOs (“NQSOs”) (ISOs and NQSOs are referred to together hereinafter as “Stock Options”); (C) common shares of the Company (the “Shares”), which will be subject to a vesting schedule based on the recipient’s continued employment (“Restricted Shares”); (D) Shares which will be subject to a vesting schedule based on certain performance objectives (“Performance Shares”), (E) Performance Units as described in Section 9, and (F) Other Stock-Based Awards as described in Section 10. For purposes of this Plan, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” respectively, as those terms are defined in Code Section 424.

Section 2.	Administration

The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Company’s Board of Directors (the “Board”). The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time and members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company. The members of the Committee shall not be eligible to participate in the Plan while serving on the Committee, and each member shall be a “non-employee director” within the meaning of Rule 16b-3, as amended, under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each member of the Committee shall be an “outside director” within the meaning of Code Section 162(m).

Unless otherwise determined by the Board, the Committee shall have full and final authority to administer the Plan in accordance with its terms, including, without limitation, authority, to the extent not inconsistent with the specific provisions of the Plan, to: (A) interpret all provisions of the Plan consistent with law; (B) designate the key employees to receive Awards under the Plan (such recipients, “Participants”); (C) determine the frequency of Awards; (D) determine the number and type of Awards to be granted to each Participant;

(E) determine the terms and conditions, not inconsistent with the terms hereof, of any Award, including without limitation, time and performance restrictions; (F) prescribe the form and terms of instruments evidencing any Awards granted under this Plan; (G) determine the vesting requirement, if any, for Awards; (H) make special Award grants when appropriate; (I) adopt, amend and rescind general and special rules and regulations for the Plan’s administration including administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (J) direct employees of the Company, its parent and the Company’s and its parent’s subsidiary corporations and affiliates, and advisors to prepare such materials or perform such analyses as the Committee deems necessary and appropriate; (K) interpret the terms and provisions of the Plan and any Award granted and any agreements relating thereto; (L) make all other determinations necessary or advisable for the administration of this Plan; and (M) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan.

The Committee may designate selected Committee members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Committee.

Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be made in the Committee’s sole discretion and shall be final, binding and conclusive on the Company, its shareholders, its parent and subsidiary corporations, and all Participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them.

Service on the Committee shall constitute service as a member of the Board of Directors of the Company, so that members of the Committee shall be entitled to indemnification, reimbursement and other protections as directors of the Company as set forth in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as each may be further amended from time to time, as set forth in the Indemnity Agreements between the Company and each of its directors, and additionally as provided, and to the full extent not prohibited, by law.

Section 3.	Eligibility and Factors to be Considered in Granting Awards

The employees eligible to receive Awards under the Plan (“Eligible Employees”) shall include only employees of the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates who: (A) are executive, administrative, professional or technical personnel who, in the opinion of the Committee, have responsibilities affecting the management, development or financial success of the Company or one or more of its subsidiaries or other affiliated entities; (B) perform services for the benefit of the Company, its parent or subsidiary corporations; and (C) are otherwise eligible employees as defined by applicable law. No director of the Company who is not also an employee of the Company, its parent or the Company’s or its parent’s subsidiary corporations or affiliates shall be eligible to participate in the Plan.

In making any determination as to the employees to whom Awards shall be granted, the Committee shall take into account, in each case, the level and responsibility of the employee’s position, the level of the employee’s performance, the employee’s level of compensation, the assessed potential of the employee and such other factors as the Committee in its sole discretion shall deem relevant to the accomplishment of the purposes of the Plan.

Section 4.	Shares Subject to Plan

The maximum aggregate number of common shares, without par value, of the Company (“Shares”) which may be issued under the Plan shall be 2,000,000 shares; provided that in no event shall more than 33% of the Shares authorized for issuance under the Plan be granted in the form of Awards other than Stock Options. Subject to shareholder approval and effective upon such approval, an additional 1,000,000 Shares shall be authorized for Awards granted under the Plan. Each Share issued or transferred pursuant to an Award of Stock Options will reduce the aggregate Plan limit described in this Section by one (1) Share. Each Share issued or transferred (and in the case of Restricted Shares, released from all substantial risk of forfeiture) pursuant to an Award other than Stock Options shall reduce the aggregate Plan limit described in this Section by: (A) one (1) Share if issued or transferred pursuant to an Award granted prior to the effective date of this Amendment; and (B) three (3) Shares if issued or transferred pursuant to an Award granted on or after the effective date of this Amendment. In addition to the 1,000,000 Shares added to the Plan by Amendment No. 2, and subject to shareholder approval and effective upon such approval, an additional 2,000,000 Shares shall be authorized for Awards granted under the Plan.

For each calendar year, the maximum number of Shares which may be granted to any individual during that year in the form of Awards of Stock Options, Restricted Shares and Performance Shares shall not exceed 250,000 Shares.

The Shares which may be issued under the Plan may be authorized but unissued Shares or issued Shares reacquired by the Company and held as treasury Shares. If any Shares subject to a Stock Option granted under the Plan are forfeited by the holder thereof, or if any Restricted Shares or Performance Shares granted under the Plan are forfeited by the holder thereof, or if any Stock Option or other Award granted under the Plan terminates without a payment or transfer being made to the Award recipient in the form of Shares, then such Shares shall again be available for distribution in connection with future Awards under the Plan. If any Award granted under the Plan expires or terminates for any reason without having been fully exercised, the unpurchased Shares which had been subject to that Award shall again be available for other Awards to be granted under the Plan. The aggregate number of Shares shall be subject to adjustment under Section 11.(A) of the Plan.

Section 5.	Grant of Awards

Any Awards may be granted alone or in addition to other Awards granted under the Plan. Any Awards granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the Plan, and the provisions of Awards need not be the same with respect to each Participant.

Each Award granted under the Plan shall be authorized by the Committee and shall be evidenced by a written award agreement (the “Award Agreement”), in the form approved by the Committee from time to time, which shall be dated as of the date approved by the Committee in connection with the grant, signed by an officer of the Company authorized by the Committee, and signed by the Participant, and which shall describe the Award and state that the Award is subject to all the terms and provisions of the Plan and such other terms and provisions, not inconsistent with the Plan, as the Committee may approve. The date on which the Committee approves the granting of an Award shall be deemed to be the date on which the Award is granted for all purposes, unless the Committee otherwise specifies. The granting of an Award under the Plan, however, shall be effective only if and when a written Award Agreement is duly executed and delivered by or on behalf of the Company and the Participant. Any Award Agreement which is not duly executed and returned by the Participant within 60 days of the granting of the Award shall be null and void.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, compensation or exchange of Shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other Awards or Stock Options with an exercise price that is less than the exercise price of the original Stock Options without shareholder approval.

Section 6.	Stock Options

The Committee may, in its sole discretion and subject to the provisions of the Plan, grant to Eligible Employees and Participants at such times as it deems appropriate, Stock Options to purchase Shares. Stock Options granted under this Plan may be: (i) Options which are intended to qualify as ISOs under Code

Section 422; and/or (ii) Stock Options which are not intended to qualify under Code Section 422. Stock Options may be allotted to Eligible Employees or Participants in such amounts, subject to the limitations specified in this Section and Sections 3 and 4 of the Plan, as the Committee, in its sole discretion, may from time to time determine.

Stock Options granted hereunder shall be evidenced by a Stock Option Award Agreement executed as set forth in Section 5 above, containing such terms and provisions not inconsistent with the terms of the Plan as are recommended and approved from time to time by the Committee. Each Stock Option Award Agreement shall be consistent with the Plan, including, without limitation, the following provisions:

(A)

Exercise Price. The exercise price per Share at which each Stock Option granted under the Plan may be exercised shall not be less than the Fair Market Value per Share at the time such Stock Option is granted. In the case of an Eligible Employee or Participant who owns Shares representing more than 10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary, at the time an ISO is granted, the exercise price of the ISO shall not be less than 110% of the Fair Market Value of the Shares at the time the ISO is granted.

For the purposes of the Plan “Fair Market Value” means, as of any given transaction date, the following: (1) if the Company’s Shares are listed on a national securities exchange at the time of the transaction, then the Fair Market Value of each Share shall be no less than the average of the highest and lowest selling price on such exchange on the transaction date, or if there were no sales on said date, then on the next prior business day on which there were sales; (2) if the Company’s Shares are traded other than on a national securities exchange on the transaction date, then the Fair Market Value of each Share shall be not less than the last sale price as reported on the Nasdaq Stock Market as of the close of the regular trading day or the mean between the bid and asked price as reported on the National Association of Securities Dealers as the case may be, on the transaction date, or if there is no sale price or bid and asked price on said date, then on the next prior business date on which there was a sale price or bid or asked price. Notwithstanding the foregoing, Fair Market Value may be determined at the time of such transaction and according to the standard market processes or the procedures of the Plan’s third party administrator, as applicable.

If the Company’s Shares are not traded on any security exchange or reported on the Nasdaq Stock Market or by the National Association of Securities Dealers, then the Committee shall exercise its best judgment to make a good faith determination of the fair market value per Share. Such determination shall include a valuation of the Company’s present and future earnings capacity for the purpose of determining the fair market value of a Share of the Company’s Shares as of a specified date. The value determined shall be defined as the fair market value of a Share of stock for a specified period of time as defined by the Committee.

The Committee retains the right to determine the price per Share at which each NQSO granted under the Plan may be exercised, provided that no NQSO shall be granted at less than Fair Market Value.

(B)

Option Period and Vesting. Stock Options granted under the Plan are exercisable at such time or times as may be determined by the Committee (the “Vesting Date”). A Stock Option shall be exercisable only with respect to the Shares which have become vested pursuant to the terms of that Stock Option. Each Stock Option shall become vested with respect to Shares subject to that Stock Option on such date or dates and on the basis of such other criteria, including, without limitation, the performance of the Company, as the Committee may determine, in its discretion, and as shall be specified in the applicable Stock Option Award Agreement; provided, however, that each Stock Option shall be subject to a minimum three-year vesting period. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the grant of such Stock Option.

A Stock Option granted under the Plan shall terminate, and the right of the Participant (or the Participant’s estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Stock Option shall expire, after the date determined by the Committee at the time the Stock Option is granted (the “Expiration Date”). No Stock Option, however, may have a life of more than 10 years after the date the Stock Option is granted. In the case of a Participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary at the time an ISO is granted, the ISO may not have a life of more than five years after the date on which it is granted. The date on which the Committee approves the granting of a Stock Option shall be deemed the date on which the Stock Option is granted, unless the Committee specifically designates a different date on which the Stock Option shall be deemed to have been granted, subject to Section 6.(A) of the Plan.

(C)	Exercise of Stock Options.

(1)

By an Eligible Employee or Participant During Continuous Employment. Subject to Section 6.(E) below, during the lifetime of an Eligible Employee or Participant to whom a Stock Option is granted, the Stock Option may be exercised only by the Eligible Employee or Participant.

An Eligible Employee or Participant who has been continuously employed by the Company, its parent or the Company’s or its parent’s subsidiaries and affiliates since the date of the Stock Option grant is eligible to exercise all Stock Options granted beginning on the Vesting Date, or on the date on which the Stock Option is granted, whichever is later, and continuing up to and including the Expiration Date. The Committee will decide in each case to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall not for this purpose be deemed interruptions of continuous employment.

(2)

By a Former Employee. If a Participant’s employment by the Company and its subsidiaries terminates for any reason other than death, disability or retirement (as each is defined below) then: (a) to the extent any Stock Option held by such Participant is not vested as of the date of such termination, such Stock Option shall automatically terminate on such date; and (b) to the extent any Stock Option held by such Participant is vested as of the date of such termination, such Stock Option may thereafter be exercised for a period of 90 days (or, with respect to NQSOs, such longer period as the Committee may specify at or after grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided that, upon the termination of the Participant’s employment by the Company or its subsidiaries for illegal conduct, any and all unexercised Stock Options granted to such Participant shall immediately lapse and be of no further force or effect.

(3)

In Case of Retirement. If a Participant who was granted a Stock Option terminates employment due to retirement, as such term is defined in the State Auto Insurance Companies Employee Retirement Plan (the “Retirement Plan”), the Stock Options shall immediately vest and must be exercised as follows: (a) ISOs must be exercised within 90 days of such termination (but no later than the Expiration Date, if earlier) and (b) NQSOs must be exercised on or before the Expiration Date; provided, however, that NQSOs granted on or after January 1, 2015 must be exercised within five years of such termination (but no later than the Expiration Date, if earlier). If the Participant should become permanently and totally disabled, as defined in Code Section 22(e)(3) or die within the aforementioned 90-day period following termination due to retirement, the provisions contained in Section 6.(C), paragraphs 4 and 5 hereof respectively, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by a Participant whose employment terminates due to retirement prior to the Vesting Date.

Notwithstanding the foregoing, effective for terminations due to retirement on or after August 8, 2014, “retirement” shall mean the attainment of age 55 plus the completion of five years of service with State Auto; provided, however, that if a Participant’s employment is terminated for cause after such Participant has satisfied the requirements for “retirement”, such termination of employment shall not be an eligible “retirement” under the Plan. For this purpose, a “year of service” and “for cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties. Such revised definition of “retirement” shall apply to all grants issued under the Plan on or after August 8, 2014.

(4)

In Case of Permanent and Total Disability. If a Participant who was granted a Stock Option terminates employment with the Company and its subsidiaries because of permanent and total disability, as defined in Code Section 22(e)(3), such Stock Option must be exercised as follows: (a) ISOs must be exercised within one year of such termination (but no later than the Expiration Date), and (b) NQSOs must be exercised on or before the Expiration Date. If the Participant should die within the aforementioned one-year period following termination due to such permanent and total disability, the provisions contained in Section 6.(C), paragraph 5 hereof, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by the Participant who becomes permanently and totally disabled, as defined in Code Section 22(e)(3), prior to the Vesting Date.

(5)

In Case of Death. If a Participant who was granted a Stock Option dies, such Stock Options must be exercised as follows: (a) ISOs must be exercised within one year of such death (but no later than the Expiration Date), and (b) NQSOs must be exercised on or before the Expiration Date, provided that if such Participant dies with less than 90 days remaining prior to the Expiration Date, the estate or successor(s) in interest of such Participant shall have a period of 180 days from the date of death of such Participant to exercise such Stock Option, regardless of the Expiration Date.

(6)	Sequential Exercise Requirement. ISOs and NQSOs may be exercised in any order the Participant may deem appropriate.

(7)

Termination of Stock Options. A Stock Option granted under this Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of this Plan, it can no longer be exercised for Shares originally subject to the Stock Option. Except as otherwise permitted by the Committee in its sole discretion, no Stock Option held by a transferee of a Participant pursuant to Section 6.(E)(3), below, shall remain exercisable for any period of time longer than would otherwise be permitted under Sections 6.(C)(2),(3),(4) and (5) without specification of other periods by the Committee as provided therein.

(D)

Method of Exercise. Any Stock Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under terms of the Plan and of the Stock Option Award Agreement between the Company and the Participant.

Each Stock Option granted under this Plan shall be deemed exercised, in whole or in part, when the Participant shall indicate the decision to do so by written notice delivered in person or by facsimile or electronic transmission or by certified mail to the Secretary of the Company. The notice shall state the election to exercise the Stock Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates is to be registered and the address and Social Security Number of such recipient. The notice shall be signed by the person or persons entitled to exercise the Stock Option and, if the Stock Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to legal counsel of the Company, of the right of such person to exercise the Stock Option. The Participant shall at the same time tender to the Company payment in full, in cash or by certified bank cashier’s or teller’s check, for the Shares for which the Stock Option is exercised and shall comply with such other reasonable requirements as the Committee may establish, pursuant to Section 11.(D) of the Plan. These provisions shall not preclude exercise of, or payment for a Stock Option by any other proper legal method specifically approved by the Committee, including, but not limited to, the constructive delivery or actual delivery of eligible, unrestricted Shares with a Fair Market Value equal to the total option price at the time of exercise in accordance with rules and procedures prescribed or approved by the Committee.

Except as otherwise set forth in any agreement between the Participant and the Company with respect to the Stock Option, as approved by the Committee, no person, estate or other entity shall have any of the rights of the shareholder with reference to Shares subject to a Stock Option until a certificate for the Shares has been issued by the Company.

A Stock Option granted under this Plan may be exercised for any lesser number of Shares than the full amount for which it could be exercised. Such a partial exercise of a Stock Option shall not affect the right to exercise the Stock Option from time to time in accordance with this Plan for the remaining Shares subject to the Stock Option. The Stock Option may be exercised only with respect to full Shares and no fractional Shares of common stock shall be issued upon exercise of the Option.

(E)

Non-Transferability. Except as provided in this paragraph, no Stock Option granted to an Eligible Employee or Participant under the Plan shall be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant, or the Participant’s legal representative. Any attempted transfer (other than as provided in this paragraph) shall be null and void. Without limiting the generality of the foregoing, (1) ISOs may be transferred only upon the Participant’s death and only by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, (2) NQSOs may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, and (3) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any NQSO by a Participant to such Participant’s parent(s), spouse, children, grandchildren, nieces, or nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such NQSO shall be exercisable only by the transferee or such transferee’s legal representative. In addition, NQSOs and, if permitted by applicable law, ISOs may be transferred pursuant to a Qualified Domestic Relations Order, as defined in Code Section 414(p), to a Participant’s former spouse. Any such Stock Option which is transferred shall continue to be subject to all provisions and conditions of the Plan and the Stock Option Award Agreement applicable to the Stock Option prior to its transfer, including without limitation, vesting requirements, restrictions on transferability and limitations on exercise following termination of employment or death or disability, provided that the person receiving the transfer shall have the same right to exercise as the Participant who transferred the Option, notwithstanding Section 11.(D) to the contrary. Notwithstanding the foregoing, the Committee shall only have authority to grant Stock Options which may be transferred pursuant to this Section if it is reasonably satisfied that such grant will not cause other Stock Options under the Plan to lose the exemption provided by Rule 16b-3 promulgated under the Exchange Act as amended from time to time.

(F)

No Stock Option Repricing Without Shareholder Approval. The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the Company’s shareholders.

Section 7.	Restricted Shares

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Restricted Share grant shall be evidenced by a Restricted Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation, the following provisions:

(A)

Price. The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) actual or constructive delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(B)

Acceptance of Restricted Shares. At the time of the Restricted Share Award, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Restricted Share Award Agreement. Notwithstanding the foregoing, each Restricted Share shall have a minimum three (3)-year vesting period; provided, however, that with regard to Restricted Shares issued on or after January 1, 2014, such Restricted Shares shall immediately vest upon the Participant’s death or termination of employment due to retirement (as defined in Section 6.(C)(3)). Awards of Restricted Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Restricted Share Award Agreement. The Participant shall not have any rights with respect to the grant of Restricted Shares unless and until the Participant has executed the Restricted Share Award Agreement, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of the Award.

(C)

Share Restrictions. Subject to the provisions of the Plan and the applicable Restricted Share Award Agreement, during such period as may be set by the Committee, in its discretion, and as shall be set forth in the applicable Restricted Share Award Agreement (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Restricted Shares during the Restriction Period, which rights shall be set forth in the applicable Restricted Share Award Agreement.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares or to remove any or all restrictions after the grant of such Restricted Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its parent or subsidiaries terminates during the Restriction Period, all Restricted Shares held by such Participant and still subject to restriction, shall be forfeited by the Participant.

(D)

Stock Issuances and Restrictive Legends. Upon execution and delivery of the Restricted Share Award Agreement as described above and receipt of payment of the full purchase price for the Restricted Shares subject to such Restricted Share Award Agreement, the Company shall, no later than 30 days thereafter, issue the Restricted Shares. Restricted Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear an appropriate restrictive legend. Notwithstanding the foregoing to the contrary, the Company may, in the Committee’s sole discretion, issue Restricted Shares (whether or not such Restricted Shares are, at the time of such issuance, the subject of an Award) to the trustee of a trust set up by the Committee, consistent with the terms and conditions of the Plan, to hold such Restricted Shares until the restrictions thereon have lapsed (in full or in part, in the Committee’s sole discretion), and the Committee may require that, as a condition of any Restricted Share Award, the Participant shall have delivered to the Company or such trustee, as appropriate, a stock power, endorsed in blank, relating to the Restricted Shares covered by the Award.

(E)

Stockholder Rights. Unless otherwise provided in the applicable Restricted Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Restricted Shares covered by an Award unless and until the Restricted Shares have been duly issued and delivered to him under the Plan.

(F)

Expiration of Restriction Period. Upon the expiration of the Restriction Period without prior forfeiture of the Restricted Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

Section 8.	Performance Shares

Performance Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Performance Share grant shall be evidenced by a Performance Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)	Performance Periods and Goals.

(1)

The performance period for each Award of Performance Shares shall be of such duration as the Committee shall establish at the time of the Award (the “Performance Period”), but in no event less than one calendar year. There may be more than one Award in existence at any one time, and Performance Periods may differ.

(2)

The Committee shall establish in writing a range of performance goals (the “Performance Goals”) to be achieved during the Performance Period at the time of each Award of Performance Shares (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders’ return, policies in force, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Shares awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Shares awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Shares awarded for the Performance Period. For purposes of the Plan, “policies in force” means, as of the applicable measurement date, the active policies underwritten by the Company’s Personal and Business (including workers’ compensation) Insurance Segments.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by United States generally accepted accounting principles (“GAAP”), and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any Performance Share Award, including, without limitation, the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(B)

Price. The purchase price for Performance Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(C)

Acceptance of Performance Shares. At the time of the Performance Share Award, the Committee may determine that such Shares shall, after vesting pursuant to the Performance Period and Performance Goal provisions described above, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Performance Share Award Agreement. Awards of Performance Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Performance Share Award Agreement. The Participant shall not have any rights with respect to the grant of Performance Shares unless and until the Participant has executed the Performance Share Award Agreement, delivered a fully executed copy thereof to the Company and otherwise complied with the applicable terms and conditions of the Award.

(D)

Share Restrictions. Subject to the provisions of the Plan and the applicable Performance Share Award Agreement, during the Performance Period and any additional Restriction Period (as defined in Section 7.(C), above), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Performance Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Performance Shares during the Restriction Period, which rights shall be set forth in the applicable Performance Share Award Agreement; provided, however, that dividends and/or dividend rights shall not be granted in connection with unearned Performance Shares.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Performance Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its subsidiaries terminates during the Performance Period or the Restriction Period, all Performance Shares held by such Participant and still subject to restriction shall be forfeited by the Participant.

(E)

Stock Issuances and Restrictive Legends. Despite the execution and delivery of the Performance Share Award Agreement as described above, the Company shall have no obligation to issue the Performance Shares prior to the vesting of the Performance Shares, provided that the Company shall issue the Performance Shares no later than 30 days after such vesting and after payment in full of the purchase price for such Performance Shares. Performance Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear such restrictive legend as is consistent with applicable restrictions, if any, including without limitation those represented by the Performance Period and Performance Goals and those described in Section 8.(D), above. The Committee may require that, whenever issued, the Performance Shares be issued to and held by the Company or a trustee until the restrictions on such Performance Shares have lapsed (in full or in part), and that, as a condition of any Performance Share Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Performance Shares covered by the Award.

(F)

Stockholder Rights. Unless otherwise provided in the applicable Performance Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Performance Shares covered by an Award unless and until the Performance Shares have been duly issued and delivered to him under the Plan.

(G)

Expiration of Restriction Period. Subject to fulfillment of the terms and conditions of the applicable Performance Share Award Agreement and any other vesting requirements related to the applicable Performance Period or Performance Goals, upon the expiration of the Restriction Period without prior forfeiture of the Performance Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

(H)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of grant and set forth in the Performance Share

Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the issuance to such Participant (or his legal representative or designated beneficiary) of all or a portion of the Performance Shares which would have been issued to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period for any other reason, all Performance Shares shall be forfeited.

Section 9.	Performance Units

The Committee may award performance units under the Plan (“Performance Units”), which shall represent the right of the Participant to receive an amount equal to the value related to the Performance Units awarded, such value to be determined in the manner established by the Committee at the time of the Award, but may not be less than a value per Performance Unit equal to the Fair Market Value of a Share. For each calendar year, the maximum number of Performance Units which may be granted to any individual during that year shall not exceed 100,000 Performance Units. Each Performance Unit grant shall be evidenced by a Performance Unit Award Agreement as provided in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)

Establishment of Performance Accounts. At the time of an Award consisting in whole or in part of Performance Units, the Company shall establish an account (the “Performance Account”) in the name of the Participant to whom such Performance Units are awarded. Performance Units awarded to a Participant shall be credited to such Participant’s Performance Account.

(B)	Performance Periods and Goals.

(1)	The Performance Period for each Award of Performance Units shall be of such duration as the Committee shall establish at the time of the Award, but in no event less than one calendar year.

There may be more than one Award outstanding at any one time, and Performance Periods may differ for different Awards.

(2)

The Committee shall establish in writing a range of Performance Goals to be achieved during the Performance Period at the time of each Award of Performance Units (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholder return, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Units awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Units awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Units awarded for the Performance Period.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by GAAP and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any

Performance Unit Award, including without limitation the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(C)

Rights and Benefits During Performance Period. The Committee may provide that amounts equivalent to interest at such rates as the Committee may determine shall be payable with respect to Performance Units. All amounts payable pursuant to this Section 9.(C) shall be credited for valuation purposes to the Participant’s Performance Account.

(D)	Payment Respecting Performance Units.

(1)

Performance Units shall be earned to the extent that the terms and conditions of the Plan and the applicable Performance Unit Award Agreement are met. Notwithstanding the foregoing, Performance Units and any other amounts credited to the Participant’s Performance Account shall be payable to the Participant only when, if, and to the extent that the Committee determines to make such payment.

(2)

Any payment determination with respect to each Award of Performance Units and the corresponding Performance Period shall be made by the Committee during the first two months following the end of the Performance Period.

(3)

Payment for Performance Units and any related amounts equivalent to interest may be made in a lump sum or in installments, in cash, Shares, other Awards, other property or a combination thereof, and may have such other terms as the Committee may determine.

(E)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of Grant and set forth in the Performance Unit Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the payment to such Participant (or his legal representative or designated beneficiary) of all or a portion of the amount which would have been paid to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates for any other reason, all Performance Units and amounts credited to the Participant’s Performance Account shall be forfeited.

Section 10.	Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Stock and factors that may influence the value of the Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 10.

Section 11.	Other Provisions

(A)

Adjustments upon Changes in Capitalization. In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends or any other increase or reduction of the number of outstanding Shares without receiving consideration in the form of money, services or property deemed appropriate by the Board, the aggregate number of Shares subject to the Plan shall be proportionately adjusted, and the number of Shares and the option price for each Share subject to the unexercised portion of any then outstanding Award shall be proportionately adjusted with the objective that the Participant’s proportionate interest in the Company shall remain the same as before the change without any change in the total option price applicable to the unexercised portion of the then outstanding Awards, all as determined by the Committee in its sole discretion.

In the event of any other recapitalization or any merger, consolidation or other reorganization of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to accurately reflect the number and kind of Shares deliverable, and the option prices payable, upon subsequent exercise of any then outstanding Awards, as determined by the Committee in its sole discretion.

The Committee’s determination of the adjustments appropriate to be made under this Section 11.(A) shall be conclusive upon all Participants and other Eligible Employees under the Plan. Notwithstanding anything in this Section 11.(A) to the contrary, any adjustment made under this Section 11.(A) shall be made in a manner that will not constitute a “modification” within the meaning defined in Code Section 424(h).

(B)	Change in Control.

(1)

Impact of Event. Notwithstanding any provision of this Plan or any Award Agreement to the contrary (unless such Award Agreement contains a provision referring specifically to this Section 11.(B) and stating that this Section 11.(B) shall not be applicable to the Award evidenced by such Award Agreement), if a Change in Control or a Potential Change in Control (each as defined below) occurs, then:

(a)

Any and all Stock Options theretofore granted and not fully vested shall thereupon become vested and exercisable in full and shall remain so exercisable in accordance with their terms, and the restrictions applicable to any or all Restricted Shares, Performance Shares and Performance Units shall lapse and such Shares and Awards shall be fully vested; provided that no Stock Option or other Award right which has previously been exercised or otherwise terminated shall become exercisable; and

(b)

The Company may, at its option, terminate any or all outstanding, unexercised Stock Options and portions thereof not more than 30 days after such Change in Control or Potential Change in Control; provided that the Company shall, upon such termination and with respect to each Stock Option so terminated, pay to the Participant of each terminated Stock Option (or such Participant’s transferee, if applicable) cash, less applicable withholding taxes, in an amount equal to the difference between the option price, as described in Section 6.(C), and the “Change in Control Price” (as defined in Section 11.(B)(4)) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Company may determine prior to the Change in Control; and provided further that if such Change in Control Price is less than such option price, then the Board may, in its sole discretion, terminate such Stock Option without any payment.

(c)

In the event of a Change in Control or a Potential Change in Control, as defined herein, the accelerated vesting provided above shall occur only if the Participant incurs a termination of employment with the Company and any related entity within one (1) year of the Change in Control or Potential Change in Control; provided, however, that if the Change in Control or Potential Change in Control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the transaction, the Participant’s Award(s) shall automatically vest upon the close of the Change in Control or Potential Change in Control transaction. For purposes of the Plan, “termination of employment” means a separation from service as defined in Code Section 409A, as amended.

(2)	Definition of Change in Control. For purposes of Section 11.(B)(1), a Change in Control means the happening of any of the following:

(a)

When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b)

When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 11.(B)(2)(b); or

(c)

The occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or subsidiary through purchase of assets, by merger or otherwise; or

(d)	The occurrence of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.

(3)	Definition of Potential Change in Control. For purposes of Section 11.(B)(1), a Potential Change in Control means the happening of any one of the following:

(a)	The approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 11.(B)(2) above; or

(b)

The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company, a subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee) and other than State Automobile Mutual Insurance Company) of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(4)

Definition of Change in Control Price. For purposes of this Section 11, “Change in Control Price” means the highest price per share bid or paid, as applicable, in any transaction reported by the National Association of Securities Dealers on the Nasdaq Stock Market or otherwise or on any stock exchange on which the Shares are listed or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the 60-day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event).

(C)

Compliance with Law and Approval of Regulatory Bodies. No right under the Plan shall be exercisable and no Shares will be delivered under this Plan except in compliance with all applicable Federal and State laws and regulations including, without limitation, compliance with withholding tax requirements, compliance with Federal and State securities laws and regulations and with the rules of all domestic stock exchanges on which the Company’s Shares may be listed. Any Share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and State laws and regulations, to implement buy-sell restrictions or for other purposes deemed appropriate by the Committee. No Stock Option shall be exercisable and no Shares will be delivered under this Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or State, having jurisdiction over such matters as the Committee may deem advisable. The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any State or Federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

In the case of the exercise of any Stock Option by a person or estate acquiring the right to exercise the Stock Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

The Committee may require each person acquiring Shares under the Plan (1) to represent and warrant to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof, and (2) to make such additional representations, warranties and agreements with respect to the investment intent of such person or persons as the Committee may reasonably request. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or State securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

(D)

Forfeiture Events. The Board may, in its discretion, require that all or any portion of the value of the Awards made under the Plan, as well as any gain on the exercise of such Awards, is subject to an obligation of repayment to the Company upon: (i) the violation of any non-competition and confidentiality covenant applicable to the Participant; (ii) a financial restatement where (1) the amount of the Participant’s Award(s) was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (2) the Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (3) the amount of the Participant’s Award(s) would have been lower than the amount actually awarded or received by such Participant had the financial results been properly reported; or (iii) the Participant has engaged in any wrongful conduct during the Participant’s employment with the Company which has a material adverse effect on the Company as determined by the Board, in good faith.

(E)

No Right to Employment. The adoption of the Plan, its operation, any document describing or referring to the Plan, or any part thereof, or the grant of one or more Awards to an Eligible Employee shall not confer upon any Participant under this Plan any right to continue in the employ of the Company or its subsidiaries or any other affiliated entity, or shall not in any way affect the right and power of the Company to terminate the employment of any Participant under this Plan at any time with or without assigning a reason therefore, to the same extent as the Company might have done if this Plan had not been adopted.

(F)

Restriction on Exercise After Termination. Notwithstanding any provision of this Plan to the contrary, no unexercised right created under this Plan (an “Unexercised Right”) and held by a Participant on the date of termination of such Participant’s employment by the Company and its subsidiaries for any reason shall be exercisable after such termination if, prior to such exercise, the Participant violates any non-competition or confidentiality agreement or similar provision set forth in the Award Agreement pursuant to which such Unexercised Right was awarded.

(G)

Successors in Interest. This Plan shall be binding upon, inure to the benefit of, and be enforceable by and against successors, assignees and transferees of the Company and, if appropriate, the personal representatives and heirs of the Eligible Employee or Participant.

(H)

Rights as a Stockholder. No Participant or his executor or administrator or other transferee shall have any rights of a stockholder in the Company with respect to the Shares covered by an Award unless and until such Shares have been duly issued and delivered to him under the Plan.

(I)

Acceleration of Rights. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option or other Award right shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the Award.

(J)

Interpretation, Amendment or Termination of the Plan. The interpretation by the Committee of any provision of the Plan or of any Award Agreement executed pursuant to the grant of an Award under the Plan shall be final and conclusive upon all Eligible Employees, Participants or transferees under the Plan. The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend or suspend the Plan or may at any time terminate the Plan, provided that: (1) no such action shall materially and adversely affect any outstanding Stock Option or other right under the Plan without the consent of the holder of such Stock Option or other right; and (2) except for the adjustments provided for in Section 11.(A), above, no amendment may be made by Board action without stockholder approval if the amendment would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of Shares which may be issued under the Plan, (c) materially modify the requirements as to eligibility for participation in the Plan, (d) extend the maximum option period of Stock Options or (e) effect any other change which requires stockholder approval under applicable law or regulation. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

(K)

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a Participant or transferee nothing contained herein shall give any such Participant or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

(L)

Protection of Board and Committee. No member of the Board or the Committee shall have any liability for any determination or other action made or taken in good faith with respect to the Plan or any Award granted under the Plan.

(M)

Government Regulations. Notwithstanding any provision of the Plan or any Award Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such Award Agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Shares may then be listed.

(N)	Genders and Numbers. When permitted by the context, each pronoun used in the Plan shall include the same pronoun in other genders and numbers.

(O)

Captions. The captions of the various sections of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

(P)

Effective Date of the Plan. This Plan shall be effective immediately upon approval by the shareholders of the Company (the “Effective Date”). This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2009 annual meeting of shareholders, anticipated to be held on May 8, 2009.

(Q)

Duration of the Plan. Unless previously terminated by the Board, this Plan shall terminate 10 years from the Effective Date and no Award shall be granted under it thereafter, but such termination shall not affect any Award theretofore granted.

(R)	Governing Law. The Plan shall be construed and governed by the laws of the State of Ohio.

(S)

Withholding Tax. The Company, at its option, shall have the right to require the Participant or any other person receiving Shares, Restricted Shares, Performance Shares or Performance Units (including cash payments) to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, Restricted Shares, Performance Shares or Performance Units or, in lieu of such payment, to retain or sell without notice a number of such Shares subject to the applicable Award sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Shares, Restricted Shares, Performance Shares and Performance Units the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The Company, at its option, shall also have the right to require a Participant to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the Participant of Shares pursuant to the exercise of a Stock Option, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

(T)

Savings Clause. In case any one or more of the provisions of this Plan or any Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan or such Award, as applicable, to be construed so as to foster the intent of this Plan. This Plan and all Awards are intended to comply in all respects with applicable laws and regulations, including Code Section 422, Rule 16b-3 under the 1934 Act (with respect to persons subject to Section 16 of the 1934 Act (“Reporting Persons”)) and Code Section 162(m) (with respect to covered employees as defined under Code Section 162(m) (“Covered Employees”)). In case any one or more of the provisions of this Plan or any Award shall be held to violate or be unenforceable in any respect under Code Section 422, Rule 16b-3 or Code Section 162(m), then, to the extent permissible by law, any provision which could be deemed to violate or be unenforceable under Code Section 422, Rule 16b-3 or Code Section 162(m) shall first be construed, interpreted or revised retroactively to permit the Plan or such Award, as applicable, to be in compliance with Code Section 422, Rule 16b-3 and Code Section 162(m). Notwithstanding anything in this Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons or Covered Employees without so restricting, limiting or conditioning this Plan with respect to other Participants.

Exhibit C

STATE AUTO FINANCIAL CORPORATION

OUTSIDE DIRECTORS RESTRICTED SHARE UNIT PLAN

Background Information

The directors and shareholders of State Auto Financial Corporation, an Ohio corporation (the “Company”), desire to adopt a renewed version of the Company’s Outside Directors Restricted Share Unit Plan (the “Plan”) in order to continue to align and strengthen the interests of Outside Directors with the interests of the Company’s shareholders. The Company originally adopted an Outside Directors Restricted Share Unit Plan, subject to shareholder approval, on May 11, 2005, which such plan expired on May 31, 2015.

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations applicable to the same. To the extent inconsistent with Code Section 409A or regulations issued thereunder, this Plan shall be amended to conform to such requirements within applicable time limitations established by the IRS.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

1.1 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below. Other capitalized terms used in the Plan shall be defined as set forth in the Plan.

(a) Account. The bookkeeping account described in Section 3.2 under which benefits and earnings are credited on behalf of a Participant.

(b) Administrative Committee. The Compensation Committee of the Board or such other individuals designated by the Compensation Committee, in its discretion, to oversee the administration of the Plan. Such designees, if any, may include employees of the Company and shall be the Plan’s “Administrator”.

(c) Award. An award of Restricted Share Units under the Plan.

(d) Beneficiary. The person(s) (including a trust) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Administrator as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.

(e) Board. The Board of Directors of the Company.

(f) Common Shares. The common shares, without par value, of the Company.

(g) Disability. Permanent and total disability as defined in Code Section 22(e)(3).

(h) Distribution Options. An immediate, single lump sum payment, or annual installment payments over a period of five (5) or ten (10) years. In the absence of an election by the Participant, the default shall be an immediate single lump sum.

(i) Form of Payment Options. The form of payment of distributions of Restricted Share Units, which shall be either in cash or Common Shares.

(j) Outside Director. Any non-employee member of the Board of Directors of the Company.

(k) Participant. Any Outside Director who meets the eligibility requirements for participation in the Plan as set forth in Article II and who receives an Award under the Plan.

(l) Plan Year. The fiscal year of the Plan, which is the twelve (12) consecutive month period beginning January 1 and ending December 31; provided, however, the first Plan Year shall begin on the Effective Date (as defined in Section 8.9) and end on December 31, 2016.

(m) Payment Processing Date. The dates of March 31, June 30, September 30, or December 31 of each Plan Year.

1.2 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 General Eligibility Conditions. All Outside Directors are eligible to receive Awards under the Plan. However, in order to receive a benefit under the Plan, a Participant must meet the requirements of Sections 2.2 and 2.3.

2.2 Specific Conditions for Active Participation. To participate actively in the Plan, a Participant must execute or acknowledge a Restricted Share Unit Agreement (“Agreement”) as described in Section 3.3 and comply with such other procedures as may be established by the Administrator from time to time. A Participant’s Agreement shall be maintained by the Administrator, on behalf of the Administrative Committee, and must be executed, acknowledged, and filed as of the date of grant or at such other time as may be required by regulations issued under Code Section 409A.

2.3 Termination of Participation. Once an Outside Director becomes a Participant, such individual shall continue to be a Participant until such individual (a) ceases to qualify as an Outside Director, and (b) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).

ARTICLE III

RESTRICTED SHARE UNITS

3.1 Awards of Restricted Share Units. Promptly following each annual meeting of the shareholders of the Company on and after the Effective Date, each Outside Director shall be automatically granted an Award of restricted share units (“Restricted Share Units”), in such number as determined by the Administrative Committee in accordance with Section 6.2, for prospective service to be rendered. Except for the elections which may be made by each Participant as provided in the Plan, the terms of each annual Award of Restricted Share Units shall be the same with respect to each Participant. In addition, an Outside Director elected or appointed to the Board other than in connection with an annual meeting of shareholders shall be granted, at the time of such election or appointment, an Award of Restricted Share Units equal to the number of Restricted Share Units that was granted to each Outside Director following the preceding annual meeting of shareholders, prorated based upon the number of anticipated days to the next annual meeting of shareholders. The Company will credit the number of Restricted Share Units awarded for each Plan Year to the Participant’s Account. If an Organic Change occurs, then the number of Restricted Share Units to be awarded to Participants as an annual Award shall be adjusted consistent with such Organic Change.

3.2 Record of Account. Solely for the purpose of measuring the amount of the Company’s obligations to each Participant or his beneficiary(ies) under the Plan, the Administrator will maintain a separate bookkeeping record, an Account, for each Participant in the Plan that shall reflect the fair market value of the Account.

Subject to the provisions of this Article III, on the date when the Restricted Share Units to be credited to the Participant are allocated to his Account, the Administrator will credit to a separate sub-account a number of hypothetical Common Shares (and fractions thereof) having a Value equal to the Restricted Share Units. For purposes of this Plan, the “Value” of a Common Share on a particular day shall mean: (a) the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day in which there was trading in the Common Shares), or (b) the mean between the high and low bid and ask price of a Common Share as reported by the National Association of Securities Dealers on the most recent previous trading day, or (c) the last reported sale price of a Common Share on any stock exchange on which the Common Shares are listed on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day on which there was trading in the Common Shares). By way of example and for illustration purposes only, if the Payment Processing Date is December 31, the Value of a Common Share under option (a) above is determined on December 30.

If any Organic Change shall occur, then the Participant’s Account shall be adjusted so as to contain a Value equivalent to such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for the number of Common Shares credited thereto immediately before such Organic Change, if such Common Shares had been outstanding. An “Organic Change” means the following: (a) a recapitalization, reorganization, reclassification, consolidation, or merger of the Company, or any sale of all or substantially all of the Company’s assets to another person or entity, or any other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) other stock, securities, or assets with respect to or in exchange for Common Shares; or (b) a change in the Company’s outstanding Common Shares by reason of stock splits, stock dividends, or any other increase or reduction of the number of outstanding Common Shares without receiving consideration in the form of money, services, or property deemed appropriate by the Board.

The Account of a Participant (as of the Dividend Payment Date), shall be credited with such earnings (or losses) consisting solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to the Common Shares, then the Account of a Participant (as of the Dividend Payment Date) shall be credited, on the payment date for such dividend or other distribution (the “Dividend Payment Date”), with a number of additional Common Shares having a Value, as of the Dividend Payment Date, based upon the number of Common Shares deemed to be held in the Participant’s Account as of the record date for such dividend or other distribution (the “Dividend Record Date”), if such Common Shares were outstanding. If such dividend or other distribution is in the form of cash, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the amount of cash that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of Common Shares, the number of Common Shares so credited shall equal the number of such Common Shares (and fractions thereof) that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of property other than cash or Common Shares, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the value of the property that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Board based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

3.3 Restricted Share Unit Agreement. Each Restricted Share Unit Award granted under the Plan shall be evidenced by a Restricted Share Unit Agreement. The Agreement shall be dated as of the date of the Award, shall be signed by an officer of the Company authorized by the Board, and shall be signed by the Participant. The Agreement shall describe the Restricted Share Unit Award and state that such Restricted Share Units are subject to all the terms and provisions of the Plan. At the time the Restricted Share Units are awarded, the Board may determine that such Restricted Share Units shall be restricted as to transferability as specified in the Agreement. The prospective Participant of an Award shall not have any rights with respect to such Award, unless and until such Participant has executed an agreement evidencing the Award and has delivered a fully executed copy thereof to the Administrator, and has otherwise complied with the applicable terms and conditions of such Award.

ARTICLE IV

VESTING

4.1 Vesting. A Participant will be one hundred percent (100%) vested in amounts credited to such Participant’s Account attributable to an Award upon the completion of six (6) months of service as an Outside Director from the date of the Award. Notwithstanding the foregoing, a Participant will be one hundred percent (100%) vested in the total amount credited to such Participant’s Account upon the Participant’s death or Disability.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1 Elections of Distribution and Form of Payment Options. For each Award, each Participant shall elect a Distribution Option and a Form of Payment Option applicable to that Award. The Distribution Option and the Form of Payment Option elected by the Participant shall be set forth in the Agreement.

5.2 Changes to Distribution or Form of Payment Options. After initial election, each Participant may thereafter change his Distribution Option or Form of Payment Option election with respect to a particular Award. However, a participant my not change a Distribution Option to one that would complete the distribution of the Participant’s Account more quickly than the election in effect at the date of the new election. Furthermore, any change with respect to a Distribution Option or Form of Payment Option cannot be effective until at least twelve (12) months after such election and a change in Distribution Option must delay such distribution for at least five (5) years beyond the initial distribution date. If a Distribution Option or Form of Payment Option election is changed, and distribution is triggered before twelve (12) months have elapsed from the change of such election, the distribution will be made in accordance with the Distribution Option or Form of Payment Option election, as the case may be, in effect prior to the change.

5.3 Payment of Benefits. A Participant shall receive payment of vested amounts credited to his Account upon his termination from membership on the Board. In addition, a Participant may receive payment of amounts credited to his Account upon the occurrence of an “unforeseeable emergency,” as further described in Section 5.4.

(a) Payment Upon Termination other than Death or Disability. Except in the case of termination from membership on the Board due to death or Disability, a Participant will receive payment of the amounts credited to his Account in the Form of Payment Option elected by the Participant as follows:

(i) If the immediate single lump sum Distribution Option is elected by the Participant, then payment shall be made on the first Payment Processing Date to occur at least six (6) months after the date of such Participant’s termination from membership on the Board.

(ii) If the annual installment Distribution Option is elected by the Participant, then payments shall commence on the first Payment Processing Date to occur after the date of such Participant’s termination from membership on the Board, with subsequent annual installment payments to occur on the same Payment Processing Date each year thereafter until the Participant’s Account has been distributed in full. The amount of the annual installment payments shall be equal to the amount necessary to fully distribute the Participant’s Account as an annual benefit over the Distribution Option period elected, consistent with the following methodology: the amount payable on the applicable close of the Payment Processing Date shall equal the value of the Participant’s Account as of the Payment

Processing Date, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining in the Distribution Option period elected by the Participant. For example, assuming a ten (10) year Distribution Option period applies, the amount paid on each of the applicable Payment Processing Dates would represent the value of the Participant’s Account of the close of the Payment Processing Date times the following factors: Year 1 = 10% (1/10); Year 2 = 11.11% (1/9); Year 3 = 12.5% 1/8); Year 4 = 14.29% (1/7); Year 5 = 16.66% (1/6); Year 6 = 20% (1/5); Year 7 = 25% (1/4); Year 8 = 33.33% (1/3); Year 9 = 50% (1/2); Year 10 = 100% (1/1).

(b) Payment upon Death. In the event of the death of a Participant prior to the commencement of the distribution of payments under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant in accordance with the Distribution Option in effect for such Participant as of such Participant’s date of death, payable on, or beginning with, the first Payment Processing Date to occur after the date of the Participant’s death. In the event of the death of the Participant while receiving payments of benefits under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in accordance with the Distribution Option in effect for such Participant as of such Participant’s date of death, payable on, or beginning with, the first Payment Processing Date to occur after the date of the Participant’s death.

(c) Payment upon Disability. If the Administrative Committee makes a determination that a Participant has suffered a Disability, either before or after such Participant has terminated his membership on the Board, then such Participant shall receive payment of the full amount in his Account in an immediate single lump sum, regardless of the Distribution Option elected by such Participant, payable on the first Payment Processing Date to occur after the date the Administrative Committee makes its determination that such Participant has suffered a Disability.

5.4 Withdrawals for Unforeseeable Emergency. Upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under this section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. It shall be the responsibility of the Participant seeking to make a withdrawal under this section to demonstrate to the Administrator that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder.

5.5 Value of Payments. The amount of the payment to be made to a Participant on any Payment Processing Date shall be equal to the following:

(a) Restricted Share Units Payable in Cash. If a Participant has elected the cash Form of Payment Option, the amount of cash payable to the Participant shall be equal to the Value of a Common Share as of the close of the Payment Processing Date multiplied by the number of Restricted Share Units to which payment is due on that Payment Processing Date.

(b) Restricted Share Units Payable in Common Shares. If a Participant has elected the Common Share Form of Payment Option, the number of Common Shares to be issued to the Participant shall be equal to the number of Restricted Share Units to which payment is due on that Payment Processing Date.

5.6 Notice of Intention to Retire or Terminate Board Membership. To the extent practicable, a Participant shall provide the Company with advance notice of his intention to retire or terminate his Board membership and receive benefits hereunder in accordance with uniform procedures established by the Administrator.

5.7 Annual Installment Payments Treated Separately. For purposes of benefit payment elections, each annual installment payment shall be treated as a separate payment.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Administration. The Plan shall be administered by the Administrative Committee, or its designee, as an unfunded, deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401.

6.2 Administrative Committee. The Administrative Committee, or its designee, will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Plan to the Board. All decisions made by the Administrative Committee shall be final.

Without limiting the powers set forth herein, the Administrative Committee shall have the power: (a) to change or waive any requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan; (b) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (c) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (d) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee. The Administrative Committee shall also have the power to decrease or increase the number of Restricted Share Units to be awarded to Plan Participants as annual Awards described in Section 3.1 without further shareholder approval if, within the Administrative Committee’s discretion, such a decrease or increase is warranted to maintain director compensation at an appropriate level; provided that no annual Award described in Section 3.1 shall be greater than 10,000 Restricted Share Units. If an Organic Change occurs, then the minimum and maximum number of Restricted Share Units to be awarded to Participants as annual Awards shall be adjusted consistent with such Organize Change.

The members of the Administrative Committee and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

6.3 Statement of Participant’s Account. The Administrator shall, as soon as practicable after the end of each Plan Year, provide to each Participant a statement setting forth the Account of such Participant under Section 3.2 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Administrator within thirty (30) days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Administrator.

6.4 Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrator shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrator, such Claimant shall have no right to receive any distribution from or under the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendment. The Board reserves the right, in its sole discretion, to amend, modify or alter any or all of the provisions of the Plan at any time and from time to time without the consent of any Participant; provided, however, that no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Furthermore, no such amendments, modifications or alterations shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law, regulation or Nasdaq or stock exchange rule.

7.2 Termination. The Company reserves, in its sole discretion, the right to suspend, discontinue or terminate the Plan at any time in whole or in part; provided, however, that a suspension, discontinuance or termination of the Plan shall not: (a) accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company and permitted by applicable law, (b) relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or (c) reduce any existing Account balance. Unless previously terminated by the Board, the Plan shall terminate on May 31, 2026.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Facility of Payments. Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee (including the Administrator), the Company and the Board with respect to such payment or application of benefits.

8.2 Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

8.3 Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease. In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.

8.4 Unclaimed Interests. If the Administrator shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts are unknown, the Administrative Committee shall so certify, and thereafter the Administrator shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three (3) years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person.

8.5 References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

8.6 Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan.

8.7 Governing Law; Severability. The Plan shall be construed according to the laws of the State of Ohio, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.8 Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

8.9 Effective Date. This Plan shall be effective upon approval by the shareholders of the Company (the “Effective Date”). This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2016 annual meeting of shareholders, anticipated to be held May 6, 2016.

Exhibit D

STATE AUTO FINANCIAL CORPORATION

ONE TEAM INCENTIVE PLAN

Effective January 1, 2016

SECTION 1. INTRODUCTION

1.01 Purposes of the Plan.

The purposes of the State Auto Financial Corporation One Team Incentive Plan are to: (a) further the long-term profitable growth and earnings of the Company by providing incentives and rewards to all employees who achieve the stated performance goals and strategic objectives which contribute significantly to the achievement of that profitable growth; (b) focus employees on the key measures that align and drive superior performance and value over the long term; and (c) assist the Company in recruiting and maintaining highly talented associates by providing competitive total rewards. To accomplish these objectives, the Plan authorizes the grant of Awards, as further described herein. The Plan is intended, in part, to provide for performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m) as in effect from time to time.

1.02 Term of the Plan.

Subject to shareholder approval, the Plan shall be effective as of January 1, 2016, and shall remain in effect until terminated by the Board or the Committee in accordance with 0. Any Award granted before the termination of the Plan shall continue to be governed thereafter by the terms of the Plan, including the terms in effect on the termination date.

SECTION 2. DEFINITIONS

2.01 Definitions.

Except where otherwise indicated, the following terms shall have the definitions set forth below for purposes of the Plan:

(a) “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.

(b) “Award” means a Performance Bonus Award granted under 0 or a Cash Bonus Award granted under Section 6 as established by the Committee for a Performance Period.

(c) “Beneficiary” means the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.

(d) “Board” or “Board of Directors” means the Board of Directors of State Auto Financial Corporation.

(e) “Cash Bonus Award” means the dollar amount granted by members of Senior Leadership, or their designees, and payable to a Participant in accordance with Section 6.

(f) “Change in Control” means one of the following events shall have taken place after January 1, 2016:

(1) when any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance

Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(2) when, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 2.01(f); or

(3) the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, by merger or otherwise; or

(4) the occurrence of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.

A “Potential Change in Control” means the happening of any one of the following:

(5) the approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 2.01(f) above; or

(6) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan (including any trustee of such plan acting as such trustee) and other than State Automobile Mutual Insurance Company) of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

(h) “Committee” generally means the Compensation Committee of the Board or such other individuals designated by the Compensation Committee, in its discretion, to oversee the administration of the Plan, including members of the Company’s senior leadership; provided, however, with regard to the provisions of this Plan applicable to a Covered Employee, “Committee” means a committee of three or more persons appointed by the Board to administer the Plan, each member of whom shall be (1) an “independent director” as defined by the rules of the New York Stock Exchange, (2) a “non-employee director” within the meaning of Rule 16b-3 and (3) an “outside director” within the meaning of Section 162(m) of the Code.

(i) “Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Auto Mutual Insurance Company, or any successors thereto. Notwithstanding the foregoing, whenever the terms of this Plan authorize the Company to take action, such action shall be considered properly authorized if taken by the Board or the Committee as defined herein.

(j) “Covered Employee” means an Employee who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

(k) “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code Section.

(l) “Employee” means a regular, active employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Committee.

(m) “Final Bonus” means the actual Performance Bonus Award earned during a Performance Period by a Participant, as determined by the Committee.

(n) “Participant” means an Employee who meets the eligibility requirements of Section 4 with respect to one or more Performance Periods.

(o) “Performance Bonus Award” means an Award granted by the Committee and payable to a Participant in accordance with Section 5.

(p) “Performance Criteria” shall have the meaning set forth in Section 5.

(q) “Performance Period” means the twelve month period beginning on each January 1st and ending on the next succeeding December 31st during the term of the Plan, or such other time period established by the Committee from time to time with respect to which the attainment of Performance Criteria will be determined.

(r) “Plan” means the State Auto Financial Corporation One Team Incentive Plan, as set forth herein and as amended from time to time.

(s) “Retirement” means the attainment of age 55 and the completion of five years of service with the Company; provided, however, that if a Participant’s employment is terminated for cause after such Participant has satisfied the requirements for “retirement” as stated herein, such termination of employment shall not be an eligible “retirement” under the Plan. For this purpose, a “year of service” and “for cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties.

(t) “Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(u) “Target Bonus Award” means the potential Award designated for a Participant in accordance with Section 5 that would be payable to the Participant for a Performance Period if the Performance Criteria for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award.

(v) “Termination of Employment” means, for purposes of this Plan, unless otherwise determined by the Committee, ceasing to be an Employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company. Unless otherwise determined by the Committee, if a Participant’s employment with the Company terminates but such Participant continues to provide services to the Company in a non-employee director capacity, such change in status shall not be deemed a Termination of Employment within the Performance Period during which it occurs. A Participant employed by, or performing services for, a related company or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a disaffiliation, such related company or division ceases to be a related company or division, as the case may be, and the Participant does not immediately thereafter become an Employee of the Company or another related company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its related companies shall not be considered a Termination of Employment. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment of an Award conferred under this Plan that is subject to such Code Section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

SECTION 3. ADMINISTRATION

3.01 The Committee.

The Plan shall be administered by the Committee, or its designee, as defined in Section 2.01(h) and collectively referred to herein as the “Committee”. The Committee shall periodically determine, in its sole discretion, the amounts and other terms and conditions of Awards to be granted to Participants under the Plan. The Committee shall administer the Plan in accordance with applicable legal requirements. All questions of interpretation and administration with respect to the Plan and Awards made hereunder shall be determined by the Committee in its sole and absolute discretion. All determinations by the Committee shall be final and conclusive upon all persons. The Committee shall act by vote or written consent of a majority of its members and its actions shall be recorded in the minutes of the Committee. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award for a Covered Employee that is intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

3.02 Additional Powers of the Committee.

In addition to any implied powers and duties that are needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

(a) to make, amend, rescind and enforce any rules and regulations it shall deem necessary or proper for the efficient administration of the Plan;

(b) to correct administrative errors;

(c) to determine the terms and provisions for making or modifying Awards;

(d) to make all other determinations necessary or advisable for the administration of the Plan;

(e) to designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan;

(f) except to the extent prohibited by Applicable Law, to delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees; provided, however, that such delegation may be revoked at any time and all determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons; and

(g) to employ one or more persons to render advice with respect to any of its responsibilities under the Plan.

SECTION 4. PARTICIPATION

4.01 Participation.

The Committee shall designate, or determine the methodology and criteria, if any, for the designation of the Employees who are eligible to receive an Award under the Plan. In general, all Employees shall be eligible to participate in the Plan. An individual who is not an Employee shall not be eligible to participate in the Plan. Only the Committee may determine the eligibility of Employees who are Covered Employees.

4.02 Partial Performance Period Participation.

An Employee who becomes eligible after the beginning of a Performance Period and prior to the beginning of the fourth calendar quarter, may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to new hires. The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any such Employee. If an Employee participates for only a portion of a Performance Period for any reason, the Performance Criteria previously established under the Plan for that Performance Period shall apply to any Employee who becomes eligible after the beginning of the Performance Period, but his Award may be prorated. Such proration may be based on the number of days the Employee performed services during the Performance Period while a Participant in the Plan over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels, sub-groups or business segments during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level, sub-group or business segment during the Performance Period, in the Committee’s discretion. Notwithstanding anything in this Section 4.02 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Section 5.

SECTION 5. PERFORMANCE BONUS AWARDS

5.01 Establishment of Performance Criteria.

For each Performance Period, the Committee will establish in writing Performance Criteria based on one or more of the following performance measures of the Company (and/or one or more business segments or sub-groups of the Company, as applicable), applied to the Company as a whole or to a business segment or sub-group, either individually, alternatively or in any combination, and measured over the Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award criteria or by duly adopted resolution: (i) combined ratio; (ii) premium growth; and (iii) policies in force. Except as otherwise provided herein, the extent to which the Performance Criteria are satisfied will determine the amount, if any, of the Final Bonus that will be earned by each Participant (subject to Section 5.04). The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for a Performance Bonus Award for a Performance Period. If the identified Performance Criteria are not met at the minimum level established by the Committee, no Performance Bonus Awards will be paid for the applicable Performance Period. For purposes of this Plan, “policies in force” means, as of the applicable measurement date, the active policies underwritten by the Company’s Personal and Business (including workers’ compensation) Insurance Segments.

5.02 Adjustment of Performance Criteria.

Once established, the Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time a Performance Bonus Award is made and Performance Criteria are established, the Committee is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles or extraordinary charges to income.

5.03 Issuance of Awards.

For each Performance Period, the Committee may issue to Participants in the Plan, as the Committee shall determine in its sole discretion, a Target Bonus Award which is contingent on the achievement of established Performance Criteria during the Performance Period or, with respect to Employees who are not Covered Employees, the occurrence of another specified event as determined by the Committee in accordance with the terms of the Plan. In determining the nature and amount of the Target Bonus Award, the Committee shall consider, among other factors, responsibility level, and performance. Awards will be earned based upon the performance of the Company or one or more of its business segments and/or sub-groups and the attainment of the established Performance Criteria during the Performance Period. In no event shall the maximum Award that may be paid to any single Participant for any single Performance Period exceed $3,000,000.00, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year of the Company. The total amount of Performance Bonus Awards for the Performance Period will be calculated and allocated from a pool of incentive dollars established by the Company on an annual basis under an objective formula. For each Performance Period, a specified share of the pool shall be determined as the Performance Bonus Award for each Participant, provided that the total shares shall not exceed 100% of the available pool. In addition, should the

Committee exercise its discretion to reduce a Covered Employee’s Performance Bonus Award, no reduction in a Covered Employee’s Performance Bonus Award shall result in an increase in the share of another Covered Employee’s Performance Bonus Award.

Performance Criteria and Target Bonus Awards shall be established prior to the beginning of each Performance Period or as soon as practicable thereafter. If a Participant commences participation after the beginning of a Performance Period, Performance Criteria in effect for the Participant’s position shall apply for the remaining balance of the Performance Period, unless otherwise determined by the Committee within 90 days of the date the Employee becomes a Participant. In all cases where the Participant is a Covered Employee, the Performance Criteria and Target Bonus Award shall be established in no event later than 90 days following the first day of the Performance Period or after twenty-five percent (25%) of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Target Bonus Award are established. This Section 5.03 is intended to ensure compliance with the exception from Code Section 162(m) for qualified “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

5.04 Final Bonus Determinations.

At the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Criteria were met during the Performance Period for any Performance Bonus Awards for Covered Employees. If the Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Performance Bonus Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Committee will determine the Final Bonus for a Performance Period based on the Performance Criteria and other business and/or individual objectives. The Committee may adjust (up or down) any Final Bonus for Participants who are not Covered Employees on the basis of such further considerations as the Committee shall determine in its sole discretion. Subject to the maximum dollar amount for an Award provided in Section 5.03, no Final Bonus shall be greater than 200% of a Participant’s Target Bonus Award. Further, should the Committee desire to provide any additional bonus amount or payment to a Covered Employee above the Performance Bonus Award issued to the Covered Employee for the Performance Period, such payment shall be a separate bonus payment and shall not be a Performance Bonus Award, meaning it shall not be subject to or covered by Section 162(m) of the Code as performance-based compensation.

5.05 Change of Control or Potential Change of Control.

If a Change of Control or Potential Change of Control, as defined in Section 2.01(f), occurs prior to the end of a specified Performance Period, the Committee shall determine the Final Bonus in accordance with Section 5.04; provided, however, that such Final Bonus shall be determined based on the achievement of the Performance Criteria up to the date of the Change of Control or Potential Change of Control and then prorated based upon the length of time that the Participant was employed by the Company during the applicable Performance Period. The Final Bonus, thus determined, shall be paid per the terms of the Plan.

5.06 Termination of Employment.

(a) Termination of Employment Due to Retirement, Death or Disability. In the event of a Participant’s Termination of Employment by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 5.04 herein shall be reduced to reflect participation prior to termination only and as further described below.

(1) Death or Disability. If the Participant’s employment is terminated due to death or Disability, the Final Bonus, if any, shall be equal to 100% of the Participant’s Target Bonus Award, prorated by multiplying the Final Bonus by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Committee determines was the date on which the definition of Disability was satisfied. Notwithstanding the foregoing, if the Participant is a Covered Employee, the Final Bonus, if any, shall be based upon the achievement of the Performance Criteria during the applicable portion of the Performance Period and then prorated as described above.

(2) Retirement. If the Participant’s employment is terminated due to Retirement, the Final Bonus, if any, shall be based upon the achievement of the Performance Criteria during the applicable Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.

The Final Bonus, thus determined, shall be paid as soon as possible and reasonable following the Participant’s death, and if paid due to Disability or Retirement, the Final Bonus shall be paid as soon as practicable and reasonable following the end of the Performance Period in which the Disability or Retirement occurs, and shall be made at the same time payments are made to Participants who did not incur a Disability or retire during the applicable Performance Period, unless otherwise elected by the Participant as provided in any deferred compensation plan sponsored by the Company and applicable to the Participant.

(b) Termination of Employment for Other Reasons. In the event of a Participant’s Termination of Employment before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, Disability or involuntary termination by the Company other than for “Cause”, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Committee in its sole discretion. Except as provided in Section 5.06(a), only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Bonus earned for the Performance Period, unless otherwise determined by the Committee in its sole discretion. Payment of the Final Bonus shall be made at the same time payments are made to Participants who did not have a Termination of Employment during the applicable Performance Period, unless otherwise elected by the Participant as provided in any deferred compensation plan sponsored by the Company and applicable to the Participant. For purposes of this Section whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties.

(c) Other Forfeiture Events. The Committee may, in its discretion, require that all or any portion of a Final Bonus be subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Committee may, in its discretion, also require repayment to the Company of all or any portion of a Final Bonus if the amount of the Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement or amendment to a previously filed financial statement and the amount of the Final Bonus would have been lower than the amount actually paid to the Participant had the financial results been properly reported, and the Committee shall require repayment to the Company of any Final Bonus to the extent such repayment is required by law. Further, the Committee may, in its discretion, require that all or any portion of a Final Bonus paid to a Participant for the current or immediately preceding Performance Period be forfeited and returned to the Company if the Participant directly or indirectly solicits or causes to be solicited, or in any other way is responsible for, an offer of employment to be made to any Employee of the Company for twelve months after such Participant’s Termination of Employment from the Company, without the prior written consent of the Company. This Section 5.06(c) shall not be the Company’s exclusive remedy with respect to such matters. This Section 5.06(c) shall not apply after a Change in Control or Potential Change in Control except if required by law. Notwithstanding the foregoing, if the Company adopts any policy requiring the repayment of bonus amounts due to financial restatements or other identified conduct (collectively, a “Clawback Policy”), the provisions of such Clawback Policy shall also apply to the Plan and in the event of any inconsistency between the Plan and the Clawback Policy, the terms of the Clawback Policy, as applicable, shall govern.

5.07 Payment of Performance Bonus Awards.

Each Participant’s Final Bonus, as determined by the Committee, shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on the last business day occurring on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delay, payment shall in no event be made later than the December 31st of the taxable year following the year in which the Final Bonus was earned. Other withholdings may include, but not be limited to, amounts previously elected to be deferred to a tax-qualified or non-qualified retirement or deferred compensation plan. In addition, the Committee may provide for deferred payment of any Final Bonus to a specified date or to a date not less than six months after Termination of Employment, in compliance with the requirements of Code Section 409A, as applicable.

SECTION 6. CASH BONUS AWARDS

6.01 Additional Cash Bonus Awards.

Senior Leadership (i.e., business segment leaders or their designees, a “Leader”) may also issue and pay “spot” Cash Bonus Awards at any other time as such Leader, in his discretion, determines to be appropriate in order to reward an Employee (who is not a Covered Employee) for exemplary performance results, as determined by the Leader in his sole discretion. Any such Cash Bonus Awards are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m).

6.02 Payment of Cash Bonus Awards.

The Leader may, but shall not be required to, issue Cash Bonus Awards to one or more Participants, including, but not limited to, a Participant to whom a Performance Bonus Award has been designated pursuant to Section 5 above (other than a Covered Employee). A Cash Bonus Award as determined by the Leader shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, no later than the last business day occurring on or before the 15th day of the third month after the end of the Performance Period for which the Cash Bonus Award was made.

SECTION 7. PAYMENT OF AWARDS

7.01 Awards Solely from General Assets.

The Awards under the Plan shall be paid solely from the general assets of the Company. Nothing herein shall be construed to require the Company or the Board to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other party claiming an interest in amounts earned under the Plan shall have any right against, right to, or security or other interest in, any fund, account, or asset of the Company from which the payment pursuant to the Plan may be made. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

7.02 Plan Expenses.

All reasonable expenses of administering the Plan shall be paid by the Company.

SECTION 8. AMENDMENT AND TERMINATION

8.01 Amendment of Plan.

Except as otherwise provided in Section 8.02, the Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he has already become entitled, as determined under Sections 5 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

8.02 Change in Control.

Notwithstanding Section 8.01, above, on or after the occurrence of a Change in Control, no direct or indirect alteration, amendment, suspension, termination or discontinuance of the Plan, no establishment or modification of rules, regulations or procedures under the Plan, no interpretation of the Plan or determination under the Plan, and no exercise of authority or discretion vested in the Committee under any provision of the Plan (collectively or individually, a “Change”) shall be made if the Change: (a) is not required by Applicable Law or necessary to meet the requirements of Rule 16b-3, Code Section 162(m) or Code Section 409A;, and (b) would have the effect of:

(a) eliminating, reducing or otherwise adversely affecting a Participant’s, former Participant’s or beneficiary’s rights with respect to any Award granted prior to the Change in Control;

(b) altering the meaning or operation of the definition of Change in Control in Section 2.01(f) (and of the definition of all the defined terms that appear in the definition of Change in Control), the provisions of this 0, or any rule, regulation, procedure, provision or determination made or adopted prior to the Change in Control pursuant to this 0 or any provision in any rule, regulation, procedure, provision or determination made or adopted pursuant to the Plan that becomes effective upon the occurrence of a Change in Control (collectively, the “Change in Control Provisions”); or

(c) undermining or frustrating the intent of the Change in Control Provisions to secure for Participants, former Participants and beneficiaries the maximum rights and benefits that can be provided under the Plan.

Upon and after the occurrence of a Change in Control: (1) all rights of all Participants, former Participants and beneficiaries under the Plan (including without limitation any rules, regulations or procedures promulgated under the Plan) shall be contractual rights enforceable against the Company and any successor to all or substantially all of the Company’s business or assets; and (2) any Award (i) shall be deemed to have been earned at the annual target amount, regardless of whether the specified Performance Criteria have been satisfied and (ii) shall be payable immediately following the Change in Control. These Change in Control Provisions may be altered, amended or suspended at any time before the date on which a Change in Control occurs; provided, however, that any alteration, amendment or suspension of the Change in Control Provisions that is made before the date on which a Change in Control occurs, and at the request of a person who effectuates the Change in Control, shall be treated as though it occurred after the Change in Control and shall be subject to the restrictions and limitations imposed by the preceding provisions of the immediately preceding paragraph.

8.03 Other Plans.

Nothing herein shall preclude the Committee from authorizing or approving other plans or forms of incentive or bonus compensation. The Committee shall have the right to determine the extent to which any Participant shall participate in this Plan in addition to any other plan or plans of the Company in which he shall participate.

SECTION 9. MISCELLANEOUS

9.01 No Right to Employment.

The receipt of an Award under the Plan shall not give any Employee any right to continued employment by the Company, nor shall it limit or interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise. No person shall have any claim or right to be granted an Award under this Plan and the receipt of an Award shall not give an Employee the right to receive any subsequent Award.

9.02 Nontransferability.

No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

9.03 Recipient of Payment.

(a) Except as otherwise provided in paragraph (b), below, any Award under the Plan shall be paid to the Participant, or to the Beneficiary of a deceased Participant.

(b) If the Committee deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Committee may, in its sole discretion: (1) apply such amount directly for the comfort, support and maintenance of such person; (2) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (3) pay such amount to any person selected by the Committee to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (4) with respect to any amount due to a minor, deposit such amount to his credit in any savings or commercial bank of the Committee’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides.

(c) If a payment is made under the Plan to a third party pursuant to Section 9.04(b), above, the Plan, the Board, the Committee and the Company shall be relieved, to the fullest extent permitted by law, of any obligation to make a duplicate payment to or on behalf of the Participant or Beneficiary.

9.04 Taxes.

The Committee may make any appropriate arrangements to deduct from amounts otherwise payable to a Participant any taxes that the Committee believes to be required to be withheld by any government or governmental agency in respect of an Award. The Participant and/or his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

9.05 Headings.

Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

9.06 Severability.

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein. In addition, if any provision of the Plan inadvertently causes an Award granted under the Plan to be “nonqualified deferred compensation” within the meaning of Code Section 409A, then such Award shall be construed and enforced as if the provision had never been inserted therein.

9.07 Governing Law.

The Plan and all agreements hereunder shall be construed, administered, and regulated in accordance with the laws of the State of Ohio (excluding the choice of law provisions thereof), except as to matters pre-empted or governed by federal law.

9.08 Gender and Number.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

9.09 Successors.

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

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	E02280-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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STATE AUTO FINANCIAL CORPORATION		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees: 01) Robert E. Baker 02) Thomas E. Markert
The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5, 6 and 7:		For	Against	Abstain				For	Against	Abstain
2.	Proposal to amend the Company’s Code of Regulations to provide an exclusive forum for the adjudication of certain legal actions.	☐	☐	☐	7.	Advisory Vote - Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders.		☐	☐	☐
3.	Proposal to amend the Company’s 2009 Equity Incentive Compensation Plan.	☐	☐	☐	NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
4.	Proposal to adopt the Company’s Outside Directors Restricted Share Unit Plan.	☐	☐	☐
5.	Proposal to adopt the Company’s One Team Incentive Plan.	☐	☐	☐
6.	Ratification of selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2016.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

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E02281-TBD

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of

State Auto Financial Corporation

The undersigned hereby appoints Michael E. LaRocco, and in the event he is unable to so act, any one or both of Steven E. English and Melissa A. Centers, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 6, 2016, at 11:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1, FOR Proposals 2, 3, 4, 5, 6 and 7 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 6, 2016.

STATE AUTO FINANCIAL CORPORATION

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 8, 2016
Date: May 6, 2016 Time: 11:00 a.m. local time
Location: Principal Executive Offices
518 East Broad Street Columbus, Ohio

You are receiving this communication because you hold shares in the company named above

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NOTICE AND PROXY STATEMENT        ANNUAL REPORT

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Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:

	01)	Robert E. Baker
	02)	Thomas E. Markert

The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5, 6 and 7:

2.	Proposal to amend the Company’s Code of Regulations to provide an exclusive forum for the adjudication of certain legal actions.

3.	Proposal to amend the Company’s 2009 Equity Incentive Compensation Plan.

4.	Proposal to adopt the Company’s Outside Directors Restricted Share Unit Plan.

5.	Proposal to adopt the Company’s One Team Incentive Plan.

6.	Ratification of selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2016.

7.	Advisory Vote - Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders.

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.